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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CIBER, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111

April 1, 2005
To our Stockholders:

        You are cordially invited to electronically attend the Annual Meeting of Stockholders of CIBER, Inc. Our Annual Meeting will be held only via the Internet at www.ciber.com/cbr/annualmeeting on Tuesday, May 3, 2005 at 9:30 a.m. Mountain Daylight Time.

        The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the actions we expect to take at this Annual Meeting.

        Included with the Proxy Statement are excerpts from our Annual Report on Form 10-K for the year ended December 31, 2004. We encourage you to read the excerpts from our Form 10-K, which include our audited financial statements, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations and information about our operations, markets, risks and services.

        Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the Internet meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See "Voting Via the Internet or By Telephone" in the Proxy Statement for more details. Returning the Proxy or voting telephonically or electronically does NOT deprive you of your right to attend the Internet meeting and to vote your shares for the matters acted upon at the meeting We invite you to attend the Internet meeting and vote your shares online before the close of voting by going to www.ciber.com/cbr/annualmeeting.

Sincerely,

Bobby G. Stevenson
 Chairman of the Board

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111

NOTICE OF THE 2005 ANNUAL MEETING OF STOCKHOLDERS

NOTICE TO THE STOCKHOLDERS OF COMMON STOCK OF CIBER, INC.

        The 2005 Annual Meeting of Stockholders of CIBER, Inc., a Delaware corporation, will be held via the Internet at www.ciber.com/cbr/annualmeeting on Tuesday, May 3, 2005 at 9:30 a.m. Mountain Daylight Time for the purposes stated below. These items of business are fully described in the attached Proxy Statement.

  1.
  To elect two (2) Class II Directors to serve for a term of three years.

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2005.

  3.
  To transact any other business that may properly come before the Meeting, or any adjournment or postponement of the Meeting.

        The Board of Directors of the Company fixed the close of business on March 7, 2005 as the Record Date for determining those Stockholders who are entitled to receive notice of and to vote at the Meeting, or any adjournment or postponement of the Meeting. Only Stockholders of the Company's Common Stock at the close of business on March 7, 2005 will receive notice of the Meeting and voting materials. A list of Stockholders entitled to vote at the Meeting will be available for examination for a period of ten days before the Meeting both in person at the Company's corporate offices and electronically, and electronically during the Meeting. Stockholders may examine the list for purposes related to the Meeting. Instructions for viewing the Stockholder list appear in the Proxy Statement.

        You are cordially invited to join us via audio web cast at CIBER's 2005 Annual Meeting.

By order of the Board of Directors,

Mac J. Slingerlend
President, Chief Executive Officer and Secretary
Greenwood Village, Colorado
April 1, 2005

Please Vote!—Your Vote Is Important

        Whether or not you plan to attend the Internet meeting, please complete, sign, date and return the accompanying Proxy in the postage paid envelope or vote electronically via the Internet or by telephone.

CIBER, Inc.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 3, 2005

ANNUAL MEETING INFORMATION

        This Proxy Statement and the accompanying Proxy are sent to you on behalf of the Board of Directors of CIBER, Inc., a Delaware corporation (the "Company," "we" or "us"), in connection with the solicitation of Proxies for use at the Company's 2005 Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting"). This Proxy Statement describes proposals to be presented for Stockholder approval at the Annual Meeting, or any adjournments or postponements of the Meeting. The enclosed Proxy is your ballot (the "Proxy"), which you will use to record your vote on each of the proposals. This Proxy Statement and the accompanying Proxy are first being mailed or sent via electronic communication to Stockholders of record of CIBER's Common Stock, $.01 par value per share (the "Common Stock"), on or about April 1, 2005.

Attend the 2005 Annual Meeting via the Internet	The Annual Meeting of Stockholders will be held via the Internet at www.ciber.com/cbr/annualmeeting on May 3, 2005 at 9:30 a.m. MDT. The Board and management of CIBER encourage you to attend the Annual Meeting electronically.
Register to Participate in the Electronic Meeting	Log on to www.ciber.com/cbr/annualmeeting at least fifteen (15) minutes prior to the start of the Meeting. You will find detailed instructions in accompanying materials.

Ask Questions: Questions that would be appropriate to raise in person and that relate to the purpose of the Meeting will be accepted via email from Thursday, April 28, 2005 until the floor is closed to questions during the Meeting. To submit questions, access the Annual Meeting web site and select "Questions."

Vote: Stockholders who attend the Annual Meeting via the Internet may electronically submit a vote or change or revoke a prior vote until the polls are officially closed. See page 2, Casting Your Vote, for details.
List of Stockholders
A list of Stockholders entitled to vote at the Annual Meeting (the "List") will be available for inspection by Stockholders for purposes related to the Annual Meeting. The List will be available for inspection in both paper and electronic format for a period of ten (10) days prior to the Annual Meeting and throughout the time that the Annual Meeting is in session. The Company has taken reasonable steps to ensure that information contained in the List will be made available only to eligible Stockholders. To examine the List, please telephone the Company's Investor Relations Department (303-267-3828) and ask to speak with Mr. Douglas Eisenbrandt. Upon verification that you are entitled to examine the List, you will be scheduled for an appointment to review the List at the Company's corporate office or provided with a login, password and instructions to enter a secure web site link.

AGENDA

Stockholders are asked to consider and to vote upon the following proposals:

Proposal No. 1 See page 6	To elect two (2) Class II Directors to serve as members of the Board of Directors until the 2008 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.
Proposal No. 2 See page 26	To ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2005.
Other Business	To consider other business that may properly come before the Annual Meeting.

To date, the Company is not aware of any other business to be presented for consideration at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons designated as agents in the enclosed Proxy will vote on those matters in accordance with their best judgment.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Your Proxy is solicited by the Board of Directors of the Company.

Record Date	Only Stockholders of the Company's Common Stock, $.01 par value, at the close of business on March 7, 2005 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 62,660,255 shares of Common Stock outstanding.
Casting Your Vote
For each proposal, Stockholders are entitled to cast one vote for each share of Common Stock held on the Record Date. Shares of Common Stock may not be voted cumulatively. You may cast your vote by any of the methods listed below. Please refer to the detailed instructions included with your Proxy for submission deadlines and step-by-step instructions.
	•	Vote by Mail. Complete, date and sign your Proxy. Mail it in the pre-paid envelope provided so that it reaches us before the deadline specified on the Proxy.
•
Vote by Telephone. Call the toll free telephone number provided with your Proxy and, with the Proxy card in hand, follow the instructions. The deadline for telephone voting is 11:59 p.m. Eastern Daylight Time on May 2, 2005.
•
Vote by Internet. Use your computer to access the website listed on the voting form and, with the Proxy card in hand, record your vote. The deadline for Internet voting is 11:59 p.m. Eastern Daylight Time on May 2, 2005.

•
Vote by Internet during the Annual Meeting. You may vote electronically during the Annual Meeting, prior to the announcement that the polls are closed. To vote electronically during the Annual Meeting: (1) log on to www.ciber.com/cbr/annualmeeting and, with the Proxy card in hand, register to enter the Annual Meeting web site; (2) select the "Vote" button and complete the questions that verify your eligibility to vote; and (3) characterize the nature of your vote (i.e., first vote, withdrawal of prior vote, etc.).
Quorum and Election	IVS Associates has been selected to tabulate the votes and to act as Inspector of Elections.

Quorum. The Company's bylaws provide that the presence, in person or by Proxy, of the holders of not less than a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to conduct business at an Annual Meeting. Since attendance in person is usually low, a quorum can only be achieved by Stockholder participation by Proxy. Please complete your Proxy and return it promptly.
Election. Delaware law and the Company's bylaws provide the following:
•
Election of Directors. Directors shall be elected by a plurality of shares present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors. A director wins by "plurality" when he or she receives more votes than the number of votes cast for any other nominee.
•
Matters other than the election of directors. In all matters to be presented at the Annual Meeting other than the election of Directors, the affirmative vote of a majority of shares present in person or by Proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the Stockholders.
Tabulation of Your Proxy	The Inspector of Elections will tabulate your Proxy as follows:
	•	All shares represented by a properly executed Proxy will be voted at the Annual Meeting in accordance with your instructions, unless you have taken steps to revoke or withdraw your Proxy.
	•	Shares that are voted WITHHOLD or ABSTAIN will be counted as "present" for quorum purposes, but will have the same effect as voting against a proposal.
•
"Broker non-votes" are Proxies for shares held in record name by brokers or nominees, for which (i) instructions have not been received from the beneficial owner or person entitled to vote and (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity. Broker non-votes are counted as "present" for quorum purposes, but they are treated as not entitled to vote on the matter. Therefore, broker non-votes are not counted for purposes of determining whether Proposals No. 1 and No. 2 have been approved.

Under the rules of the New York Stock Exchange ("NYSE"), on certain routine matters, brokers may, in their discretion, vote the shares they hold in "street name" on behalf of the beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors (Proposal No. 1) and the ratification of the independent auditor (Proposal No. 2).
•
If you sign and date your Proxy but do not provide instructions, your shares will be voted FOR ALL Board of Directors' nominees for Class II Director (Proposal No. 1) and FOR the ratification of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2005 (Proposal No. 2).
•
In addition to executing your voting instructions, the persons named in the Proxy will have discretionary authority to vote all Proxies with respect to additional matters that may be properly presented for action at the Annual Meeting. The Company is not aware of any other business to be presented at the Annual Meeting.
You May Revoke or Change Your Proxy	At any time prior to final tabulation of the votes on May 3, 2005, you may change your vote or revoke your Proxy by following one of the procedures set forth below:
•
Deliver a letter, signed and in writing, to the Secretary of the Company stating your desire to revoke your Proxy. The letter must be dated later than the date stated on the Proxy you wish to revoke. Address the letter to CIBER, Inc., Corporate Secretary, 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111.
•
Deliver a Proxy bearing a date later than the Proxy you wish to revoke to ADP Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717. You may use any available voting method to deliver your new Proxy, but the new Proxy must be received by ADP before the deadline for mail, telephone or Internet voting.
•
Attend the Annual Meeting via the Internet and submit your vote prior to the close of the polls. Follow the instructions for voting online during the Annual Meeting, which appear earlier in this section of this Proxy Statement. Please note, attending the electronic Meeting will not, absent specific instructions from you, revoke or alter your Proxy.
Proxies of Executive Officers and Directors
As a group, the executive officers and directors of the Company own or may be deemed to control approximately 15% of the outstanding shares of Common Stock of the Company. Each of the executive officers and directors has indicated his intent to vote all shares of Common Stock owned or controlled by him FOR ALL of the candidates nominated by the Board to fill Class II Director positions described in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2005. Please refer to the table entitled Security Ownership of Certain Beneficial Owners and Management located on page 18 for additional information.

Persons Making This Proxy Solicitation
This Proxy Solicitation is made by and on behalf of the Board of Directors. The proposals described in this Proxy Statement were unanimously approved and authorized for Stockholder consideration by the Board of Directors of CIBER. To date, no director has retracted his support for any proposal appearing on the agenda or notified the Company of his intention to oppose the same.

Solicitation of Proxies for use at the Annual Meeting may be made by regular mail, by e-mail or in person by directors, officers and regular employees of the Company. These individuals will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to those beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. The Company will bear the entire cost of solicitation of Proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional information furnished to Stockholders.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

        Stockholders may submit proposals on matters appropriate for Stockholder action at the Company's annual Stockholder meetings. To have your proposal included in the Company's Proxy Statement and form of Proxy and to properly bring your proposal before an annual meeting, (1) you must be eligible to make the proposal; (2) your proposal must be appropriate for Stockholder action at an annual meeting; and (3) your proposal must be presented in writing and received by the Secretary of the Company at its principal executive offices not less than 120 calendar days before the date the Company's Proxy Statement was released to Stockholders in connection with the previous year's annual meeting. Proposals submitted after December 1, 2005 will be considered untimely and will not be eligible for inclusion in the Proxy Statement and on the form of Proxy for the 2006 annual meeting, and will not be considered at the meeting. To be included in the Company's Proxy Statement, all proposals must conform to the procedures established by the Securities and Exchange Commission ("Commission") in Section 14a-8 of the Securities Act of 1934, as amended (the "Exchange Act"). The persons named in the Company's Proxy will have discretionary authority to vote all Proxies with respect to any untimely proposals. Stockholder notices regarding proposals must be received no later than the deadline set forth above and contain the specific information required by the Company's bylaws. Stockholders will be furnished a copy of CIBER's bylaws, without charge, upon written request to the Corporate Secretary. Please address Stockholder proposals to: Corporate Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111.

PROPOSAL No. 1—ELECTION OF DIRECTORS

Background	Each year at the Company's Annual Meeting of Stockholders, directors constituting approximately one-third of the Board are elected for a three-year term or until a successor is duly elected and qualified. The terms of current directors, Mr. Mac Slingerlend and Mr. James A. Rutherford, who were elected by Stockholders in 2002 to fill the Class II positions, and the term of Dr. James C. Wetherbe, who was appointed by the directors in February 2005 to fill a new Class II position, will expire at this 2005 Annual Meeting. Mr. Rutherford has advised the Board of his desire to retire from Board service and, consequently, Mr. Rutherford is not standing for re-election at this Annual Meeting. The terms of the Class I Directors, Mr. Bobby G. Stevenson, Mr. Peter H. Cheesbrough and Mr. James C. Spira, will expire in 2007. The terms of the Class III Directors, Mr. Paul A. Jacobs, Mr. Archibald J. McGill and Mr. George A. Sissel, will expire in 2006.

Pursuant to the Company's bylaws, vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy, including a vacancy created by an increase in the Board, serves for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
Description of Proposal No. 1
Proposal No. 1 asks you to elect two (2) individuals to serve as Class II Directors for the ensuing three year term, to expire in 2008, or until a successor is elected and qualified. The Nominating/Corporate Governance Committee, with the approval of the non-incumbent members of the Board, has nominated for re-election, Mr. Mac Slingerlend and for election, Dr. James C. Wetherbe (the "Director Nominees").
The Company has received no Stockholder proposal or nomination of any other person to stand for election as Class II Directors, timely or otherwise.

TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The text of Proposal No. 1, as you will see it printed on your Proxy is as follows: "To elect the following nominees for Class II Director: Mac J. Slingerlend and James C. Wetherbe."

        Shares represented by Proxies that are not marked to "WITHHOLD ALL" authority to vote for the Director Nominees, or "FOR ALL EXCEPT" a specified individual that you must name, will be voted FOR the election of the Director Nominees. Should the Director Nominees become unavailable or unwilling to serve as directors, persons named in the Proxy intend to cast votes for which they hold Proxies in favor of the election of such other person as the Board may designate. The Board knows of no reason why Mr. Slingerlend or Dr. Wetherbe would be unable or unwilling to serve on the Board. Biographical information about Director Nominees and each of the other directors is located on pages 7-10 of this Proxy Statement in the section entitled "Directors and Executive Officers."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" OF THE NOMINEES

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the Company's directors and executive officers, their ages, positions currently held with the Company, the year elected as director or appointed as officer and class of directorship. Directors are elected to serve three year terms, or until a successor is elected and qualified. Executive officers serve at the pleasure of the Board for a term of one year, subject to review and renewal annually. For information about the ownership of the Company's voting securities held by each director, director nominee or executive officer, see "Securities Ownership of Certain Beneficial Owners and Management." Information about director nominees is indicated by an asterisk (*) in the table below and in the narrative following the table.

Name	Age	Position	Served as Officer or Director Since	Class (Term Exp.)
Bobby G. Stevenson	62	Chairman of the Board and Founder	1974	Class I (2007)
Mac J. Slingerlend*	57	Chief Executive Officer, President, Secretary and Director	1989	Class II (2005)
Edward Longo(1)	61	Chief Operating Officer, Executive Vice President	2002	—
David G. Durham	43	Chief Financial Officer, Senior Vice President and Treasurer	1995	—
Terje Laugerud	53	President & Chief Executive Officer—CIBER Europe	2003	—
Wally Birdseye	60	Senior Vice President—Federal Practice	1997	—
James A. Rutherford	59	Director	1994	Class II (2005)
Archibald J. McGill	73	Director	1998	Class III (2006)
James C. Spira	62	Director	1994-98 and 2002	Class I (2007)
George A. Sissel	68	Director	2002	Class III (2006)
Peter H. Cheesbrough	53	Director	2002	Class I (2007)
James C. Wetherbe*	56	Director	2005	Class II (2005)
Paul A. Jacobs	65	Director	2005	Class III (2006)

(1)
Mr. Longo is retiring from the Company effective April 30, 2005.

Bobby G. Stevenson	Mr. Stevenson is Chairman of the Board of Directors, a Class I Director and one of the founders of the Company. Mr. Stevenson served as Vice President in charge of recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. As Chief Executive Officer from 1977 to 1998, he was responsible for all operations of the Company. Mr. Stevenson has been a member of the Board of Directors of the Company since its inception.

Mac J. Slingerlend*
Mr. Slingerlend is a Class II Director and serves the Company as President, Chief Executive Officer and Secretary. Mr. Slingerlend has been nominated to stand for re-election at this Annual Meeting to fill one of the upcoming Class II vacancies. Mr. Slingerlend joined the Company in January 1989 as Executive Vice President and Chief Financial Officer and was first elected as a director in 1994. He was promoted to President and Chief Operating Officer in 1996, elected Chief Executive Officer in March 1998 and Secretary in August 1998. Prior to 1989, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries.
Edward Longo
Mr. Longo joined the Company in May 2002. Although he will be retiring from the Company effective April 30, 2005, Mr. Longo has served as Executive Vice President and Chief Operating Officer, responsible for all of CIBER's domestic operations, including our Custom Solutions and CIBER Enterprise Solutions Divisions. From October 2000 until he joined CIBER, Mr. Longo was President and Chief Operating Officer of Decision Consultants, Inc., a Michigan corporation, acquired by CIBER as of May 6, 2002. Mr. Longo served as President and Chief Operating Officer of Renaissance Worldwide, Inc. from July 1999 to October 2000, and served from 1979 to 1999 in varying capacities with Keane, Inc., which culminated in service as Senior Vice President of Operations. During his tenure at Keane, Mr. Longo rose to become responsible for all custom outsourcing and staffing solutions.
David G. Durham
Mr. Durham joined the Company in May 1995. He was promoted to the office of Chief Financial Officer and Treasurer in January 2001. Previously, as Senior Vice President, Mr. Durham was responsible for various financial and operating tasks within the Company and also served as Chief Financial Officer of Waterstone, Inc., a CIBER subsidiary. Prior to joining the Company, Mr. Durham served as Vice President and Chief Financial Officer of Spencer & Spencer Systems, Inc. of St. Louis, Missouri, which was acquired by CIBER in 1995.
Terje Laugerud
Mr. Laugerud joined the Company as Chief Executive Officer of CIBER Europe in January 2003 following the Company's acquisition of ECsoft Group plc. From 1994 to 2000, Mr. Laugerud was the Chief Executive Officer of ECsoft and a non-executive director until May 2002. Mr. Laugerud has over twenty years of experience in the information technology industry.
Wally Birdseye
Mr. Birdseye joined the Company in July 1997 as the result of the acquisition of KCM, Inc. and was promoted to President of the Company's Federal Solutions Division in 2002. Prior to joining KCM, Mr. Birdseye was a Vice President of Information Management Consultants, Inc. and, from 1976 to 1996, Vice President and General Manager of Wang Laboratories, Federal Systems Division. Before working at Wang, Mr. Birdseye was with Scope Electronics from 1967 to 1968 and from 1970 to 1975. He was also in the U.S. Army from 1969 to 1970.

James A. Rutherford
Mr. Rutherford is a Class II Director and has been a director of the Company since February 1994. Mr. Rutherford has elected not to stand for re-election at this Annual Meeting and will be retiring from the Board in May 2005. He is currently a managing director of Wingset Investments Ltd. and Rigger & Stern Capital Management, LLC, private venture capital management companies located in the Columbus, Ohio area. Prior to forming Wingset, Inc. in 1995, Mr. Rutherford was one of the founders of Goal Systems International, Inc. where he served in various executive positions, including Chief Executive Officer, and as a director from its incorporation in 1977 until its sale in 1992. Mr. Rutherford is also a director of several private corporations.
Archibald J. McGill
Mr. McGill has been a Class III Director since September 1998. Mr. McGill has served in executive capacities at IBM and AT&T and was President of Rothschild Venture Capital. He is on the board of directors of several small high-technology companies. From 1985 to the present, Mr. McGill has been the President of Chardonnay, Inc., a venture capital investment company.
James C. Spira
Mr. Spira has been a Class I Director of the Company since March 2002. Mr. Spira previously served as a director of the Company from September 1994 until October 1998. Mr. Spira currently serves as the non-executive Chairman of the Board of Brulant, Inc., a Cleveland, Ohio area privately held information services company. He has been a director of Brulant since 1997 and assumed the Chairmanship of the Board in September 2003. Mr. Spira served as President and Chief Operating Officer of American Greetings Corporation from 2001 until his retirement in July 2003. From 1995 to 2001, he was managing partner of Diamond Technology Partners, Inc., a Chicago, Illinois-based management consulting firm providing program management services to design and deploy technology-enabled business strategies. Prior to that time, Mr. Spira was co-founder, President and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm doing business with multi-national companies from 1974 to 1991.
George A. Sissel
Mr. Sissel is a Class III Director. Mr. Sissel became a director of the Company in May 2002. He is the former Chairman and Chief Executive Officer of Ball Corporation, and continues to serve as a director. Mr. Sissel joined Ball Corporation in 1970, assumed the positions of President and CEO in 1994 and Chairman of the Board in 1996. Mr. Sissel currently serves as the Chairman of the Board of the University of Colorado Foundation and on advisory boards at the University of Colorado at Boulder and the University of Colorado at Denver. He also serves on the Board of the Colorado Association of Commerce and Industry.

Peter H. Cheesbrough
Mr. Cheesbrough has been a Class I Director and Chairman of the Audit Committee since November 2002. He is currently Chief Financial Officer of Navigant Biotechnologies, Inc. From 1999-2000, Mr. Cheesbrough was Senior Vice President Finance and CFO of Quovadx, Inc. From 1985 to 1999, he was employed by Echo Bay Mines Ltd, a public international gold mining company, as Vice President/Controller (1985-1993) and Senior Vice President Finance and CFO (1993-1999). Prior to 1985, he served in executive financial positions with two Canadian public companies. Prior to that time, Mr. Cheesbrough was an audit and tax manager for Coopers & Lybrand (now Pricewaterhouse Coopers) in England and Canada. Since 1996, Mr. Cheesbrough has served on the board of Health Grades, Inc. where he is currently a member of both the Audit and Compensation Committees. He is a member of the Institute of Chartered Accountants in Alberta and a Fellow of the Institute of Chartered Accountants in England and Wales.
James C. Wetherbe, PhD*
Effective February 23, 2005, Dr. Wetherbe accepted the invitation of the Board to become a Class II Director. Since July 1993, Dr. Wetherbe has been a director of Best Buy Co., Inc. where he also serves as chair of their Long Range and Strategic Planning Committee and as a member of their Compensation and Human Resources Committee. From 1993 to 2000, Dr. Wetherbe was the FedEx Professor of Excellence in MIS at the University of Memphis, a Professor of MIS and Director of the MIS Research Center at the University of Minnesota from 1980 to 2000 and a Professor of MIS at the University of Houston from 1977-1980. Dr. Wetherbe is currently the Bobby G. Stevenson Chaired Professor of Information Technology and Executive Director for Internet Buyer Behavior at Texas Tech University. He has held this position since 2000 when the professorship was created and Texas Tech selected him to fill the chair. In addition, Dr. Wetherbe has held several positions in industry as a Chief Information Officer, consultant and account manager. He is an internationally known author of 21 books and speaker on the use of computers and information systems to improve organizational performance and competitiveness.
Paul A. Jacobs
Effective February 23, 2005, Mr. Jacobs accepted the invitation of the Board to become a Class III Director. Mr. Jacobs is a founding partner in the law firm of Jacobs Chase Frick Kleinkopf & Kelley LLC, a Denver mid-size law firm formed in 1995. Mr. Jacobs was the driving force behind Denver's 1990 Major League Baseball Expansion bid and served as Executive Vice President and General Counsel of the Colorado Rockies from the inception of the franchise in 1991 through February 1995. Prior to that, Mr. Jacobs practiced at the Denver law firm of Holme Roberts & Owen for 24 years, representing a variety of businesses and entrepreneurs in corporate finance, mergers and acquisitions, business planning and real estate matters. Mr. Jacobs is currently a director of the American Jewish Committee and of the Colorado Sports Hall of Fame.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Transactions with management and others.    Consistent with provisions of the Sarbanes-Oxley Act of 2002, CIBER, Inc. has adopted a policy prohibiting loans to officers and directors.

        In July 1999, the Company entered into a promissory note with Mr. Joseph A. Mancuso, in the initial principal amount of $300,000, to assist with the purchase of a home. Mr. Mancuso is currently Regional Vice President of the Commercial Practice of CIBER's Custom Solutions Division. The promissory note required partial repayment annually, with the balance payable in full in five years or sooner in the event that Mr. Mancuso is no longer an employee of CIBER. The loan was secured by a second mortgage on Mr. Mancuso's residence. The note was repaid and expired according to its terms in July 2004 and will not be renewed or amended. Imputed interest reported on Mr. Mancuso's 2004 Form W-2 was $4,926.00.

        Since January 2002, the Company has annually entered into a vendor agreement with CustomDepot.com for the design, manufacture and provision of custom logo paraphernalia for the CIBER gear program and for use at marketing events (the "Agreement"). This non-exclusive Agreement is one of several entered into with various companies in the ordinary course of business that provide logo-bearing paraphernalia for Company events. The products and services are provided at or below market rates charged by third party vendors. CustomDepot.com is owned and operated by Ms. Terra Emerson, daughter of the Company's President, Chief Executive Officer and Secretary. Neither Mr. Slingerlend, nor any officer or director of the Company, has a pecuniary or beneficial interest in CustomDepot.com. In 2004, the Company paid CustomDepot.com a total of $236,893 for products and services.

        Mr. Paul Jacobs, who was appointed by the Board as a Class III Director in February 2005, is a partner in the law firm of Jacobs Chase Frick Kleinkopf & Kelley LLC. The law firm has provided certain limited and specialized legal services to the Company in the last two years; however, the fees paid to the firm were not material to the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities file initial reports of ownership and changes in ownership of such securities with the Commission and the Company. Based solely upon its review of copies of the Section 16(a) reports received by the Company, and written representations from certain reporting persons, the Company believes that during the year ended December 31, 2004, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements, including the accelerated filing requirements under Sarbanes-Oxley, with three exceptions. The Form 4, Statement of Changes of Beneficial Ownership, for Mr. Bobby Stevenson's sale of 10,000 shares of CIBER stock at $9.025/share on June 2, 2004, instead of being filed timely on June 8, 2004, was filed August 10, 2004 following notification of the trade to the Company by Stifel, Nicolaus & Company, Incorporated on August 10, 2004. The Form 4 for a grant to Mr. Peter Cheesbrough of 5,000 shares of CIBER stock at $8.74/share on November 18, 2004, instead of being timely filed on November 22, 2004, was filed on December 3, 2004. The Form 4 for a grant to Mr. David Durham of 12,000 shares of CIBER stock at $8.26/share, instead of being timely filed on February 3, 2004, was filed on February 20, 2004 and an amendment to the Form 4 was filed on February 25, 2004. The Forms 4 for Mr. Cheesbrough and Mr. Durham were filed following late internal notification of the grants.

CORPORATE GOVERNANCE PRACTICES

        The Board met 11 times in 2004, including four regularly scheduled meetings (held quarterly) and seven special meetings. Each director, including incumbents, participated either in person or by conference telephone in at least seventy-five percent (75%) of all the board meetings and committee meetings (of which such director was a member) held in 2004. Each director attended the annual meeting of Stockholders last year. Each director is expected to attend the Annual Meeting. The Company has a regularly scheduled Board meeting on the same day as the annual meeting of Stockholders each year, and all directors are generally in attendance at both meetings.

Corporate Governance

        The Company has had informal governance standards in place since the Company's inception in 1974 that have evolved to accommodate the Company's growth over the years. However, the Board has now adopted formal Corporate Governance Principles (the "Principles") to address matters of corporate governance including but not limited to Board composition and leadership, Board member qualifications, compensation, tenure and succession, Board organization and operation and committee responsibilities. In February, 2005, the Board adopted additional guidelines addressing term and age limits and service on additional public company boards and audit committees. The Principles can be found on the Company's website at www.ciber.com under Investors, or you may request a copy by writing to us at CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111, Attention: Investor Relations.

Executive Sessions

        The Company's non-management directors meet regularly in executive session without management. Since non-management directors may include directors who are not "independent" as discussed more fully below, the directors who are independent meet a least once per year without management. The executive sessions are chaired by the chairman of the Compensation Committee. The executive sessions are held in conjunction with each regularly scheduled Board meeting.

Communicating with the Board of Directors

        Any Stockholder who wishes to contact the Company's Board of Directors may do so by sending his/her communication directly to the Board or to an individual member of the Board by mail addressed to the attention of Mr. Bobby G. Stevenson, Chairman, for communications to the Board or to the attention of an individual Board member at CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, CO 80111. Communications will be forwarded by CIBER directly to the Chairman of the Board if addressed to the Board or the individual Board member if addressed to such member. Communications by email may be sent to boardofdirectors@ciber.com. These procedures may change from time to time. Please refer to the Company's website at www.ciber.com under Investors for the process and any changes to it.

Independence

        At least a majority of the members of the Board and all members of the Board's Compensation, Audit and Nominating/Corporate Governance Committees must be independent for purposes of Section 303A of the Listed Company Manual of the NYSE. Audit Committee members must also be independent for purposes of Section 10A(m)(3) of the Exchange Act and Section 303.01 of the Listed Company Manual of the NYSE. None of Mr. Bobby Stevenson, Mr. Peter Cheesbrough, Mr. Paul Jacobs, Mr. Archibald McGill, Mr. James Rutherford, Mr. George Sissel, Mr. James Spira or Dr. James Wetherbe has a material relationship with the Company such that the director's independence is impaired and the Board has determined that each director meets the Company's categorical independence standards. The Board further determined that, because the amount paid to Mr. Jacobs' law firm was not material to the Company or to Mr. Jacob's law firm, the fact that the firm has provided services to the Company does not compromise Mr. Jacob's independence.

        In making the determination, the Board applied the following standards in addition to reviewing the responses of the directors and executive officers to questions regarding employment, compensation history, for-profit and non-profit affiliations and family and other relationships, among other things:

  •
  A director or an immediate family member who is, or who has been within the last three years, an executive officer of the Company, will not be considered to be independent.

  •
  A director who received or has an immediate family member who received more than $100,000/year in direct compensation from the Company during any twelve month period within the last three years, other than director and committee membership fees and/or pension or other deferred compensation, will not be considered to be independent.

  •
  A director who is a current partner or who has an immediate family member who is a current partner of the Company's external or internal audit firm; a director who is a current employee of the audit firm; a director who has an immediate family member who is a current employee of the audit firm and who participates in the firm's audit, assurance or tax compliance practice; or a director or an immediate family member of the director was, within the last three years (but is no longer), a partner or employee of the audit firm who personally worked on the Company's audit within that time will not be considered to be independent.

  •
  A director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serve or served on that company's compensation committee will not be considered to be independent.

  •
  A director who is a current employee or who has an immediate family member who is a current executive officer of another company, that has made payments to or received payment from the Company for property or services in an amount that, in the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company's consolidated gross revenues will not be considered to be independent.

        In addition, the Board has determined that, with respect to their Committee assignments for 2005, Mr. Cheesbrough, Mr. Jacobs, Mr. McGill and Mr. Sissel have the requisite independence to serve as members of the Company's Audit Committee under both the Exchange Act and NYSE requirements and that Mr. Spira, Mr. McGill and Dr. Wetherbe have the requisite independence to serve as members of the Company's Compensation Committee and Mr. Sissel, Mr. Spira, Mr. Jacobs and Mr. Stevenson have the requisite independence to serve as members of the Company's Nominating/Corporate Governance Committee pursuant to the NYSE requirements.

Code of Business Conduct and Ethics

        CIBER's Code of Conduct is applied consistently to all employees and has been a prominent part of the Employee Handbook for several years. The Board of Directors has adopted a Code of Conduct and Business Ethics (the "Code") that applies to all employees but which has specific requirements for executive and senior financial officers with respect to the ethical standards and obligations relevant to accounting and financial reporting. The Code contains procedures for reporting suspected violations of the Code and references the Audit Committee procedure for the reporting of questionable accounting or auditing matters or other concerns about accounting and auditing matters. A copy of the Code, as well as the Audit Committee Procedures for reporting concerns about accounting or auditing matters, can be found on the CIBER web site at http://www.ciber.com under Investors, or you may request a copy by writing to us at CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado

80111, Attention: Investor Relations. If a waiver from the Code is granted to an executive officer or director, the nature of the waiver will be disclosed on our website, in a press release, or on a current report on Form 8-K.

Committees

        The Board has standing Compensation, Nominating/Corporate Governance and Audit Committees with 2004 membership as specified below.

2004 COMMITTEE MEMBERSHIP
Standing Committees of the Board	Director	Audit	Compensation	Nominating/ Corporate Governance
B. Stevenson
	M. Slingerlend	—(Inside Director)—
	J. Rutherford	X	X
	A. McGill	X		Chair
	J. Spira		Chair
	G. Sissel		X	X
	P. Cheesbrough	Chair
COMPENSATION COMMITTEE
The principal responsibilities of the Compensation Committee have been to administer and grant awards under the Company's 2004 Incentive Plan and to administer the Employee Stock Purchase Plan (which are stock-based plans). In addition, the Compensation Committee reviews the performance of the chief executive officer, chief operating officer and the chief financial officer and recommends annual salary and bonus incentives for those executive officers to the Company's Board. The Committee's charter can be found at www.ciber.com/cbr under Corporate Governance. The members of the Compensation Committee for 2004 were Mr. Spira (Chairman), Mr. Rutherford and Mr. Sissel. The Compensation Committee met three times in 2004 and all Committee members were present.
NOMINATING/CORPORATE GOVERNANCE COMMITTEE
The principal responsibilities of the Nominating/Corporate Governance Committee are to identify and nominate qualified individuals to serve as members of the Board, or to nominate candidates to fill such other positions as may be deemed necessary and advisable by the Board. In addition, the Nominating/Corporate Governance Committee is responsible for establishing the Company's Corporate Governance Guidelines and its Code of Business Conduct and Ethics and evaluating the Board and its processes. The Committee's Charter can be found at www.ciber.com/cbr under Corporate Governance. The members of the Nominating/Corporate Governance Committee for 2004 were Mr. McGill (Chairman) and Mr. Sissel. The Committee met once in 2004 and all Committee members were present.

The Board believes that Company directors must bring the skill mix and experience necessary to perform the Board of Directors' oversight function effectively. Identification of prospective Board members is done by a combination of methods, including studying other boards, word-of-mouth in industry circles, inquiries of outside professionals and recommendations made to the Company. When considering candidates for director, the Nominating/Corporate Governance Committee takes into account a number of factors including but not limited to the following:

•	Experience with acquisitions
•	Experience in marketing and sales
•	Knowledge of the Company's industry
•	Respect for the fiduciary responsibilities of directors to Stockholders
•	Leadership skills
•	Demonstrated sound business judgment
•	Global perspective
•	Interpersonal effectiveness
•	Personal integrity
•	The number of other boards and committees on which a candidate serves

When the Committee is recruiting Board members to serve on a designated committee, the Committee also takes into account skills and experience specific to that committee. For example, Audit Committee members must be financially literate.

The Nominating/Corporate Governance Committee will consider nominees recommended by the Stockholders applying the criteria described above and in accordance with the process outlined below. Please also refer to the section entitled "Stockholder Proposals For Our 2006 Annual Meeting" located on page 5 for information related to Stockholder nominations.

As provided in the Company's bylaws, Stockholders entitled to vote at an annual meeting of the Company's Stockholders may make nominations for the election of directors only if written notice of the Stockholder's intent to make such a nomination or nominations has been given, either by personal delivery or by U.S. mail to the Secretary of the Company no later than one hundred and twenty (120) days prior to the first anniversary date of the immediately preceding annual meeting with respect to an election to be held at an annual meeting of the Stockholders or the close of business on the tenth day following the date on which notice of a special meeting is first given to Stockholders for an election to be held at a special meeting of Stockholders.
A Stockholder's notice to the Secretary shall set forth:
(i)
as to each person whom the Stockholder proposes to nominate for election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such person and (D) any other information relating to such person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and

(ii)
as to the Stockholder giving the notice: (A) the name and record address of such Stockholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such Stockholder, (C) a description of all arrangements or understandings between such Stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Stockholder, (D) a representation that the Stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and (E) any other information relating to such Stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as director if elected.
AUDIT COMMITTEE
The principal responsibilities of the Audit Committee during 2004 were: (1) engaging and overseeing the work of the independent auditor including the execution of the engagement letter and review of the audit plan; (2) reviewing the independence and performance of the auditors and the qualifications of the key audit partner and audit managers; (3) establishing the Company's policy on provision of non-audit services; (4) pre-approving all audit and permitted non-audit services provided to the Company; (5) establishing the Committee's procedure for receiving and reviewing complaints regarding accounting, internal audit controls and auditing matters; (6) receiving reports from and reviewing with the auditor critical accounting policies and practices, alternative treatments of financial information that have been discussed with management and any material written communications between the auditor and Company management; (7) reviewing Management's Discussion and Analysis and the Company's annual audited financial statements and periodic reports that include financial statements prior to filing or distribution; (8) discussing, generally, all financial press releases, other financial information and earnings guidance provided to analysts and rating agencies; and (9) reporting to the Board with respect thereto. The Audit Committee met seven times during 2004.
Audit Committee Charter
The Charter is required to be attached as an Appendix to the Company's Proxy Statement once every three (3) years, or sooner upon amendment. The Board of Directors adopted an amended and restated Audit Committee Charter in February 2004, and the Company filed the Charter as part of the Company's 2004 Proxy Statement. It may be accessed from the Commission's homepage (www.sec.gov). In addition, the Charter is available for review on the Company's website at www.ciber.com/cbr under Corporate Governance.

"Audit Committee Financial Expert" and Financial Literacy
The Board has determined that Mr. Peter Cheesbrough qualifies as the Company's "audit committee financial expert" pursuant to Item 401(h) of Regulation S-K. The Board has also determined that each of the members of the Audit Committee is financially literate consistent with the requirements of the NYSE Listed Company Manual.
Report of the Audit Committee(1)
The Audit Committee of the Board assists the Board in fulfilling its responsibilities for financial reporting compliance by reviewing the audited financial statements, reviewing the system of internal controls that management and the board of directors have established and reviewing the overall audit process. The Audit Committee, in its capacity as a Committee of the Board, is directly responsible for the appointment, compensation and oversight of the registered public accounting firm, and has:
	•	reviewed and discussed the audited financial statements for 2004, separately and jointly with management and with Ernst & Young LLP ("E&Y"), the Company's independent auditor;
•
discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, AU § 380, as modified or supplemented by the Auditing Standards Board of the American Institute of Certified Public Accountants;
•
received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as may be modified or supplemented, and has discussed with E&Y its independence; and
•
further, considered whether the auditor's provision of non-audit services is compatible with independence and concluded that the services rendered by E&Y are compatible with maintaining the principal accountant's independence because no fees were billed for services other than audit, audit-related or tax services. The Company's principal accountant and independent auditor, E&Y, billed a total of $962,198 for all services provided in 2004. Please refer to the section entitled Independent Public Accountants located on page 26 for fee information.

Based upon this review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and that this report be included in the Proxy Statement.
By the Audit Committee:
Peter H. Cheesbrough, Chairman James A. Rutherford Archibald J. McGill

(1)
This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of the Company's Common Stock at March 7, 2005 (unless noted otherwise), and stock options exercisable for shares of Common Stock within 60 days of such date, held by (i) each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (as defined under "Executive Compensation" below) and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission and other information provided by such persons to the Company. Unless otherwise indicated, the Stockholders listed below have sole voting and investment power with respect to the shares reported as owned. On March 7, 2005 there were 62,660,255 shares of Common Stock outstanding.

Title Of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owner
	Bobby G. Stevenson(1) c/o CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, CO 80111	6,813,512	10.9%
	Dimensional Fund Advisors, Inc.(2) 1299 Ocean Avenue,11th Floor, Santa Monica, CA 90401	5,179,226	8.3%
Officers and Directors
	Bobby G. Stevenson	See Above	See Above
	Mac J. Slingerlend(3)	1,549,177	2.5%
	Edward Longo(4)	353,500	*
	David G. Durham(5)	200,932	*
	Terje Laugerud(6)	94,667	*
	Wally Birdseye(7)	82,624	*
	James A. Rutherford(8)	117,392	*
	Archibald J. McGill(8)	58,028	*
	James C. Spira(8)	33,585	*
	George A. Sissel(8)	38,285	*
	Peter H. Cheesbrough(8)	33,958	*
	James C. Wetherbe(8)	20,344	*
	Paul A. Jacobs(8)	20,344	*
	All directors and executive officers(9) as a group (13 persons)	9,416,328	15%

*
less than 1%

(1)
Includes options to purchase 13,000 shares of Common Stock. Includes shares held by the Bobby G. Stevenson Revocable Trust (the "Trust"), of which Mr. Stevenson is the Settlor, Trustee and Beneficiary. Also includes 117,570 shares of Common Stock held in a 401(k) account. Excludes 55,000 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership.

(2)
On February 9, 2005, Dimensional Fund Advisors, Inc. ("Dimensional") filed information on Schedule 13G with the SEC reporting investments as set forth above. The Company has relied upon filings with the Commission to provide the information herein. Dimensional is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment

  Company Act of 1940 and serves as investment manager to certain other commingled group trust and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possess investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. Dimensional further indicated that, as of December 31, 2004, it had sole voting power and sole dispositive power for all 5,179,226 of the shares. However, all securities reported in its Schedule 13G are owned by the Funds and Dimensional disclaims beneficial ownership of such securities.

(3)
Includes options to purchase 1,051,890 shares of Common Stock owned by Mr. Slingerlend and options to purchase 30,000 shares of Common Stock owned by Slingerlend Associates LLP. Also includes 45,860 shares of Common Stock held in a 401(k) account.

(4)
Includes options to purchase 155,500 shares of Common Stock.

(5)
Includes options to purchase 188,617 shares of Common Stock. Also includes 2,280 shares of Common Stock held in a 401(k) account and 500 shares held by Mr. Durham's daughter.

(6)
Includes options to purchase 94,667 shares of Common Stock.

(7)
Includes options to purchase 74,800 shares of Common Stock.

(8)
Includes options to purchase 38,000, 51,000, 29,000, 29,000, 30,000, 20,000 and 20,000 shares of Common Stock for Messrs. Rutherford, McGill, Spira, Sissel, Cheesbrough, Wetherbe and Jacobs respectively.

(9)
Includes options to purchase 1,825,474 shares of Common Stock.

COMPENSATION OF DIRECTORS

Compensation of Directors

        All non-employee directors receive shares of CIBER Common Stock valued at approximately $2,500 for each Board and Annual Meeting attended and are paid a $7,500 semi-annual retainer. The Chairman of the Audit Committee of the Board receives twice this retainer amount due to the additional time needed to fulfill this responsibility. All directors are reimbursed for expenses incurred to attend meetings. The retainer was increased to its current annual level and a meeting fee of $1,000 per committee meeting attended was implemented in August 2003. Non-employee directors received stock options for serving on the Board under the CIBER, Inc. 2004 Incentive Plan (the "Plan") approved by the Company's stockholders at the April 27, 2004 Annual Meeting. Employee directors receive no additional compensation for serving on the Board.

        The Plan provides that options for the Company's Common Stock are authorized for issuance to non-employee directors under the Plan. The Plan is administered by the Board. The Plan provides for an initial grant of options to purchase 20,000 shares of Common Stock to each non-employee director when that director takes office. Each option granted vests in equal annual installments over two years and expires ten years from the date of grant. In addition, after each year of service, each non-employee director receives the grant of an option to purchase 5,000 shares of Common Stock; such options vest fully one year after the date of grant. The Plan also authorizes the Board, in its discretion, to adopt awards for director service on Board committees. This provision was added in light of new requirements imposed by the Sarbanes-Oxley Act and the NYSE, which have increased the obligations of members of certain committees—especially the Audit Committee.

Compensation Committee Interlocks and Insider Participation

        There were no Compensation Committee Interlocks in 2004. In 2004, the Compensation Committee of CIBER's Board of Directors consisted of James C. Spira, James A. Rutherford and George A. Sissel. None of these directors has ever been an officer or employee of CIBER. No current executive officer of CIBER has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

        The following table sets forth compensation information with respect to the Company's Chief Executive Officer and the Company's most highly paid executive officers with annual compensation in excess of $100,000 (the "Named Executive Officers") for services rendered for the years ended December 31, 2004, 2003 and 2002.

Summary Compensation Table

			Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)		Securities Underlying Options (#)	All Other Compensation ($)(1)
Mac J. Slingerlend Chief Executive Officer, President & Secretary	2004 2003 2002		500,000 460,000 475,000	227,000 129,023 130,000		57,000 15,000 400,000	7,267 9,435 44,764	(2)
Edward Longo Executive Vice President, Chief Operating Officer	2004 2003 2002	(4)	450,000 450,000 302,885	308,168 177,750 80,000	(3) (3)	10,000 20,000 200,000	5,448 5,421 1,816
David G. Durham Chief Financial Officer, Senior Vice President and Treasurer	2004 2003 2002		275,000 259,538 250,000	125,000 79,880 66,250	(5)	25,500 15,000 57,500	8,488 8,371 4,456
Terje Laugerud President & Chief Executive Officer, CIBER Europe	2004 2003 2002	(6)	324,000 271,909 —	85,500 42,933 —		22,500 127,500 —	— — —
Wally Birdseye Senior Vice President Federal Practice	2004 2003 2002		186,093 179,200 291,133	287,626 243,871 30,624		20,750 13,000 12,000	5,422 4,893 4,226

(1)
Consists of amounts contributed under the Company's 401(k) Savings Plan and amounts paid by the Company for life insurance benefits. Savings Plan contributions for the year-ended December 31, 2004, 2003 and 2002 were: Mr. Slingerlend—$3,000, $3,000, and $3,000; Mr. Durham—$3,000, $3,000, and $3,000; Mr. Longo—$3,000, $734, and $0; Mr. Laugerud—$0 and $0 and Mr. Birdseye—$3,000, $3,000, and $3,000, respectively. Life insurance premiums paid for the years ended December 31, 2004, 2003, and 2002 were: Mr. Slingerlend—$4,267, $6,435, and $5,230; Mr. Longo—$2,448, $2,421, and $1,082; Mr. Durham—$1,483, $1,456 and $1,456; Mr. Laugerud—$0 and $0; and Mr. Birdseye—$2,422, $1,893 and $1,290, respectively.

(2)
Includes imputed interest on loans outstanding during 2002 in the amount of $36,534 for Mr. Slingerlend.

(3)
Includes $216,000 and $144,000 in tax withholding advances to Mr. Longo that the Company waived in 2003 and 2004 pursuant to his employment agreement with the Company, dated May 1, 2002, in connection with the acquisition of Decision Consultants, Inc.

(4)
Mr. Longo joined the Company in May 2002 as a result of the acquisition of Decision Consultants, Inc. Prior to that time, Mr. Longo was not affiliated with the Company.

(5)
Includes the value of a stock award under the CIBER 1994 Equity Incentive Plan of 2,000 shares of the Common Stock, valued at $16,880, the fair market value of the Common Stock on the date of grant.

(6)
Mr. Laugerud joined the Company in January 2003 as the result of the acquisition of ECsoft Group plc. Prior to that time, Mr. Laugerud was not affiliated with the Company.

Option Grants in the Last Fiscal Year

        The following table sets forth information regarding options granted to the Named Executive Officers during the year ended December 31, 2004.

	Number of Securities Underlying Options Granted (#)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Percent of Total Options Granted to Employees in Fiscal Year
Name				Exercise or Base Price ($/Share)	Expiration Date
						5%($)	10%($)
Mac J. Slingerlend(2)	20,000 12,000 25,000	1.07 ..64 1.34	% % %	$8.78 $8.92 $9.40	06/09/14 11/04/14 12/20/14	110,433 67,316 147,790	279,861 170,594 374,529
Edward Longo(3)	10,000	..53%		$8.78	06/09/14	55,216	139,930
David G. Durham(4)	12,000 7,500 6,000	..64 ..40 ..32	% % %	$9.26 $8.78 $8.92	01/31/14 06/09/14 11/04/14	69,822 41,412 33,658	177,096 104,947 85,297
Terje Laugerud(5)	7,500 10,000 5,000	..40 ..53 ..26	% % %	$8.75 $7.52 $8.92	05/03/14 10/01/14 11/04/14	41,271 52,831 28,048	104,589 128,688 71,080
Wally Birdseye(6)	3,250 3,750 3,000 3,250 7,500	..17 ..20 ..16 ..17 ..40	% % % % %	$8.75 $7.96 $7.86 $7.86 $8.92	05/03/14 07/01/14 10/01/14 10/01/14 11/04/14	17,884 18,772 14,829 16,065 42,073	45,322 47,573 37,580 40,712 106,621

(1)
Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

In November 2004, the Company accelerated vesting on approximately 962,000 employee stock options whose exercise price was greater than the market price of the stock on the day the vesting occurred. The impact of the acceleration is reflected in the 2004 stock-based compensation expense under the fair value method presented in the Company's annual report of Form 10-K. Similarly, in early 2005, the Company accelerated the vesting of approximately 843,000 additional employee options. The vesting was accelerated to avoid future expense related to these options when the

  Company is required to adopt FASB Statement of Financial Accounting Standards No. 123R, "Share Based Payment" in the third quarter of 2005.

(2)
Options to purchase a total of 57,000 shares were granted to Mr. Slingerlend in 2004. The vesting of the award on 6/09 was accelerated as described in footnote (1) above. The awards on 11/04 and 12/20 were fully vested at the date of the grant.

(3)
Options to purchase a total of 10,000 shares were granted to Mr. Longo in 2004. The vesting of the award on 6/09 was accelerated as described in footnote (1) above.

(4)
Options to purchase a total of 25,500 shares were granted to Mr. Durham in 2004. The vesting of the awards dated 1/31 and 6/09 was accelerated as described in footnote (1) above. The award on 11/04 was fully vested at the date of the grant.

(5)
Options to purchase a total of 22,500 shares were granted to Mr. Laugerud in 2004. The vesting of the awards dated 5/03 and 10/1 was accelerated as described in footnote (1) above. The award dated 11/04 was fully vested at the date of the grant.

(6)
Options to purchase a total of 20,750 shares were granted to Mr. Birdseye in 2004. The vesting of the awards dated 5/03, 7/01 and 10/01 was accelerated as described in footnote (1) above. The award dated 11/04 was fully vested at the date of the grant.

Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information concerning options exercised in 2004 and outstanding options held by the Named Executive Officers as of December 31, 2004. The ending market value was $9.64.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-end (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-end ($) Exercisable/Unexercisable
Mac J. Slingerlend	—	—	1,051,890/32,334	4,255,856/139,583
Edward Longo	—	—	122,167/57,833	420,944/204,455
David G. Durham	—	—	182,784/30,716	247,933/113,321
Terje Laugerud	—	—	56,176/93,833	205,682/407,812
Wally Birdseye	5,917	$9,350	54,000/23,333	76,150/54,397

Employment Agreements

        The Company has entered into employment agreements with each of the Named Executive Officers. Each officer's agreement has a term of one year and is renewable annually. Each employment agreement provides that an officer's compensation will include a base and a bonus. The base salary and bonus structure of the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer are determined by the Compensation Committee of the Board of Directors. The base salary and bonus structure of the remaining officers are determined by the Chief Operating Officer, in consultation with the Chief Executive Officer. In the event that an officer's employment is terminated upon a change in control of the Company, upon death or disability of the officer or without cause, the officer will be entitled to a severance payment of up to three times his annual compensation, which varies based upon the cause of termination and officer position. Officers are also entitled to receive continuation of medical, dental and disability benefits for up to 18 months following termination, which varies based upon the officer's position.

Long-term Deferred Compensation Plan

        On March 1, 1996, the Company entered into a Salary Continuation Retirement Plan with Mr. Slingerlend where it agreed to make certain post-employment payments to him or to his designated beneficiaries, except in the event of a termination for cause. The plan was revised effective May 18, 2004, at the direction of the Compensation Committee, to align payments with the current cost of living and to delete outdated segments of the vesting table. The plan was amended November 30, 2004 to provide for changes that may be required by revisions to Section 409A of the Internal Revenue Code of 1986, as amended. The plan provides that payments will be made for 15 years after Mr. Slingerlend's termination of employment with the Company, beginning at age 60, and will range from $102,500 to $125,000 per year, based on Mr. Slingerlend's age at the time of termination of employment.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

        The Compensation Committee (the "Committee") of the Board consists of independent, non-employee directors. The purpose of the Committee is to develop policies and make specific recommendations with respect to the compensation of the Company's executive officers, with the objective that a fair relationship exists between executive pay and option grants and the creation of shareholder value. The Compensation Committee may also, from time to time, make recommendations concerning director compensation and hire external consultants to help execute their duties.

        The base salary and bonus structure of the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer are determined by the Compensation Committee of the Board of Directors. Executive officer compensation has three components: salary, bonus (may be awarded as cash or equity in the form of stock grants) and equity. In determining the compensation of the executive officers, the Compensation Committee considers, among other things, performance of the Company's operations, compensation of executive officers of competitors, independent salary surveys of industry-related positions and the salary history of the particular officer, including other compensation in place and stock option awards. With respect to executive officer equity compensation, the Committee makes determinations of such on the basis of the following factors: (1) option incentive awards for all employees, including executive officers, should total approximately 8-12% of the total number of shares of Common Stock outstanding, and grants for any one year, excluding merger consideration, should total approximately 1-2% of the total number of shares of Common Stock outstanding. Philosophically, the Committee believes that executive compensation should generally rank in the middle range of incomes of the executive officers of competitors. With respect to executive officers other than the Chief Executive Officer, the Committee also considers recommendations from the Chief Executive Officer. Utilizing the Company's business plan and anticipated performance in a number of areas, including the public equity markets, the Committee establishes maximum bonus incentives upon achievement of stated targets. However, there is no single objective formula by which compensation is determined and the decisions can ultimately be subjective.

2004 Compensation

        The 2004 base salary for the Company's Chief Executive Officer, Mr. Slingerlend, was set at $500,000. This was a $40,000 increase over the prior year. The internal analysis utilized by the Committee as a partial basis for establishing executive compensation in 2004 was compiled using information publicly available in the 2003 proxy statements of eight companies who are competitors of the Company, including Keane, Inc., American Management Systems, MPS Group, Perot Systems, Maximus, and Bearing Point (formerly KPMG consulting). The Chief Executive Officer's salary ranked fifth among these companies. Bonus compensation resulted in the Chief Executive Officer's bonus compensation package placing third among the surveyed companies. However, total base and bonus compensation ranked fifth among these eight companies. For 2005, the Committee has engaged Mercer Consulting to provide advice on current and long term compensation for certain executive officers.

        While the Company believes that the precise compensation scheme established for its executive officers is sensitive, general criteria established by the Committee for such officers included for 2004: (1) a sliding percentage award from 0% to 60% for the achievement of specified financial targets; (2) a sliding percentage from 0% to 25% for successful business combinations reaching set financial objectives; and (3) a sliding subjective percentage from 0% to 15% for matters including corporate governance, leadership and strategy.

        Regarding bonus compensation for 2004, after considering the elements above, the Committee determined the maximum bonus compensation target for the Chief Executive Officer to be $250,000. The actual cash bonus earned by the Chief Executive Officer was $227,000 as a result of achieving a percentage of the revenue goals, achieving the maximum target for business combinations and the subjective factors determined by the Committee.

        The Chief Operating Officer, Mr. Longo, was given the opportunity to achieve a maximum bonus of $150,000 for 2004 based upon a scale similar to that of the CEO, but for U.S. operations only. The target goals for the Chief Financial Officer, Mr. Durham, were the same as the goals for the CEO, however, the maximum bonus earnable was $125,000. Mr. Longo and Mr. Durham earned bonuses of $92,168 and $125,000 respectively. Mr. Birdseye, the Company's Senior Vice President—Federal Practice, was given the opportunity to achieve a bonus in 2004 of $225,000 based upon revenue and net operating income goals. Mr. Birdseye also had the opportunity to earn an additional bonus based on the number and size of certain types of new business opportunities that were sold. Mr. Birdseye earned a bonus of $287,626. The President and Chief Executive Officer—CIBER Europe had the opportunity to earn a bonus of $108,000 based on the operating performance of European business units, including revenue and operating income, amortization and a subjective factor. Mr. Laugerud earned a bonus of $85,500.

        Equity compensation, in the form of options to purchase the Company's Common Stock, was awarded to reward officers' contributions to the Company, to indicate the Company's confidence in the recipients' value to the Company's future success, and with the intent of increasing the recipients' financial interest in the long term success of the Company. Such awards are generally made at such times during the year as the Committee, in its discretion, may deem appropriate. While industry comparisons are considered and the 1% to 2% guideline is followed, determination of amounts granted is ultimately subjective.

        In 2004, the Compensation Committee awarded Mr. Slingerlend options to purchase 20,000 shares of stock in June, 12,000 in November and 25,000 in December. The option awards were based on the improved financial performance and the expected performance of the Company. Option grants were also made to Messrs. Longo and Durham to purchase 10,000 shares and 25,500 shares, respectively, over the course of 2004 for the same reasons. Mr. Birdseye and Mr. Laugerud were granted options to purchase 20,750 shares and 22,500 shares, respectively, during 2004. The option awards for Mr. Birdseye and Mr. Laugerud were also based on the performance of their respective business units.

        There are no outstanding loans of any kind to our executive officers, and since 2002, the Sarbanes-Oxley Act has prohibited any new Company loans to executive officers.

By the Compensation Committee:

  James C. Spira (Chairman)
  James A. Rutherford
  George A. Sissel

Performance Graph

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CIBER, INC., THE S & P 500 INDEX,
AN OLD PEER GROUP AND A NEW PEER GROUP

    *$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

    Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
    www.researchdatagroup.com/S&P.htm

        The Company utilizes a self-constructed Peer Group to better align itself with industry competition.

        Old Peer Group includes: Accenture Ltd., American Management Systems, Inc., BearingPoint, Inc. (fka KPMG Consulting, Inc.) and Keane, Inc.

        New Peer Group includes: Accenture Ltd., BearingPoint, Inc. (fka KPMG Consulting, Inc.), Keane, Inc., CACI, CGI Group Inc. and Maximus.

        Corresponding Index Value and Common Stock Price Values are given below:

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
CIBER, INC.	100.00	17.73	34.36	18.73	31.49	35.05
S & P 500	100.00	90.89	80.09	62.39	80.29	89.02
OLD PEER GROUP	100.00	30.35	56.12	28.08	44.59	41.23
NEW PEER GROUP	100.00	29.45	56.48	34.56	49.02	49.71
CIBER, Inc. Closing Stock Price	$27.50	$4.88	$9.45	$5.15	$8.66	$9.64

Graph produced by Research Data Group, Inc.

PROPOSAL No. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

        Background:    The Audit Committee has selected the firm of Ernst & Young LLP ("E&Y") to act as the Company's independent auditor for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of the independent auditor for ratification by the Stockholders at the Annual Meeting. E&Y audited the Company's consolidated financial statements for the fiscal year ended December 31, 2004.

        Description of Proposal No. 2    Proposal No. 2, which has been recommended by the Board for your consideration, asks you to ratify the selection of E&Y as the Company's independent auditor. Stockholder ratification of the selection of E&Y as the Company's independent auditor is not required by the Company's bylaws or otherwise. The Audit Committee believes that submitting the selection of E&Y to the Stockholders for ratification is advisable as a matter of good corporate practice. If the Stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain E&Y; however, the Audit Committee may select E&Y notwithstanding the failure of the Stockholders to ratify the selection. If the appointment of E&Y is ratified, the Audit Committee will continue to conduct an ongoing review of E&Y's scope of engagement, pricing and work quality, among other factors, and will retain the right to replace E&Y at any time.

        The text of Proposal No. 2, as you will see it printed on your Proxy is as follows: "To ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2005."

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005.

INDEPENDENT PUBLIC ACCOUNTANTS

        Representatives of E&Y, the principal accountant selected for the most recently completed fiscal year, are expected to attend the Annual Meeting. Representatives of E&Y will have an opportunity to make a statement if they desire to do so and will make themselves available to respond to appropriate questions.

        Fees.    Set forth below is a summary of the fees billed to the Company by its principal accountant and independent auditor for each of the last two fiscal years, for the categories herein defined:

        Audit Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y and KMPG, the Company's independent auditor for the fiscal year ending December 31, 2003, for audit of the Company's annual financial statements included in the Company's Form 10-K, review of the Company's quarterly financial statements included in the Company's Form 10-Q, statutory audits required internationally, comfort letters, consents and accounting consultations and such other services that generally only our independent accountant can provide.

        Audit-Related Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y and KMPG for acquisition due diligence, internal control review, employee benefit plan audits, and certain attestation services not required by statute traditionally performed by independent accountants.

        Tax Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y and KPMG for tax compliance, tax advice and tax planning. The nature of the tax compliance services provided in this category includes preparation of tax returns and refund claims. Tax planning services include assistance with tax audits and appeals, advice with respect to mergers, acquisitions and dispositions or other technical advice.

        All Other Fees.    The aggregate fees billed in each of the last two fiscal years for products and services provided by E&Y and KPMG, other than the services reported above. The nature of the services provided in this category includes advice with respect to governmental reporting relating to European restructuring.

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	% Services Pre-Approved
2004 (E&Y)	$789,789	$34,000	$138,409	$0	100%
2003 (KPMG)	$656,818	$83,285	$388,709	$86,820	100%

        Independence of the Company's Principal Accountant.    The Audit Committee has considered the issue of the independence of the Company's principal accountant and concluded that the provision of services by E&Y in 2004 is consistent with maintaining the principal accountant's independence.

        Change in the Company's Principal Accountant.    On March 10, 2004, the Audit Committee of the Board of Directors of the Company notified KPMG that they would not be retained for 2004 as the independent accountant for the Company and its subsidiaries. The Audit Committee retained E&Y as the Company's independent accountant to review the Company's financial statements beginning with the fiscal quarter ended March 31, 2004 and to audit the financial statements for the year end December 31, 2004. E&Y accepted such retention March 12, 2004.

        The reports of KPMG on the Company's financial statements as of and for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of financial statements as of and for the years ended December 31, 2003 and 2002, there were no (i) disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter of the disagreement in their report on the financial statements for such years; or (ii) reportable events involving KPMG that would have required disclosure under Item 304(a)(1)(v) of Regulation S-K.

        During the years ended December 31, 2003 and 2002, and through the retention of E&Y, neither the Company nor anyone acting on its behalf consulted E&Y regarding (1) either the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements or (2) any matter that was either the subject of a disagreement with KPMG on accounting principles or practices, financial statement disclosure, or auditing scope or procedures, or (3) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Committee Pre-Approval Policy

        The Audit Committee has established pre-approval policies and procedures in compliance with 17 CFR 210.2-01(c)(7)(i) which include criteria for considering whether the provision of the services would be compatible with maintaining the auditor's independence and a process by which the Chair of the Audit Committee may approve such audit and non-audit services with subsequent review of all pre-approved services with the full Audit Committee.

ANNUAL REPORT TO STOCKHOLDERS, MANAGEMENT'S DISCUSSION
AND ANALYSIS AND AUDITED FINANCIAL STATEMENTS

        The Company's 2004 Annual Report to Stockholders is being mailed to the Stockholders with this Proxy Statement. The 2004 Annual Report to Stockholders should not be considered part of the soliciting material.

        Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's audited consolidated financial statements and notes thereto, as contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, are included herein on pages F-1 through F-59. The Company's Annual Report on Form 10-K was filed with the Commission on March 14, 2005.

ELECTRONIC ACCESS TO SEC REPORTS ON THE COMPANY WEBSITE
And
ELECTRONIC DELIVERY OF 2006 PROXY STATEMENT

        Available Information.    Our Internet website is http://www.ciber.com and you may access free of charge, through the Investors portion of our web site, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended. Reports filed or furnished to the Commission will be provided by linking directly to Company information contained on the Commission's EDGAR website, and will be available as soon as electronically filed and posted. Our website will also provide current corporate governance documents such as the Audit, Compensation and Nominating/Corporate Governance Committee Charters, the Code of Business Conduct and Ethics and Equity Compensation Plans, as such documents may be adopted or amended from time to time by the Board of Directors or by Stockholders. These documents may be accessed through the Corporate Governance portions of our website.

        As required by Section 303A.12 of the Listed Company Manual of the NYSE, the Company has filed with the NYSE the CEO's annual certification regarding compliance with the NYSE's corporate governance listing standards. The Company has also filed the CEO and CFO certifications required by Section 302 of the Sarbanes Oxley Act with the Commission as exhibits to the Company's annual report on Form 10-K filed March 14, 2005.

        Alternative Delivery of 2006 Proxy Materials.    Did you know that it costs the Company approximately $5.00 per Stockholder to print and mail the Annual Report, Proxy Statement and Proxy voting materials? Did you know that you can help the Company reduce these costs while also being environmentally responsible? If you are interested, there are two ways you can help.

  •
  Consent to "Householding." Delaware law provides that notice to Stockholders is deemed effective if given by a single written notice to Stockholders who share an address, if consented to by the Stockholders at that address to whom such notice is given. It is also permitted that the Company, at its option, may give written notice of its intent to send the single notice discussed above. Stockholders who fail to object in writing to the Company within 60 days of having been given written notice shall be deemed to have consented to receiving single written notice. Individual proxies will be included in the single package for each Stockholder. Consent is revocable at any time by written notice to the Company. The Company has begun the notification process to take advantage of this single written notice provision. We appreciate your favorable consideration of this notification method, which will not only reduce our printing and mailing expenses but also reduce the number of Proxy solicitations that arrive at your home.

  •
  Request e-mail delivery of your 2006 Proxy Materials. You can enjoy the benefits and convenience of electronic delivery of the Annual Report, Proxy Statement and online Proxy voting and more. To learn about the service and to enroll for on-line delivery, just log on to www.ciber.com and select "Investors," which will take you to CIBER's Investor Relations web page. Click on "electronic delivery enrollment" to read a description of the service and find a direct link to the enrollment page. We invite you to take advantage of this economical and environmentally friendly method of receiving Stockholder materials.

By order of the Board of Directors,

Bobby G. Stevenson
Chairman of the Board
Greenwood Village, Colorado
April 1, 2005

Selected Financial Data

        The following selected consolidated financial data has been derived from our consolidated financial statements. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes thereto, which are included herein.

Item 6. Selected Financial Data

        We have derived the selected consolidated financial data presented below from our consolidated financial statements and the related notes. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and related Notes, included elsewhere in this report.

	As of and for the Year Ended December 31,
	2000	2001	2002	2003	2004
	(In thousands, except per share data)
Statement of Operations Data (1):
Revenue	$621,534	$558,875	$608,318	$691,987	$843,021
Amortization of intangible assets (2)	14,032	12,155	910	2,664	4,214
Goodwill impairment (3)	80,773	—	—	—	—
Operating income (loss)	(56,897)	2,596	24,522	32,463	51,268
Net income (loss)	(66,775)	1,684	14,178	19,984	29,701
Earnings (loss) per share:
Basic	$(1.15)	$0.03	$0.22	$0.31	$0.49
Diluted (4)	(1.15)	0.03	0.22	0.31	0.45
Weighted average shares outstanding:
Basic	57,900	58,191	63,313	63,505	60,701
Diluted (4)	57,900	58,698	63,989	65,451	74,642
Balance Sheet Data:
Working capital	$102,918	$101,938	$100,847	$212,552	$138,871
Total assets	326,347	368,751	427,141	573,323	758,672
Total long-term liabilities (5)	—	18,634	30,857	188,601	241,122
Contingent value of put option	—	—	5,832	—	—
Total shareholders' equity	270,242	291,290	327,530	304,632	377,663
Shares outstanding, net of treasury	56,775	60,455	64,117	58,599	62,542

(1)
We have completed various acquisitions during the periods presented. The revenue and operating results of acquired companies are included from the respective acquisition dates (see Note 3 to the Consolidated Financial Statements included herein).

(2)
Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, whereby goodwill is no longer amortized.

(3)
During 2000, we recorded a goodwill impairment charge to write-down the goodwill associated with certain acquisitions.

(4)
Our computation of 2003 diluted weighted average shares outstanding has been restated to include the dilutive effect of our Convertible Senior Subordinated Debentures in accordance with EITF Issue 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share." Our computation of 2004 diluted weighted average shares outstanding includes 12.8 million shares related to the Debentures. For more information, see Note 5 to the Consolidated Financials Statements included herein.

(5)
In December 2003, we issued $175 million of Convertible Senior Subordinated Debentures (See Note 10 to the Consolidated Financial Statements included herein).

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion of the results of operations and financial condition should be read in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in this report. This section also contains forward-looking statements and should be read in conjunction with the section of this report titled "Disclosure Regarding Forward-Looking Statements."

Business and Industry Overview

        CIBER provides information technology ("IT") system integration consulting and other IT services primarily to governmental agencies and Fortune 500 and middle market companies, across most major industries. From offices located throughout the United States and Europe, we provide our clients with a broad range of IT services, including custom and package software development, maintenance, implementation and integration. To a lesser extent, we also resell certain IT hardware and software products.

        In 2004, we continued to expand our business model through acquisitions that increased our public sector (Federal and State & Local) and European segments, as well as added depth to our SAP-related services. We used the remaining net proceeds from our December 2003 sale of $175 million of Convertible Senior Subordinated Debentures ("Debentures"), as well as borrowings under our bank line of credit, to fund these acquisitions.

        Our operating segments are organized internally primarily by the nature of their services, client base and geography. Effective December 31, 2004, we have reorganized our domestic custom IT solution operations and have expanded our reportable segments from three to five: Commercial Solutions, Federal Government Solutions, State & Local Government Solutions, Package Solutions and European Operations. The Commercial Solutions, Federal Government Solutions, and State & Local Government Solutions, collectively, were formerly known as our Custom Solutions segment. These segments comprise our U.S.-based CIBER branch offices that provide IT services and products in custom-developed software environments. These offices are classified into a segment based on their primary client focus category (Commercial, Federal or State & Local), however they also may have clients that fall into another category. For example, a Commercial office may also provide services to a government client. Our India operations are considered part of our Commercial Solutions segment. Our Package Solutions segment is comprised of our CIBER Enterprise Solutions division that primarily provides enterprise software implementation services, including ERP and supply chain management software from software vendors such as Oracle/PeopleSoft, Lawson and SAP. Our European Operations segment represents our offices in Europe and Eastern Asia that provide a broad range of IT consulting services that include package software implementation, application development, systems integration and support services.

        The majority of our services revenue is recognized under time-and-material contracts as hours and costs are incurred. Under fixed-price contracts, which make up approximately 10%-15% of our services revenue, our revenue is fixed under the contract while our costs to complete our obligations under the contract are variable. As a result, our profitability on fixed-price contracts can vary significantly and occasionally can even be a loss. Changes in our services revenue is primarily a function of hours worked on revenue-generating activities and, to a lesser extent, changes in our average rate per hour. Hours worked on revenue-producing activities vary with the number of consultants employed and their utilization level. Utilization represents the percentage of time worked on revenue-producing engagements divided by the standard hours available (i.e. 40 hours per week). Our average utilization rates are higher in our Commercial, Federal and State & Local Government Solutions segments (typically around 85% to 90%) as compared to our Package Solutions and European Operations segments (typically around 65% to 75%). We actively manage both our number of consultants and our overall utilization levels. If we determine we have excess available resources that we cannot place on billable assignments in the near future, we consider reducing those resources. As a result, during the last three years, most of our consultant turnover has been from involuntary termination of employment.

        The hourly rate we charge for our services varies based on the level of the consultant involved, the particular expertise of the consultant and the geographic area. Our overall average rate per hour is also influenced by the results of our fixed-price engagements, which can vary. Our effective average hourly billing rates are highest in our Package Solutions segment (approximately $145 per hour) as compared to our European Operations segment (approximately $100 to $120 per hour) and to our Commercial, Federal and State & Local Government Solutions segments (approximately $55 to $75 per hour). Success or overruns on fixed-price contracts can also influence our effective average rate per hour. In addition, our foreign revenue is also impacted by changes in exchange rates.

        Other revenue includes resale of third-party IT hardware and software products, sales of proprietary software and commissions on sales of IT products. Our sales of IT hardware and software generally involve IT network infrastructure. Gross margin on other revenues is approximately 40%. This is a blend of low-margin product sales (typically 5% to 15%) and higher-margin product commissions and proprietary software sales. Depending on the mix of these business activities, gross margin on other revenue will fluctuate.

        The market demand for CIBER's services is heavily dependent on IT spending by major corporations, organizations and government entities in the markets and regions that we serve. The pace of technology change and changes in business requirements and practices of our clients all have a significant impact on the demand for the services that we provide. In addition, the current economic downturn has negatively affected the operations of many of our clients and prospective clients and has negatively impacted their IT spending. As a result, competition for new engagements and pricing pressure has been strong. We have responded to these challenging business conditions by closely monitoring the utilization of our billable personnel, through continuing evaluation of the size of our workforce and required office space, and by managing our selling, general and administrative costs as a percentage of revenue.

Business Combinations

        As part of our ongoing growth strategy, we intend to continue to selectively identify and pursue the acquisition of complementary businesses to expand our geographic reach, service offerings and client base. During 2002, 2003 and 2004, we completed the following significant business combinations:

Acquired Company	Date	Consultants added	Goodwill added
Novasoft AG	September 2004	425	$49.2 million
Ascent Technology Group Limited	May 2004	130	37.0 million
SCB Computer Technology	March 2004	1,250	63.4 million
ECsoft Group, plc	January 2003	440	16.7 million
Decision Consultants, Inc.	April 2002	896	57.6 million

        Novasoft AG ("Novasoft")—In late 2004, we acquired approximately 94% of the net outstanding shares of Novasoft, headquartered in Heidelberg, Germany, for total consideration of approximately $61.0 million in cash and $16.0 million of CIBER common stock. The cash portion of the payment consideration was primarily funded by borrowing under our bank revolving line of credit. Novasoft is a provider of implementation and other consulting services related to SAP software products. Novasoft is an SAP Alliance Partner and implements all of SAP's ERP products including mySAP.com products and industry specific applications. At the time of the acquisition, Novasoft had approximately 425 consultants, located mainly in Germany, the U.K. and Spain. We acquired Novasoft to expand both our international presence and our capacity to deliver SAP-related services. When combined with our existing European operations, we now provide SAP related consulting services from 10 European countries. At the time of the acquisition, we expected Novasoft to contribute approximately $78 million in annualized revenue.

        Ascent Technology Group Limited ("Ascent")—Based in Hinckley, U.K., Ascent provides IT services to medium-sized enterprises with a particular focus on software implementation and sales, including both SAP and Sage ERP solutions and Microsoft.Net software services. Ascent has also developed and sells its own proprietary customer relationship management software. The aggregate purchase consideration for Ascent included $20.2 million in cash and $1.5 million of CIBER common stock. In addition, Ascent had certain debt obligations, totaling approximately $19.5 million, which we repaid shortly after closing the acquisition. We primarily used a portion of the cash raised from our Debentures to fund the cash portion of the purchase consideration and to repay Ascent's debt. At the time of the acquisition, we expected Ascent to contribute approximately $40 million in annualized revenue.

        SCB Computer Technology, Inc. ("SCB")—Based in Memphis, Tennessee, SCB provides IT services similar to CIBER, including consulting, outsourcing and professional staffing, with a particular focus on federal and state government clients. The aggregate purchase price included $44.3 million in cash and $12.7 million in CIBER common stock. In addition, SCB had certain debt obligations, totaling approximately $33.1 million, which we repaid shortly after closing the acquisition. We used a portion of the cash raised from our Debentures to fund the cash portion of the purchase consideration and to repay SCB's debt. This acquisition expanded our Federal Government and State & Local Government Solutions segment and added beneficial customer relationships to our Commercial Solutions business. We expect that a combined CIBER and SCB will be able to compete more effectively for larger public sector contracts. At the time of the acquisition, we expected SCB to contribute approximately $120 million in annualized revenue; however, SCB's operations generally had lower average billing rates and slightly lower gross margins than our historical averages, which lower our measurements in these areas slightly. The acquisition provides an opportunity to realize operational efficiencies in the form of lower combined selling, general and administrative costs, primarily by reducing SCB's corporate administrative costs.

        ECsoft Group plc.    (now named CIBER Europe Limited) is based in London. At the time of the acquisition, ECsoft had operations in Denmark, the Netherlands, Norway, Sweden and the U.K. that provided IT consulting services similar to services provided by CIBER. We acquired ECsoft to increase the size of our European operations and add depth to our European management team. At the time of the acquisition we expected ECsoft to add approximately $55 million in annual revenue.

        Decision Consultants, Inc.    ("DCI") was very similar to our existing Commercial Solutions operations. The majority of DCI's revenue was from clients that were already CIBER clients and most of DCI's operations were in locations already served by CIBER Commercial branch operations. As a result, the primary asset acquired was the workforce in place, which is accounted for as goodwill. Like CIBER, DCI's consultants comprised an experienced technical workforce that we believed would help maintain and obtain business at both current and new clients. DCI added depth to our executive and operations management teams and allowed us to combine many of the DCI offices with existing CIBER offices to obtain economies of scale resulting in reduced overhead costs as a percentage of revenue. Also significant were the cost savings realized by combining redundant corporate back-office functions. DCI added significantly to CIBER's existing consultant base at IBM, Ford and Verizon, among others. In addition, the acquisition gave us opportunities within some new strategic clients; however, these clients did not constitute a significant percentage of DCI's revenue.

        The results of operations of these acquired businesses have been included in our Consolidated Financial Statements since the closing date of the respective acquisition.

Results of Operations

Consolidated

        The following table sets forth certain consolidated statement of operations data, expressed as a percentage of revenue:

	Year Ended December 31,
	2002	2003	2004
Consulting services	95.8%	96.0%	96.0%
Other revenue	4.2	4.0	4.0

Total revenue	100.0	100.0	100.0

Gross profit-consulting services	28.5	28.0	27.2
Gross profit-other revenue	31.9	27.3	36.6

Gross profit-total	28.7	27.9	27.5
Selling, general and administrative expenses	24.5	22.8	20.9
Amortization of intangible assets	0.2	0.4	0.5

Operating income	4.0	4.7	6.1
Interest and other income (expense), net	(0.1)	(0.2)	(0.5)

Income before income taxes	3.9	4.5	5.6
Income tax expense	1.6	1.6	2.1

Net income	2.3%	2.9%	3.5%

        The following table sets forth certain operating data for our reportable segments:

	Year Ended December 31,
	2002	2003	2004
	(In thousands)
Total revenue:
Commercial Solutions	$350,718	$363,508	$353,501
Federal Government Solutions	62,078	73,769	147,685
State & Local Government Solutions	87,545	86,694	115,493
Package Solutions	90,388	93,801	88,002
European Operations	20,916	76,509	140,790
Inter-segment	(3,327)	(2,294)	(2,450)

Total revenue	608,318	691,987	843,021

Income from operations:
Commercial Solutions	29,458	29,520	29,281
Federal Government Solutions	7,306	10,975	19,633
State & Local Government Solutions	6,600	5,915	8,788
Package Solutions	4,648	8,797	7,974
European Operations	2,644	2,373	9,067
Corporate expenses	(25,224)	(22,453)	(19,261)

Total	25,432	35,127	55,482
Amortization of intangibles	(910)	(2,664)	(4,214)

Operating income	24,522	32,463	51,268

Net interest and other expense	(737)	(1,028)	(3,873)

Net income	$14,178	$19,984	$29,701

Year Ended December 31, 2004 as compared to Year Ended December 31, 2003

        Total revenue increased 22% to $843.0 million in 2004 from $692.0 million in 2003. The 2004 revenue growth primarily resulted from our 2004 acquisitions of SCB, Ascent and Novasoft, plus the full year benefit of our 2003 acquisitions of ECSoft and AlphaNet. Our 2004 acquisitions added approximately $165 million in incremental revenue to 2004 and the full year benefit of our 2003 acquisitions added another $13 million in incremental revenue to 2004. Excluding the incremental revenue contributed by the 2003 and 2004 acquisitions, 2004 revenues would have decreased by approximately 4% from the prior year. Approximately one fourth of the decrease was due to a reduction in services from a large telecommunications client in September of 2003, which negatively impacted revenue on a year over year basis by approximately $8 million. Revenue in 2004 was positively impacted by organic revenue growth in our Federal Government Solutions and European Operations segments that was offset by decreased sales in our Commercial, State & Local Government and Package Solutions segments. Our average number of billable consultants working during the year increased 27% to approximately 6,500 in 2004 from approximately 5,100 in 2003. Other revenues increased to $33.9 million in 2004 from $28.0 million in 2003 due to our acquisition of Ascent and sales of their proprietary software product. The Ascent increase was partially offset by decreased domestic hardware and software sales. Our average billing rate decreased to $71 per hour in 2004 compared to $72 per hour in 2003, primarily due to lower billing rates on the incremental revenue contributed by SCB and offset partially by increased average billing rates in Europe in part from slightly higher average rates contributed by Novasoft.

        In total, our gross profit percentage decreased to 27.5% of revenue in 2004 from 27.9% of revenue in 2003. This decrease is due to lower gross margins on services revenue, partially offset by increased gross margins on other revenue. The decline in gross profit on services revenue was primarily due to expected lower margins on the incremental revenue contributed by SCB, as well as lower profitability on three projects that experienced cost overruns. Our gross profit percentage on other revenue increased to 36.6% in 2004 from 27.3% in 2003 due to increased sales of higher-margin proprietary software products contributed by Ascent. In addition, consultant utilization improved in 2004 to 90% compared to utilization of 89% in 2003.

        Selling, general and administrative expenses ("SG&A") increased to $176.7 million in 2004 from $158.2 million in 2003, due to the incremental costs associated with our 2004 acquisitions. As a percentage of sales, SG&A decreased to 20.9% in 2004 from 22.9% in 2003, as we continued efforts to contain costs and leverage our existing overhead infrastructure. Contributing to this was a combined $2.0 million decrease in office rent and SG&A depreciation expense in 2004.

        Amortization of intangible assets increased to $4.2 million in 2004 from $2.7 million in 2003 due to additional amortizable intangible assets, primarily customer relationships, resulting from our recent acquisitions.

        Interest income and expense fluctuates based on our average cash balance invested or amounts borrowed. Interest expense increased to $7.0 million in 2004 from $2.1 million in 2003 primarily due to the December 2003 sale of $175 million of 2.875% Convertible Senior Subordinated Debentures ("Debentures"). Interest income is primarily from cash held in our European subsidiaries.

        Other income, net was $2.2 million in 2004 as compared to $162,000 in 2003. Other income in 2004 included foreign currency transaction gains of $1.2 million as well as $376,000 of gains on foreign currency forward contracts.

        Our effective tax rate was 37.3% in 2004 compared to 36.4% in 2003. Our effective tax rate in 2004 was favorably impacted by a Federal research credit while to a greater extent 2003 was favorably impacted from tax benefits resulting from the closure of certain subsidiary operations. Our acquisition of Novasoft in late 2004 has also slightly increased our effective taxes rates as Novasoft operates in foreign countries with higher tax rates.

Year Ended December 31, 2003 as compared to Year Ended December 31, 2002

        Total revenue increased 14% to $692.0 million in 2003 from $608.3 million in 2002. This represented a 14% increase in consulting services revenue, as well as a 10% increase in other revenue. Other revenue increased to $28.0 million in 2003 from $25.5 million in 2002. This resulted from an increase in demand for IT products during 2003. The 2003 revenue growth resulted primarily from our ECsoft and AlphaNet acquisitions, which closed in 2003, plus the full year benefit of our 2002 DCI acquisition. Combined, these acquisitions added approximately $90 million in incremental revenue to 2003. These increases were partially offset by a reduction in services from a large telecommunications client, which negatively impacted revenue by approximately $7 million in 2003. Our average number of billable consultants increased 13% to approximately 5,100 in 2003 compared to approximately 4,500 in 2002.

        In total, our gross profit percentage decreased to 27.9% of revenue in 2003 from 28.7% in 2002. This decrease was due to lower gross margins on both services revenue and other revenue. The decline in gross profit on services revenue was due to a combination of domestic pricing rate pressure and a lower gross profit percentage on the full year incremental revenue contributed by our May 2002 acquisition of DCI. Our gross profit percentage on other revenue decreased to 27.3% in 2003 from 31.9% in 2002 due to increased sales on lower-margin computer hardware products. Lower-margin computer hardware product sales accounted for 64% of other revenue in 2003 compared to 54% in 2002, with higher-margin commission revenue accounting for the remainder.

        Selling, general and administrative expenses ("SG&A") increased to $158.2 million in 2003 from $148.9 million in 2002. As a percentage of sales, SG&A decreased to 22.9% in 2003 from 24.5% in 2002, which demonstrated our continuing efforts to contain costs and leverage our existing infrastructure. Our rent and SG&A depreciation expense, combined was $2.7 million less in 2003 than it was in 2002. The absolute increase in SG&A costs resulted from the incremental SG&A associated with the acquired operations of DCI in May of 2002, ECsoft in January of 2003 and AlphaNet in June of 2003.

        Amortization of intangible assets increased to $2.7 million in 2003 from $910,000 in 2002 due to additional amortizable intangible assets resulting from acquisitions.

        Interest income and expense fluctuates based on our average cash balance invested or amounts borrowed. In December 2003, we completed a $175 million sale of Debentures and paid off our outstanding borrowings under our bank line of credit. Interest expense increased, year over year due to the combination of increased borrowing under our line of credit to fund our acquisition of ECsoft in January 2003, as well as interest expense relating to the Debentures.

        Our effective tax rate was 36.4% in 2003 compared to 40.4% in 2002. Our effective tax rate decreased in 2003 from the prior year due to the current year tax benefits resulting from the closure of certain subsidiary operations.

Commercial Solutions

	Year Ended December 31,
	2002	2003	2004
	(Dollars in thousands)
Consulting services	$343,373	$353,850	$346,288
Other revenue	7,345	9,658	7,213

Total revenue	350,718	363,508	353,501

Gross profit-consulting services	92,820	91,361	91,147
Gross profit-other revenue	894	1,152	739

Gross profit-total	93,714	92,513	91,886

Operating income	29,458	29,520	29,281
Gross profit percentage-consulting services	27.0%	25.8%	26.3%
Gross profit percentage-other revenue	12.2%	11.9%	10.2%
Gross profit percentage-total	26.7%	25.5%	26.0%
Operating income percentage	8.4%	8.1%	8.3%

        Commercial Solutions revenue most significantly benefited from our acquisition of DCI in 2002 and, to a lesser extent, our acquisitions of AlphaNet in 2003 and SCB in 2004. Excluding the impact of acquisitions, Commercial Solutions revenue decreased by approximately 14% in 2004 and 11% in 2003 as compared to the prior year. The decrease in revenues is primarily due to the continued intentional shift away from IT staffing toward a project-based solution oriented model. This shift is substantially complete and is evidenced by quarterly revenue growth in this segment during 2004. After a decline in revenue in the first quarter of 2004 as compared to the fourth quarter of 2003, revenue in this segment grew sequentially in the second and third quarters of 2004. Revenue declined slightly in the fourth quarter of 2004 as compared to the third quarter of 2004 due to expected lower consultant utilization resulting from increased vacation time taken during the holiday season. The single event that negatively impacted revenue in this segment the most in 2003 and 2004 occurred in September of 2003, when a large telecommunications client significantly reduced the use of our services. This client reduction negatively impacted revenue by approximately $7 million in 2003 and by $8 million in 2004. We expect the organic growth that occurred within 2004 in the Commercial Solutions segment to continue in 2005 since the shift away from IT staffing and toward more project-based work is substantially complete.

        Gross profit percentage on service revenue decreased by 120 basis points to 25.8% in 2003 compared to 27.0% in 2002 due primarily to the full year impact of lower gross profit associated with revenue contributed by our May 2002 acquisition of DCI. Gross profit percentage on service revenue improved by 50 basis points in 2004 to 26.3% compared to 25.8% in 2003 due to our continued shift away from IT staffing toward higher-margin project-based work. Our gross profit percentage on other revenue, which represents resale of third-party hardware and software products, declined by 30 basis points in 2003 compared to 2002 and by 170 basis points in 2004 compared to 2003. Continued downward pricing pressure on hardware and software, resulting from increased competition from the direct sales channels of hardware and software manufacturers, was the primary cause of the decrease in the other revenue gross profit percentage.

        Operating income percentage has been relatively consistent, with slight changes resulting primarily from changes in gross profit.

        Our average billing rate was approximately $64, $62 and $61 per hour in 2002, 2003 and 2004, respectively, while our consultant utilization for the same periods was 92%, 93% and 94%. Commercial Solutions' average consultant headcount was approximately 2,800, 3,000 and 3,000 in 2002, 2003 and 2004, respectively.

Federal Government Solutions

	Year Ended December 31,
	2002	2003	2004
	(Dollars in thousands)
Consulting services	$61,943	$73,769	$147,657
Other revenue	135	—	28

Total revenue	62,078	73,769	147,685

Gross profit-consulting services	15,990	19,861	35,269
Gross profit-other revenue	2	—	2

Gross profit-total	15,992	19,861	35,271

Operating income	7,306	10,975	19,633
Gross profit percentage-consulting services	25.8%	26.9%	23.9%
Gross profit percentage-other revenue	1.5%	—	7.1%
Gross profit percentage-total	25.8%	26.9%	23.9%
Operating income percentage	11.8%	14.9%	13.3%

        Federal Government Solutions revenue increased significantly in both 2003 and 2004. Our acquisition of SCB in March of 2004 contributed to the 2004 revenue increase, adding incremental revenue of approximately $53 million. Excluding the impact of the SCB acquisition, Federal revenue increased by approximately 19% in 2003 and 28% in 2004 as compared to the prior year. The revenue increase is primarily due to increased spending, particularly in the areas of defense and homeland security within existing government agency clients, as well as the successful penetration of new agency accounts resulting in new contract wins. While we do expect organic growth to continue in the Federal Government Solutions segment in 2005, we believe it is unlikely that this segment will grow at the same high rate as in 2003 and 2004.

        Gross profit percentage in the Federal Government Solutions segment decreased in 2004 by 300 basis points to 23.9% compared to 26.9% in 2003. Our March 2004 acquisition of SCB accounted for all of that decline. The majority of the Federal revenue contributed by SCB consists of long-term contracts with low bill rates and low gross margins. Though gross margins are low on these contracts, the SG&A overhead structure is also low. As a result, operating income as a percentage of revenue declined by only 160 basis points in 2004 compared to the 300 basis point year over year decline in the gross profit percentage.

        Our average billing rate was approximately $64, $66 and $50 per hour in 2002, 2003 and 2004, respectively, while our consultant utilization rate for the same periods was 93%, 93% and 94%. Federal Government Solutions' average consultant headcount was approximately 500, 600 and 1,550 in 2002, 2003 and 2004, respectively.

State & Local Government Solutions

	Year Ended December 31,
	2002	2003	2004
	(Dollars in thousands)
Consulting services	$81,231	$78,490	$108,254
Other revenue	6,314	8,204	7,239

Total revenue	87,545	86,694	115,493

Gross profit-consulting services	24,083	22,166	30,617
Gross profit-other revenue	715	852	1,043

Gross profit-total	24,798	23,018	31,660

Operating income	6,600	5,915	8,788
Gross profit percentage-consulting services	29.6%	28.2%	28.3%
Gross profit percentage-other revenue	11.3%	10.4%	14.4%
Gross profit percentage-total	28.3%	26.6%	27.4%
Operating income percentage	7.5%	6.8%	7.6%

        State & Local Government Solutions revenue significantly benefited from our acquisition of SCB in 2004. Excluding the impact of that acquisition, State & Local Government operations 2004 revenue decreased by approximately 8% compared to 2003 and 2003 revenue decreased 1% compared to 2002. The decrease in revenue is due primarily to IT budget constraints in the state and local government marketplace resulting from overall state and local budget deficits. Other revenue represents resale of third-party hardware and software products. If state budgets improve in 2005, we anticipate that organic growth in the State & Local Government Solutions segment will improve, evidenced by a strong pipeline of business opportunities in this segment.

        The consulting services gross profit percentage in our State & Local segment decreased in 2003 by 140 basis points from 29.6% in 2002 to 28.2% in 2003. Increased use of higher-cost subcontractor labor in 2003 was the main cause of the gross profit percentage decline. In 2004, consulting services gross profit percentage remained relatively consistent with 2003 as consultant utilization improved slightly but was offset by a decrease in the average billing rate.

        Our average billing rate was approximately $76, $77 and $73 per hour in 2002, 2003 and 2004, respectively, while our consultant utilization for the same periods was 88%, 90% and 91%. State & Local Government Solutions' average consultant headcount was approximately 575, 560 and 810 in 2002, 2003 and 2004, respectively. SG&A as a percentage of revenue was relatively flat in 2004 and thus the improvement in 2004 operating income percentage was due entirely to improvement in the overall gross profit percentage.

Package Solutions

	Year Ended December 31,
	2002	2003	2004
	(Dollars in thousands)
Consulting services	$79,929	$84,380	$77,942
Other revenue	10,459	9,421	10,060

Total revenue	90,388	93,801	88,002

Gross profit-consulting services	25,516	28,637	23,322
Gross profit-other revenue	6,490	5,230	5,385

Gross profit-total	32,006	33,867	28,707

Operating income	4,648	8,797	7,974
Gross profit percentage-consulting services	31.9%	33.9%	29.9%
Gross profit percentage-other revenue	62.1%	55.5%	53.5%
Gross profit percentage-total	35.4%	36.1%	32.6%
Operating income percentage	5.1%	9.4%	9.1%

        Package Solutions 2004 revenue decreased by approximately 6% compared to 2003 and 2003 revenue increased approximately 4% compared to 2002. The decrease in 2004 revenues was primarily due to a decrease in PeopleSoft-related services offset in part by an increase in Oracle-related services. The market for PeopleSoft implementation services was hindered in 2004 due to the uncertainty around Oracle Corporation's bid to acquire PeopleSoft. Firms that had purchased PeopleSoft software licenses were 21 reluctant to engage firms like CIBER to implement that software until there was clarity around the outcome of Oracle's takeover attempt. In January of 2005, Oracle successfully completed the takeover of PeopleSoft. We are hopeful that completion of the takeover of PeopleSoft by Oracle will lead to organic growth in 2005 resulting from implementation service revenue associated with PeopleSoft software. The 2003 increase in sales was primarily due to an increase in PeopleSoft-related services focused in the Higher Education market. Other revenue is from commissions on the resale of third-party IT hardware products.

        Gross profit as a percentage of service revenue in the Package Solutions segment declined by 400 basis points in 2004 to 29.9% compared to 33.9% in 2003. The decline was due to constrained demand because of the Oracle takeover attempt of PeopleSoft previously mentioned, which caused consultant utilization to decline. In addition, cost overruns on a PeopleSoft project in the first half of 2004 also negatively impacted gross profit margins on service revenue. Gross profit on other revenue, which consists of commission dollars earned on the resale of certain hardware products, declined in both 2003 and 2004 compared to margins earned in each of the previous years. The decline in 2003 of 660 basis points from 62.1% of revenue to 55.5% was due to the completion of a highly profitable royalty arrangement that concluded in the first quarter of 2002.

        Package Solutions' operating income in 2004 was positively affected by a decrease in SG&A costs of approximately $2.2 million (10%) primarily due to decreased rent/occupancy costs, as well as less depreciation expense. SG&A as a percentage of revenue decreased by 310 basis points in 2004 compared to the prior year.

        Our average billing rate was approximately $146, $147 and $145 per hour in 2002, 2003 and 2004, respectively, while our consultant utilization for the same periods was 65%, 75% and 76%. Package Solutions' average consultant headcount was approximately 400, 350 and 325 in 2002, 2003 and 2004, respectively.

European Operations

	Year Ended December 31,
	2002	2003	2004
	(Dollars in thousands)
Consulting services	$19,715	$75,778	$131,471
Other revenue	1,201	731	9,319

Total revenue	20,916	76,509	140,790

Gross profit-consulting services	8,310	23,927	39,452
Gross profit-other revenue	27	411	5,240

Gross profit-total	8,337	24,338	44,692

Operating income	2,644	2,373	9,067
Gross profit percentage-consulting services	42.2%	31.6%	30.0%
Gross profit percentage-other revenue	2.2%	56.2%	56.2%
Gross profit percentage-total	39.9%	31.8%	31.7%
Operating income percentage	12.6%	3.1%	6.4%

        Our European Operations segment revenue increased significantly in both 2003 and 2004. Our acquisition of ECsoft in January 2003 and our acquisitions of Ascent in May 2004 and Novasoft in September 2004 contributed significantly to the increase. ECsoft contributed revenue of approximately $55 million in 2003 and $60 million in 2004. Ascent and Novasoft contributed approximately $25 million and $27 million in 2004, respectively. Excluding the impact of acquisitions, European operations revenue increased by approximately 33% in 2004 compared to 2003. This includes the impact of favorable changes in foreign currency rates vs. the U.S. Dollar, which we estimate contributed approximately $3 million to the 2004 revenue increase. Excluding the impact of foreign exchange rate changes, our European Operations had organic revenue growth of approximately 17% in 2004. The 2004 organic growth rate is somewhat distorted by the large percentage of overall revenue contributed by acquisitions in 2003 and 2004. While we do expect organic growth to continue in 2005, we believe it is unrealistic to expect an organic growth rate similar to that of 2004. Other revenue in 2004 represents Ascent's sales of proprietary and third-party software products.

        Gross profit percentage on services decreased 160 basis points in 2004 to 30.0% compared to 31.6% in 2003. Approximately 70 basis points of the 2004 decrease was due to a project overrun in our Denmark operation. The remainder of the fluctuation in gross profit percentage for both 2003 and 2004 was due to a change in the mix of our business resulting from our various acquisitions during those years of companies that operated at more traditional industry levels. Overall gross profit percentage was relatively unchanged in 2004 compared to 2003 due to high margin Ascent software sales. The acquisition of ECsoft in January 2003 caused significant changes in the gross profit and operating income percentages in 2003 compared to 2002.

        Operating income as a percentage of revenue improved in 2004 due to the acquisitions of Ascent and Novasoft, both higher operating margin businesses, and also reductions in SG&A payroll costs and office rent. In addition, 2003 operating income was negatively impacted by a $1.6 million operating loss within a U.K. subsidiary closed in the middle of that year.

        Our average billing rate was approximately $106, $103 and $121 per hour in 2002, 2003 and 2004, respectively, while our consultant utilization for the same periods was 74%, 69% and 69%. European Operations' average consultant headcount was approximately 100, 500 and 750 in 2002, 2003 and 2004, respectively, but had grown to approximately 1,100 by December 31, 2004.

Liquidity and Capital Resources

        At December 31, 2004, we had $138.9 million of working capital and a current ratio of 2.0: 1. Historically, we have used our operating cash flow, periodic borrowings under our line of credit, periodic sales of our common stock as well as the sale of Debentures to finance our operations and business combinations. We believe that our cash and cash equivalents and our operating cash flow will be sufficient to finance our working capital needs through at least the next year.

	Year Ended December 31,
	2003	2004
	(In thousands)
Net cash provided by (used in):
Operating activities	$42,368	$36,925
Investing activities	(19,541)	(127,385)
Financing activities	93,819	(2,070)
Effect of foreign exchange rates on cash	992	4,439

Net increase (decrease) in cash and equivalents	$117,638	$(88,091)

        Our balance of cash and cash equivalents was $44.4 million at December 31, 2004 as compared to a balance of $132.5 million at December 31, 2003. At December 31, 2004, substantially all of our cash balance was maintained by our European subsidiaries; of which, approximately $28 million was held by our Novasoft subsidiary. Until we acquire 100% ownership of Novasoft, our use of their cash, outside of their business opportunities or needs, is limited.

        Although 2004 operating results improved over 2003, cash provided by operating activities decreased as a result of working capital changes, primarily within accounts receivable and accrued compensation.

        Total accounts receivable increased to $206.1 million at December 31, 2004 from $140.0 million at December 31, 2003 primarily due to our 2004 acquisitions, which added $44.6 million of accounts receivable in the aggregate on the closing dates of the acquisitions. Total accounts receivable days sales outstanding ("DSO") was 80 days at December 31, 2004 as compared to 76 days at December 31, 2003. Changes in accounts receivable have a significant effect on our cash flow. Items that can affect our accounts receivable DSO include: contractual payment terms, client payment patterns (including approval or processing delays and cash management), client mix (public vs. private), fluctuations in the level of IT product sales and the effectiveness of our collection efforts. Many of the individual reasons are outside of our control and, as a result, it is normal for our DSO to fluctuate from period to period affecting our liquidity.

        Accrued compensation and related liabilities increased to $46.5 million at December 31, 2004 from $38.0 million at December 31, 2003. This increase is primarily due to $17.1 million of compensation-related liabilities acquired with SCB, Ascent and Novasoft acquisitions, being offset partially by the effects from the timing of our normal bi-weekly U.S. payroll cycle. At December 31, 2004, there were only 5 days of unpaid wages as compared to 13 days at December 31, 2003.

        Investing activities are primarily comprised of cash paid for acquisitions and purchases of property and equipment. We used cash of $120.3 million for acquisitions in 2004 as compared to only $17.6 million used for acquisitions in 2003. Spending on property and equipment increased to $7.4 million in 2004 from $4.4 million in 2003 as we made certain investments in corporate back-office systems, as well as equipment used for certain client engagements.

        Financing activities used cash in 2004, primarily because our net borrowings under our line of credit were $48.7 million, which was offset by our repayment of $52.6 million of debt assumed with our acquisitions. In 2003, we received net cash proceeds of $169.3 million from the sale of the Debentures. We used $48.1 million of the Debenture proceeds for the purchase of treasury stock and we paid off the balance under our line of credit.

        Accounts payable and other accrued liabilities typically fluctuate based on when we receive actual vendor invoices and when payment is made. The largest of such items typically relates to vendor payments for IT hardware and software products that we resell and payments to services-related contractors. The increase in accounts payable in 2004 is partially due to both acquisitions and additional hardware-related payables, while the increase in other accrued expenses and liabilities is primarily due to acquisitions.

        Deferred Revenue increased to $12.4 million at December 31, 2004 from $747,000 as of December 31, 2003 primarily due to our acquisition of Ascent. Ascent receives payments from clients up front for annual software maintenance agreements.

        In 2004, we continued the repurchase of our common stock under our share repurchase program. At December 31, 2004, we had authorization for the repurchase of approximately 1,400,000 shares remaining. We may continue to use cash to repurchase our common stock.

        In early 2005, we increased our ownership in Novasoft to 95% and we announced our intentions to attempt to acquire all of the remaining Novasoft minority interest shares. We expect the cost to acquire all of the minority interest shares would be approximately $6-$7 million.

        Convertible Senior Subordinated Debentures—In a private placement on December 2, 2003, we issued $175 million of 2.875% Convertible Senior Subordinated Debentures ("Debentures") due to mature in December 2023. The Debentures are general unsecured obligations and are subordinated in right of payment to all of our indebtedness and other liabilities. Interest is payable semi-annually in arrears on June 15th and December 15th of each year. We made our first required payment on June 15, 2004.

        The Debentures are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 73.3138 shares per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $13.64 per share, subject to adjustments, prior to the close of business on the final maturity date only under the following circumstances: (1) during any fiscal quarter commencing after December 31, 2003, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; (2) during the five business days after any ten consecutive trading day period in which the trading price per $1,000 principal amount of Debentures for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Debentures; (3) if the Debentures have been called for redemption; or (4) upon the occurrence of certain specified corporate transactions. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock. The conversion price is subject to adjustment in certain circumstances. On January 4, 2005, CIBER made an irrevocable election to settle not less than 30% of the principal amount of the Debentures in cash and not in shares.

        From December 20, 2008 to, but not including December 15, 2010, we may redeem any of the Debentures if the closing price of our common stock exceeds 130% of the conversion price for at least 20 trading days in any 30 consecutive trading day period. Beginning December 15, 2010, we may, by providing at least 30-day notice to the holders, redeem any of the Debentures at a redemption price of 100% of their principal amount, plus accrued interest. Debenture holders may require us to repurchase their Debentures on December 15, 2008, 2010, 2013 and 2018 or at any time prior to their maturity in the case of certain events, at a repurchase price of 100% of their principal amount plus accrued interest.

        Bank Line of Credit—We have a $75 million revolving line of credit with Wells Fargo Bank, N.A. that expires on September 30, 2007. As of December 31, 2004, we had $48.7 million of outstanding borrowings under this line of credit. The line of credit automatically reduces to $60 million on March 31, 2005 and then again to $50 million on September 30, 2005. The line of credit is unsecured, unless borrowings exceed $40 million for two consecutive fiscal quarters or if certain financial covenant thresholds are exceeded, in which case substantially all of CIBER's assets would secure the line of credit. The interest rate charged on borrowings under the agreement ranges from the prime rate of interest ("prime") less 100 basis points to prime less 30 basis points depending on CIBER's Pricing Ratio and changes, as required, on the first day of each quarter. CIBER's Pricing Ratio is defined as the ratio of CIBER's Senior Funded Indebtedness at the end of each quarter divided by CIBER's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the prior four fiscal quarters then ended. On January 1, 2005, the bank's prime rate was 5.25% and our rate for borrowing was 4.45%. We are also required to pay a fee per annum on the unused portion of the line of credit. This fee ranges from 0.25% to 0.50% depending on CIBER's Pricing Ratio and changes, as required, on the first day of each quarter.

        The terms of the credit agreement contain, among other provisions, specific limitations on additional indebtedness, liens and merger activity and prohibit the payment of any dividends. The line of credit agreement also contains certain financial covenants including a maximum asset coverage ratio (Senior Funded Indebtedness, excluding amounts due to IBM Credit under the wholesale financing agreement, divided by net accounts receivable, excluding foreign accounts and accounts securing our wholesale finance agreement with IBM Credit) of 50%; a maximum leverage ratio (a ratio of Total Funded Indebtedness divided by EBITDA) of 5.0 to 1.0; a maximum senior leverage ratio (the ratio of Senior Funded Indebtedness divided by EBITDA) of 1.5 to 1.0; and a minimum fixed charges coverage ratio (the ratio of EBITDAR to Total Fixed Charges) of 1.75 to 1.0. We are required to satisfy the financial covenants at the end of each quarter. We were in compliance with these financial covenants as of December 31, 2004. Certain elements of these ratios are defined below.

  •
  Senior Funded Indebtedness includes borrowings under our line of credit and our term loans with Wells Fargo plus the face amount of any outstanding Letter of Credit and any liabilities under our Wholesale Financing Agreement with IBM Credit. It does not include our Debentures.
  •
  Total Funded Indebtedness includes all Senior Funded Indebtedness plus all subordinated indebtedness. This includes our Debentures.

  •
  EBITDA represents net income from continuing operations plus: interest expense, income tax expense, depreciation expense and amortization expense, measured over the prior four quarters.
  •
  EBITDAR represents net income plus: interest expense, income tax expense, depreciation expense, amortization expense and rent payments, measured over the prior four quarters.
  •
  Total Fixed Charges represents the sum of capital expenditures, plus interest expense and rent payments, measured over the prior four quarters.

Contractual Obligations

        The following table summarizes our contractual obligations at December 31, 2004:

	Payments due by period
	Total	Less than 1 year	1—3 years	4—5 years	More than 5 years
	(In thousands)
Long-term debt(1)(2)	$225,504	$—	$50,504	$—	$175,000
Operating leases(3)	61,740	22,462	26,548	9,714	3,016
Purchase obligations	1,603	1,060	543	—	—

Total	$288,847	$23,522	$77,595	$9,714	$178,016

(1)
Our Debentures of $175 million are due 2023 and we presently pay approximately $5 million annually in interest related to the Debentures. However, pursuant to their terms, they may be redeemed or converted to CIBER common shares at various times prior to maturity. See Note 10 to the Consolidated Financial Statements included herein for additional information.

(2)
We believe the future interest obligation on our line of credit is not estimable, primarily because the balance is not predictable and because the interest rate is a variable rate determined quarterly. Assuming neither the balance nor the rate changes in 2005, we would pay less than $2.2 million for interest expense in 2005 related to the line of credit.

(3)
Includes operating leases for all office locations and office equipment.

Seasonality

        We experience a moderate amount of seasonality. Our consulting revenue and profitability are affected by the number of workdays in a quarter. Typically, our billable hours are reduced in the second half of the year, especially during the fourth quarter, due to the large number of holidays and vacation time taken by our billable consultants. As a result, our operating income as a percentage of revenue is generally the lowest in the fourth quarter of each calendar year.

Recently Issued Accounting Standard

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"), which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123R supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance and amends SFAS No. 95, "Statement of Cash Flows." The Company must adopt SFAS No. 123R effective July 1, 2005, at which time the Company must calculate and record in the income statement the cost of equity instruments, such as stock options, awarded to employees for services received. The cost of the equity instruments is to be measured based on the grant-date fair value of the instruments and is required to be recognized over the period during which employees are required to provide services. Under the "modified prospective" transition method that we expect to apply upon adoption, compensation cost will be recognized for all awards granted subsequent to the effective date of SFAS No. 123R, as well as for the unvested portion of the awards outstanding as of the effective date. The implementation of the provisions of SFAS No. 123R will reduce our reported net income and earnings per share. We estimate that the adoption of SFAS No. 123R will reduce our 2005 net income by approximately $1.5 million to $2.5 million.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenue and expenses. On an on-going basis we evaluate our estimates, including those related to revenue earned but not yet billed, costs to complete fixed-price projects, collectibility of accounts receivable, valuation of goodwill, valuation of other intangible assets, certain accrued liabilities and other reserves, amounts related to income taxes and others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates. We believe the following accounting policies and estimates are most critical to our consolidated financial statements.

        Revenue recognition—We recognize revenue as services are performed or products are delivered in accordance with contractual agreements and U.S. generally accepted accounting principles. We primarily provide consulting services under time-and-materials or fixed-price contracts. We estimate that approximately 85%-90% of our service revenue is recognized under time-and-materials contracts as hours and costs are incurred. Under our typical time-and-materials billing arrangement, we bill our customers on a regularly scheduled basis, such as biweekly or monthly. At the end of each accounting period, we estimate and accrue revenue for services performed since the last billing cycle. When billed in the following month, we compare the actual bills to our accruals and any differences are adjusted to revenue at this time. Differences are commonly the result of adjustments made as time sheets are approved, late time sheets are received and rates are changed. For fixed-price contracts for system design, development and implementation, which we estimate represents approximately 10%-15% of our total revenue, we recognize revenue based on the estimated percentage of completion based on costs incurred relative to total estimated costs. Each contract has different terms, scope, deliverables and engagement complexities that require significant judgment. The cumulative impact of any revisions in estimated revenue and cost is recognized in the period in which the facts that give rise to the revision become known. Our ability to accurately predict personnel requirements and other costs, as well as to effectively manage a project or achieve a certain level of performance can have a significant impact on the gross margins related to our engagements. Also, with fixed-price contracts, we are subject to the risk of cost overruns. Losses, if any, on fixed-price contracts are recognized when the loss is determined.

        Collectibility of accounts receivable—We maintain an allowance for doubtful accounts at an amount we estimate to be sufficient to cover the risk of collecting less than full payment on our receivables. At December 31, 2004, we had gross accounts receivable of $208.2 million and our allowance for doubtful accounts was $2.1 million. Our allowance for doubtful accounts is based upon specific identification of probable losses. We review our accounts receivable and reassess our estimates of collectibility each month. Historically, our bad debt expense has been a very small percentage of our total revenue as most of our revenues are from large credit-worthy Fortune 500 companies and governments. If our clients' financial condition or liquidity were to deteriorate, resulting in an impairment of their ability to make payments or if customers were to express dissatisfaction with the services we have provided, additional allowances may be required.

        Valuation of goodwill—At December 31, 2004, we had $417.7 million of goodwill resulting from acquisitions. Goodwill is not amortized, but is subject to annual impairment testing. The impairment test involves the use of estimates related to the fair value of the business operations with which the goodwill is associated. The estimation of fair value requires significant judgment. Any loss resulting from an impairment test would be reflected in operating income in our statement of operations.

        Valuation of other intangible assets—In connection with our acquisitions, we are required to recognize other intangible assets separate and apart from goodwill if such assets arise from contractual or other legal rights or if such assets are separable from the acquired business. Other intangible assets include, among other things, customer-related assets such as order backlog, customer contracts and customer relationships. Determining a fair value for such items requires a high degree of judgment, assumptions and estimates. We often use third parties to assist us with such valuations. At December 31, 2004, we had $32.0 million of other intangible assets. In addition, these intangible assets are amortized over our best estimate of their useful life.

        Accrued compensation and other liabilities—Employee compensation costs are our largest expense category. We have a number of different variable compensation programs, which are highly dependent on estimates and judgments, particularly at interim reporting dates. Some programs are discretionary while others have quantifiable performance metrics. Certain programs are annual, while others are quarterly or monthly. Often actual compensation amounts cannot be determined until after our results are reported. We believe we make reasonable estimates and judgments using all significant information available. We also estimate the amounts required for incurred but not reported health claims under our self-insured employee benefit programs. Our accrual for health costs is based on historical experience and actual amounts may vary. In addition, with respect to our potential exposure to losses from litigation, claims and other assessments, we record a liability when such amounts are believed to be probable and can be estimated.

        Income taxes—To record income tax expense, we are required to estimate our income taxes in each of the jurisdictions in which we operate. In addition, income tax expense at interim reporting dates requires us to estimate our expected effective tax rate for the entire year. This involves estimating our actual current tax liability together with assessing temporary differences that result in deferred tax assets and liabilities and expected future tax rates. We record a valuation allowance to reduce our deferred tax assets to an amount we believe is more likely than not to be realized. We consider future taxable income and prudent and feasible tax planning strategies in assessing the need for a valuation allowance. If we subsequently determine that we will realize more or less of our net deferred tax assets in the future, such adjustment would be recorded as an increase or reduction of income tax expense in the period such determination is made. Circumstances that could cause our estimates of income tax expense to change include: the impact of information that subsequently becomes available as we prepare our tax returns; revision to tax positions taken as a result of further analysis and consultation; changes in the geographic mix of our business; the actual level of pre-tax income; changes in tax rules, regulations and rates; and changes mandated as a result of audits by taxing authorities.

        We also establish tax reserves when, despite our belief that our tax return positions are fully supportable, we believe that certain positions are subject to challenge and that we may not fully succeed. We adjust these reserves in light of changing facts, such as the progress of a tax audit, new case law, or expiration of a statute of limitations.

FACTORS THAT MAY AFFECT FUTURE RESULTS OR THE MARKET PRICE OF OUR STOCK

        We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section describes some, but not all, of the risks and uncertainties that may have a material adverse affect on our business, financial condition, results of operations and the market price of our common stock and could cause our actual results to differ materially from those expressed or implied in our forward-looking statements.

Our quarterly revenues, operating results and profitability will vary from quarter to quarter, which may result in increased volatility of our share price.

        Our quarterly revenues, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter, making them difficult to predict. This may lead to volatility in our share price. Some of the factors that are likely to cause these variations are:

  •
  the business decisions of our clients regarding the use of our services;
  •
  the stage of completion of existing projects and/or their termination;
  •
  our ability to maintain our profit margins and manage costs, including those for personnel, support services and severance;
  •
  acquisition and integration costs related to possible acquisitions of other businesses;
  •
  changes in, or the application of changes in, accounting principles or pronouncements under U.S. generally accepted accounting principles;
  •
  currency exchange rate fluctuations;
  •
  changes in estimates, accruals or payments of variable compensation to our employees; and
  •
  global, regional and local economic and political conditions and related risks.

        Our profit margin, and therefore our profitability, is largely a function of the rates we charge for our services and the utilization rate, or chargeability, of our consultants. Accordingly, if we are not able to maintain the rates we charge for our services or an appropriate utilization rate for our consultants, we will not be able to sustain our profit margin and our profitability will suffer. A number of factors affect the rates we charge for our services, including:

  •
  our clients' perception of our ability to add value through our services;
  •
  changes in our pricing policies or those of our competitors;
  •
  the introduction of new products or services by us or our competitors;
  •
  the use of globally-sourced, lower-cost service delivery capabilities by our competitors and our clients; and
  •
  general economic conditions.

        Additionally, a number of factors affect our utilization rates, such as:

  •
  seasonality, including number of workdays and holiday and summer vacations;
  •
  our ability to transition consultants quickly from completed projects to new engagements;
  •
  our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce; and
  •
  our ability to manage employee turnover.

Our results of operations are materially affected by economic conditions and levels of client spending.

        Our results of operations are affected by the level of business activity of our clients, which in turn is affected by regional and global economic conditions. We continue to operate in a challenging economic environment in the United States and abroad, particularly in Europe. Due to the current economic environment, some clients have cancelled, reduced or deferred expenditures for IT products and services. We have implemented cost management programs to manage our expenses as a percentage of revenue. Current and future cost management efforts may not be sufficient, however, to maintain our margins if the current economic environment continues. In addition, our business tends to lag behind economic cycles and, consequently, the benefits of any economic recovery to our business may take longer to realize.

If we are not able to anticipate and keep pace with rapid changes in technology, our business will be negatively affected.

        Our market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. Our success depends, in part, on our ability to develop and implement technology services and solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely basis and our offerings may not be successful in the marketplace. In addition, services, solutions and technologies developed by our competitors may make our service or solution offerings uncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on our ability to obtain and successfully complete client engagements.

We may face damage to our professional reputation and/or legal liability if our clients are not satisfied with our services.

        As a professional services firm, we depend largely on our relationships with our clients and our reputation for high-quality professional services and integrity to attract and retain clients and employees. Additionally, many of our engagements involve projects that are critical to the operations of our clients' businesses. If a client is not satisfied with our services and/or we do not meet our contractual obligations to a client, it could subject us to legal liability and may be very damaging to our reputation, business, operating results and financial condition. Our contracts typically include provisions to limit our exposure to legal claims relating to our services and the applications we develop; however, these provisions may not protect us, or may not be enforceable under some circumstances or under the laws of some jurisdictions. It is possible, due to the nature of our business, that we will be sued in the future. Although we maintain professional liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities.

Termination of a contract by a significant client and/or cancellation with short notice could reduce our revenue and profitability and adversely affect our financial condition.

        Our five largest clients accounted for 30% of our revenue in 2004. The various agencies of the U.S. Federal Government represent our largest client, accounting for 16% of total revenue in 2004, while no other customer accounted for more than 6% of our total revenue. In 2005, we expect that the U.S. Federal Government will represent approximately 15-20% of our total revenues. Our clients typically retain us on a non-exclusive, engagement-by-engagement basis. Most individual client assignments are from three to twelve months; however, many of our client relationships have continued for many years. Although they may be subject to penalty provisions, clients may generally cancel a contract at any time with short notice. Under many contracts, clients may reduce or delay their use of our services without penalty. These terminations, reductions or delays could result from factors unrelated to our work product or the progress of the project, but could be related to business or financial conditions of the client, changes in client strategies or the economy generally. When contracts are terminated, we lose the associated revenues and we may not be able to eliminate associated costs in a timely manner. Consequently our profit margins may be adversely affected.

We may experience declines in revenue and profitability if we do not accurately estimate the cost of a large engagement conducted on a fixed-price basis.

        We estimate that approximately 10-15% of our total revenue in 2004 is from engagements performed in accordance with fixed-price contracts. Revenue for these types of engagements is recognized based on the estimated percentage of completion determined generally by costs incurred relative to total estimated costs. When making a proposal or managing a fixed-price engagement, we rely on our estimates of costs and timing for completing the project. These estimates reflect our best judgment regarding the efficiencies of our methodologies and consultants as we plan to apply them to the project. The cumulative impact of any adjustments in estimated revenue and cost are recognized as necessary in the period during which the facts causing the adjustment become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts, including delays caused by factors outside of our control, could make these contracts less profitable or unprofitable and may affect the amount of revenue reported in any period.

Financial and operational risks of our international operations could result in a decline in revenue and profitability.

        We have continued to expand our international operations in 2004 and estimate that our foreign operations currently represent approximately 17% of our total revenue. We presently have offices in 17 foreign countries. Due to our international operations, we are subject to a number of financial and operational risks that may adversely affect our revenue and profitability, including:

  •
  the costs and difficulties relating to managing geographically diverse operations;
  •
  foreign currency exchange rate fluctuations (discussed in more detail below);
  •
  differences in, and uncertainties arising from changes in, foreign business culture and practices;
  •
  restrictions on the movement of cash and the repatriation of earnings;
  •
  multiple, and possible overlapping or conflicting tax laws;
  •
  the costs of complying with a wide variety of national and local laws;
  •
  operating losses incurred in certain countries and the non-deductibility of those losses for tax purposes; and
  •
  differences in, and uncertainties arising from changes in legal, labor, political and economic conditions, as well as international trade regulations and restrictions, and tariffs.

        The revenues and expenses of our international operations generally are denominated in local currencies. Accordingly, we are subject to exchange rate fluctuations between such local currencies and the U.S. dollar. These exchange rate fluctuations subject us to currency translation risk with respect to the reported results of our international operations and the cost of potential acquisitions. There can be no assurance that we will not experience fluctuations in financial results from our operations outside of the U.S., and there can be no assurance that we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations. We manage our exposure to changes in foreign currency exchange rates through our normal operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. There is no assurance that we will continue to use such financial instruments in the future or that any such use will be successful in managing or controlling foreign currency risks.

We depend on contracts with various federal, state and local government agencies for a significant portion of our revenue, and if the spending policies or budget priorities of these agencies change, we could lose revenue.

        In 2004, approximately 32% of our revenue was from public sector clients, including federal, state, local and foreign governments and agencies. In 2005, we expect our public sector clients to comprise 35-40% of our total revenues. The market for our services depends largely on federal and state legislative programs and the budgetary capability to support programs, including the continuance of existing programs. These programs can be modified or amended at any time by acts of federal and state governments. Many government budgets have been adversely impacted by the economic slowdown. All but one state must operate under a balanced budget. In addition, changes in federal initiatives or in the level of federal spending due to budgetary or deficit considerations may have a significant impact on our future financial performance, as may curtailment of the federal government's use of consulting and technology services firms, the adoption of new laws or regulations that affect companies providing services to the federal government and potential delays in the government appropriation process.

        Additionally, federal government contracts contain provisions and are subject to laws and regulations that provide government clients with rights and remedies not typically found in commercial contracts. Among other things, governments may terminate contracts, with short notice, for convenience, as well as for default and cancel multi-year contracts if funds become unavailable.

Unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and could subject us to penalties and sanctions.

        The government agencies we contract with generally have the authority to audit and review our contracts with them. As part of that process, the government agency reviews our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. An audit of our work, including an audit of work performed by companies we have acquired or may acquire, could result in a substantial adjustment to our previously reported operating results. For example, any costs that were originally reimbursed could be subsequently disallowed. In this case, cash we have already collected may have to be refunded and operating margins may be reduced.

        If a government audit uncovers improper or illegal activities by us, or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any unfavorable determination could adversely affect our ability to bid for new work with one or more jurisdictions.

We may have difficulty integrating or managing those businesses we have acquired or may acquire in the future, which may have a material adverse impact on our financial results.

        Since January 1, 2002, we have acquired five different organizations, three of which are European companies. These acquisitions included Decision Consultants, Inc., ECsoft Group, plc, SCB Computer Technology, Ascent Technology Group Limited and Novasoft AG. Each of these acquisitions involves the integration of separate companies that have previously operated independently and have different corporate cultures. As a result, we may not succeed at integrating or managing acquired businesses or in managing the larger company that results from these acquisitions. The process of combining these companies may be disruptive to their business and our business and could have an adverse impact on the reputation and/or financial results of our Company as a result of the following difficulties, among others:

  •
  loss of key clients or management and technical personnel;
  •
  additional costs and delays from difficulties in the integration of the acquired business with our existing business activities;
  •
  assumption of unanticipated legal or other financial liabilities;
  •
  impairment charges for acquired intangible assets, including goodwill, that decline in value;
  •
  inconsistencies in standards, controls, procedures and policies among the companies being combined, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems;
  •
  coordination of geographically diverse organizations;
  •
  diversion of management's attention from the day-to-day business of our Company;
  •
  becoming significantly leveraged as a result of debt incurred to finance acquisitions; and
  •
  dilution to our earnings per share as a result of issuing shares of our stock to finance acquisitions.

        Difficulties with integration or management may also affect client satisfaction or create problems with the quality of client service, which could have an adverse impact on the reputation of our Company.

        If we are unable to integrate our acquisitions in a timely manner, or at all, or if we experience difficulty integrating or managing the acquired businesses, we may not achieve the desired level of benefits in connection with the transactions. Also, the costs of achieving those benefits may be greater than we anticipate. In the course of acquiring companies, we have recorded a significant amount of goodwill. Historically, we have not always achieved the level of benefits that we expected from our acquisitions, nor have the acquired businesses always achieved the revenue and profitability we anticipated. Such experiences could lead to a subsequent goodwill impairment charge.

        We will continue to evaluate from time to time, on a selective basis, other strategic acquisitions if we believe they will help us obtain well-trained, high-quality consultants, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence. There can be no assurance that we will be successful in identifying candidates or consummating acquisitions on terms that are acceptable or favorable to us. In addition, there can be no assurance that financing for acquisitions will be available on terms that are acceptable or favorable to us, if at all. We may issue shares of our common stock as part of the purchase price for some or all of these acquisitions. Future issuances of our common stock in connection with acquisitions also may dilute our earnings per share.

Our future success depends on our ability to continue to retain and attract qualified employees.

        Our business involves the delivery of professional services and is highly labor intensive. Our future success depends upon our ability to continue to attract, train, effectively motivate and retain highly skilled technical, managerial, sales and marketing personnel. Although we invest significant resources in recruiting and retaining employees, there is often considerable competition for certain personnel in the IT services industry, as a result, employee turnover is generally high. From time to time, we have trouble locating enough highly qualified candidates in desired geographic locations or with required specific expertise. The inability to attract and retain qualified employees in sufficient numbers could have a serious negative effect on us, including our ability to obtain and successfully complete important client engagements and thus, maintain or increase our revenues.

        In addition, we believe that there are certain key employees within the organization, primarily in the senior management team, who are important for us to meet our objectives. Due to the competitive employment nature of our industry, there is a risk that we will not be able to retain these key employees. The loss of one or more key employees could adversely affect our continued growth. In addition, uncertainty created by turnover of key employees could result in reduced confidence in our financial performance, which could cause fluctuations in our stock price and result in further turnover of our employees.

Our current indebtedness, and any future indebtedness, could adversely affect our business, our operating flexibility and our ability to make full payment on the Debentures.

        Our aggregate level of indebtedness increased in December 2003 in connection with our issuance of $175 million of Convertible Senior Subordinated Debentures ("Debentures") due 2023. The terms of the Debentures permit us to incur additional debt, including secured debt, and to repurchase our common stock. Additionally, the limited covenants applicable to the Debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. We also have a $75 million bank revolving line of credit that expires on September 30, 2007. We have used borrowings under our line of credit to finance some of our acquisitions. This credit facility contains specific limitations on additional indebtedness, liens and merger activity and prohibits the payment of dividends. Additionally, it requires CIBER to maintain specified financial covenants, including an asset coverage ratio, a leverage ratio, a senior leverage ratio, and a fixed charges coverage ratio. We have experienced, from time to time, instances of covenant non-compliance under our line of credit that have been waived by our lender. If we fail to comply with any covenants in the future, however, we may not be able to obtain a waiver and could be in default under a credit agreement.

        In the past, we have been successful in generating cash flow from operations to reduce our indebtedness. As of December 31, 2004, we had approximately $227.9 million of outstanding indebtedness and had the ability to incur approximately $20 million of additional debt under our revolving credit facility. We may obtain additional long-term debt and working capital lines of credit to meet our future financing needs, which would have the effect of increasing our total leverage.

        An increase in our leverage could have significant negative consequences, including:

  •
  limiting our cash flow available for general corporate purposes, such as acquisitions, due to the ongoing cash flow requirements for debt service;
  •
  limiting our ability to obtain, or obtain on favorable terms, future additional debt financing for working capital or acquisitions;
  •
  limiting our flexibility to react to competitive and other changes in our industry and economic conditions generally;
  •
  exposing us to a risk that a substantial decrease in net operating cash flows due to economic or adverse developments in our business could make it difficult to meet debt service requirements;
  •
  increasing our vulnerability to adverse economic and industry conditions; and
  •
  exposing us to risks inherent in interest rate fluctuations due to variable interest rates, which could result in higher interest expense.

        Our ability to repay or to refinance our indebtedness will depend upon our future operating performance and on economic, financial, competitive, regulatory, business and other factors beyond our control. If we are unable to service our indebtedness or maintain covenant compliance, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. Any additional capital raised through the sale of equity may dilute shareholders' ownership interest. There can be no assurances that any of these strategies could be undertaken on satisfactory terms, if at all.

We may be unable to repurchase our outstanding Debentures for cash or shares on specific dates or following a designated event.

        Debenture holders have a right to require us to repurchase the Debentures on specified dates or upon the occurrence of a designated event prior to maturity as described in the indenture. Additionally, the Debentures are convertible at the option of the holder into shares of our common stock under certain circumstances. CIBER has made an irrevocable election to settle not less than 30% of the principal amount of the Debentures in cash and not in shares, under these circumstances. We may not have sufficient funds to pay the repurchase or conversion price for all tendered Debentures in cash at such time or the ability to arrange necessary financing on acceptable terms. We may be subject to limitations under our bank line of credit related to the repurchase or conversion of our indebtedness. We may be prohibited under future indebtedness from repurchasing any Debentures prior to their stated maturity. In addition, if we fail to repurchase the Debentures as required by the indenture, it would constitute an event of default under the indenture, which, in turn, would be expected to constitute an event of default under any agreement relating to indebtedness, including our bank line of credit. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a designated event under the indenture governing the Debentures and thus not permit the Debenture holders to require us to repurchase or redeem the Debentures.

Conversion of the Debentures into shares would dilute the ownership interest of existing shareholders and may adversely affect the price of our common stock.

        Should it occur, the conversion of some or all of the Debentures into CIBER common shares will dilute the ownership interest of existing shareholders. Any significant sales in the public market of the common stock issuable upon conversion of the Debentures could also adversely affect prevailing market prices of our common stock.

We may be unable to obtain surety bonds or letters of credit in support of client engagements on acceptable terms, if available, which could affect our ability to obtain additional client engagements that require them.

        Some of our government clients, largely in the state and local market, may require us to provide surety bonds or letters of credit as a condition of being awarded a new engagement. We cannot be certain that surety bonds or letters of credit will be available to us on acceptable terms, if at all. If we cannot obtain surety bonds or letters of credit on acceptable terms, we may be unable to obtain additional client engagements that require them, which could negatively impact our ability to grow our business and adversely affect our business, financial condition and results of operations. As of December 31, 2004, we had approximately $18 million of outstanding surety bonds and approximately $800,000 of outstanding letters of credit supporting client engagements for which we may be required to make future payment. The issuer of our outstanding surety bonds requires that we post a letter of credit as collateral to support these possible obligations. We have a $6.0 million letter of credit outstanding to support our current surety program. The surety company may, at its discretion, require us to provide additional collateral as a condition for future surety bond issuances. We cannot be certain that such collateral will be available if needed.

The IT services industry is highly competitive, and we may not be able to compete effectively.

        We operate in a highly competitive industry that includes a large number of participants. We believe that we currently compete principally with other IT professional services firms, technology vendors and the internal information systems groups of our clients. Many of the companies that provide services in our industry have significantly greater financial, technical and marketing resources than we do. Our marketplace is experiencing rapid changes in its competitive landscape. Some of our competitors have sought access to public and private capital and others have merged or consolidated with better-capitalized partners. Larger and better-capitalized competitors have enhanced abilities to compete for market share generally and our clients specifically, in some cases, through significant economic incentives to clients to secure contracts. These competitors may also be better able to compete for skilled professionals by offering them large compensation incentives.

        One or more of our competitors may develop and implement methodologies that result in superior productivity and price reductions without adversely affecting their profit margins. In addition, there are relatively few barriers to entry into our industry. As a result, we have faced and expect to continue to face, competition from new entrants into our market. We may be unable to compete successfully with current or future competitors and our revenue and profitability may be adversely affected.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of CIBER or limit the price investors might be willing to pay for our stock, thus affecting the market price of our stock.

        Our certificate of incorporation and bylaws each contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. These provisions include adoption of a Preferred Stock Purchase Rights Agreement, commonly known as a "poison pill" that gives our board of directors the ability to issue preferred stock and determine the rights and designations of the preferred stock at any time without stockholder approval. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of CIBER. In addition, the staggered terms of our board of directors could have the effect of delaying or deferring a change in control. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and as a result, the price of our common stock could decline.

        The above factors and certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in the control or management of CIBER; this could adversely affect transactions in which our shareholders might otherwise receive a premium over the then-current market price for their shares of CIBER common stock.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risks related to changes in foreign currency exchange rates and interest rates. We believe our exposure to market risks is immaterial.

        During 2004, approximately 17% of our total revenue was attributable to our foreign operations. Our exposure to changes in foreign currency rates primarily arises from short-term intercompany transactions with our foreign subsidiaries and from client receivables in different currencies. Foreign sales are mostly made from our foreign subsidiaries in their respective countries and are typically denominated in the local currency of each country. Our foreign subsidiaries incur most of their expenses in their local currency as well, which helps minimize our risk of exchange rates.

        Our exposure to changes in interest rates arises primarily because our indebtedness under our bank line of credit has a variable interest rate.

Item 8. Financial Statements and Supplementary Data

        The following consolidated financial statements and supplementary data are included as part of this Annual Report on Form 10-K:

    Report of Independent Registered Public Accounting Firm — Ernst & Young LLP
    Report of Independent Registered Public Accounting Firm — KPMG LLP
    Consolidated Statements of Operations — Years Ended December 31, 2002, 2003 and 2004
    Consolidated Balance Sheets — December 31, 2003 and 2004
    Consolidated Statements of Shareholders' Equity — Years Ended December 31, 2002, 2003 and 2004
    Consolidated Statements of Cash Flows — Years Ended December 31, 2002, 2003 and 2004
    Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of CIBER, Inc.

        We have audited the accompanying consolidated balance sheets of CIBER, Inc. and subsidiaries (the Company) as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2005 expressed an unqualified opinion thereon.

Ernst & Young LLP

Denver, Colorado
March 10, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
CIBER, Inc.:

        We have audited the accompanying consolidated balance sheet of CIBER, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIBER, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for intangible assets in 2002.

KPMG LLP

Denver, Colorado
February 6, 2004, except as to Note 18, which is as of March 10, 2005

CIBER, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Year Ended December 31,
	2002	2003	2004
Consulting services	$582,864	$663,973	$809,162
Other revenue	25,454	28,014	33,859

Total revenue	608,318	691,987	843,021

Cost of consulting services	416,658	478,328	589,397
Cost of other revenue	17,326	20,369	21,450
Selling, general and administrative expenses	148,902	158,163	176,692
Amortization of intangible assets	910	2,664	4,214

Operating income	24,522	32,463	51,268
Interest income	160	887	923
Interest expense	(1,357)	(2,077)	(7,028)
Other income, net	460	162	2,232

Income before income taxes	23,785	31,435	47,395
Income tax expense	9,607	11,451	17,694

Net income	$14,178	$19,984	$29,701

Earnings per share — basic	$0.22	$0.31	$0.49
Earnings per share — diluted	$0.22	$0.31	$0.45
Weighted average shares — basic	63,313	63,505	60,701
Weighted average shares — diluted	63,989	65,451	74,642

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$132,537	$44,446
Accounts receivable, net	140,037	206,108
Prepaid expenses and other current assets	10,521	18,163
Income taxes refundable	4,616	743
Deferred income taxes	4,931	5,421

Total current assets	292,642	274,881

Property and equipment, at cost	46,023	61,308
Less accumulated depreciation and amortization	(30,646)	(34,563)

Property and equipment, net	15,377	26,745

Goodwill	249,992	417,663
Other intangible assets, net	8,231	31,982
Deferred income taxes	—	879
Other assets	7,081	6,522

Total assets	$573,323	$758,672

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,236	$28,200
Accrued compensation and related liabilities	37,954	46,491
Other accrued expenses and liabilities	23,652	35,570
Deferred revenue	747	12,435
Bank term loan — current portion	—	2,400
Income taxes payable	501	10,914

Total current liabilities	80,090	136,010
Bank line of credit	—	48,704
Bank term loan — long-term portion	—	1,800
Other long-term liabilities	4,951	2,500
Deferred income taxes	8,650	13,118
Long-term debentures	175,000	175,000

Total liabilities	268,691	377,132

Minority interest	—	3,877
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 64,705 shares issued	647	647
Additional paid-in capital	266,777	267,549
Retained earnings	85,366	107,808
Accumulated other comprehensive income	6,051	20,647
Treasury stock, 6,106 and 2,163 shares, at cost	(54,209)	(18,988)

Total shareholders' equity	304,632	377,663

Total liabilities and shareholders' equity	$573,323	$758,672

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity
(In thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital	Retained Earnings		Treasury Stock	Total Shareholders' Equity
	Shares	Amount
Balances at January 1, 2002	60,967	$610	$241,316	$54,385	$(1,701)	$(3,320)	$291,290

Net income	—	—	—	14,178	—	—	14,178
Unrealized gain on investments, net of $1,050 tax	—	—	—	—	1,511	—	1,511
Foreign currency translation	—	—	—	—	2,581	—	2,581

Comprehensive income							18,270
Acquisition consideration	1,105	11	8,685	—	—	—	8,696
Sale of stock to investors	2,459	25	14,070	—	—	—	14,095
Employee stock purchases and options exercised	172	1	1,267	(734)	—	5,183	5,717
Tax benefit from exercise of stock options	—	—	415	—	—	—	415
Stock compensation expense	2	—	110	2	—	34	146
Contingent liability for DCI put options	—	—	(5,832)	—	—	—	(5,832)
Purchases of treasury stock	—	—	—	—	—	(5,267)	(5,267)

Balances at December 31, 2002	64,705	647	260,031	67,831	2,391	(3,370)	327,530

Net income	—	—	—	19,984	—	—	19,984
Unrealized loss on investments, net of $873 tax	—	—	—	—	(1,310)	—	(1,310)
Foreign currency translation	—	—	—	—	4,970	—	4,970

Comprehensive income							23,644
Employee stock purchases and options exercised	—	—	—	(2,453)	—	10,277	7,824
Tax benefit from exercise of stock options	—	—	908	—	—	—	908
Stock compensation expense	—	—	6	4	—	64	74
Settlement of DCI put options	—	—	5,832	—	—	(5,832)	—
Purchases of treasury stock	—	—	—	—	—	(55,348)	(55,348)

Balances at December 31, 2003	64,705	647	266,777	85,366	6,051	(54,209)	304,632

Net income	—	—	—	29,701	—	—	29,701
Foreign currency translation	—	—	—	—	14,596	—	14,596

Comprehensive income							44,297
Acquisition consideration	—	—	—	(3,797)	—	34,255	30,458
Employee stock purchases and options exercised	—	—	—	(3,458)	—	12,087	8,629
Tax benefit from exercise of stock options	—	—	772	—	—	—	772
Stock compensation expense	—	—	—	(4)	—	60	56
Purchases of treasury stock	—	—	—	—	—	(11,181)	(11,181)

Balances at December 31, 2004	64,705	$647	$267,549	$107,808	$20,647	$(18,988)	$377,663

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2002	2003	2004
Operating activities:
Net income	$14,178	$19,984	$29,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,684	8,604	10,006
Amortization of intangible assets	910	2,664	4,214
Deferred income tax expense	7,009	7,653	10,155
Provision for doubtful receivables	3,520	2,025	1,208
Provision for office lease and closure costs	1,306	1,267	—
Other, net	(9)	(253)	(27)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	16,849	6,789	(15,948)
Other current and long-term assets	2,121	1,459	1,347
Accounts payable	(7,400)	1,169	4,685
Accrued compensation and related liabilities	(427)	271	(12,145)
Other accrued expenses and liabilities	(4,801)	(15,592)	(6,185)
Income taxes payable/refundable	3,680	6,328	9,914

Net cash provided by operating activities	47,620	42,368	36,925

Investing activities:
Acquisitions, net of cash acquired	(41,552)	(17,648)	(120,328)
Proceeds from the sale of DigiTerra Broadband, net of expenses	—	1,986	300
Purchases of property and equipment, net	(2,879)	(4,410)	(7,357)
Purchases of investments	(4,393)	(62)	—
Sales of investments	1,652	593	—
Loans to officers	(1,493)	—	—
Repayment of loans to officers	243	—	—

Net cash used in investing activities	(48,422)	(19,541)	(127,385)

Financing activities:
Employee stock purchases and options exercised	5,717	7,824	8,629
Sale of stock to investors	14,095	—	—
Borrowings on long-term bank line of credit	337,044	367,965	246,448
Payments on long-term bank line of credit	(333,814)	(389,829)	(197,744)
Purchases of treasury stock	(4,017)	(55,348)	(11,181)
Borrowings on term note	—	—	6,000
Payments on term note	—	—	(1,800)
Minority shareholder capital contribution	—	—	294
Repayment of debt of acquired companies	(11,739)	—	(52,628)
Repayment of acquisition note payable	(1,500)	—	—
Line of credit origination/amendment fees paid	(100)	(250)	(88)
Proceeds from debenture offering, net of financing costs	—	169,289	—
Cash settlement of put options	—	(5,832)	—

Net cash provided by (used in) financing activities	5,686	93,819	(2,070)

Effect of foreign exchange rate changes on cash	646	992	4,439

Net increase (decrease) in cash and cash equivalents	5,530	117,638	(88,091)
Cash and cash equivalents, beginning of year	9,369	14,899	132,537

Cash and cash equivalents, end of year	$14,899	$132,537	$44,446

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts)

(1)   Description of Operations

        CIBER, Inc. and its subsidiaries provide information technology ("IT") system integration consulting and other IT services on an international basis. Our services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning ("ERP") package environments, and across all technology platforms, operating systems and infrastructures. We also resell certain third-party IT hardware and software products. Our clients consist primarily of governmental agencies, Fortune 500 and middle market companies, across most major industries. Founded in 1974, our consultants serve clients from over 60 U.S. offices and 22 European offices and three offices in Asia. Our foreign operations across 17 countries, accounted for 17% of our total revenue in 2004.

(2)   Summary of Significant Accounting Policies

        The following is a description of our more significant accounting policies.

(a) Principles of Consolidation

        The consolidated financial statements include the accounts of CIBER, Inc. and all of its majority-owned subsidiaries (together "CIBER," "the Company," "we," "our," or "us"). All material intercompany balances and transactions have been eliminated.

        At December 31, 2004, we owned approximately 94% of the net outstanding shares of Novasoft AG. In addition, we have three other international subsidiaries that have minority ownership interests. The minority shareholders' proportionate share of the equity of these subsidiaries is reflected as "minority interest" in the consolidated balance sheet. The minority shareholders' proportionate share of the net income or loss of these subsidiaries is included in "other income, net" in the consolidated statement of operations. In 2004, the minority share of the net loss of these subsidiaries resulted in a net gain of $70.

(b) Estimates

        The preparation of these financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenue and expense. These estimates and assumptions include, but are not limited to, estimates of revenue earned but not yet billed, costs to complete fixed-price projects, the collectibility of accounts receivable, the valuation of goodwill and other intangible assets, certain accrued liabilities and other reserves, income taxes, and others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

(c) Cash and Cash Equivalents

        Cash and cash equivalents includes bank demand and time deposits, money market funds, and all other highly liquid investments with maturities of three months or less when purchased.

(d) Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are recorded at their face amount less an allowance for doubtful accounts. On a regular basis we evaluate our client receivables, especially receivables that are past due, and we establish the allowance for doubtful accounts based on specific client collection issues.

(e) Property and Equipment

        Property and equipment, which consists of computer equipment and software, furniture and leasehold improvements, is stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives, ranging primarily from three to seven years. Direct costs of time and material incurred for the development of software for internal use are capitalized as property and equipment.

(f) Goodwill and Other Intangible Assets

        Goodwill represents the cost of acquired businesses in excess of the estimated fair value assigned to the net assets acquired. Goodwill is reviewed for impairment at the end of the second quarter of each year or more frequently if indicators of possible impairment arise. Goodwill is not amortized. The impairment review is performed at the business segment level. Potential impairment is indicated when the book value of a segment, including goodwill, exceeds its fair value. If potential impairment exists, the fair value of the segment is compared to the fair value of its assets and liabilities, excluding goodwill, to estimate the implied value of the segment's goodwill. Impairment loss is recognized for any excess of the book value of a segment's goodwill over the implied fair value.

        Other intangible assets arise from business combinations and consist of customer relationships and non-compete agreements that are amortized, on a straight-line basis, over periods of up to seven years.

(g) Long-Lived Assets (excluding Goodwill)

        We follow the provisions of SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets" which requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the long-term undiscounted cash flows is less than the carrying amount of the long-lived assets being evaluated.

(h) Revenue Recognition

        Services revenue is generally recognized as the services are performed and amounts are earned. We consider amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable (which generally occurs when amounts are billable to customers) and collectibility is reasonably assured. The majority of our service revenue is recognized under time-and-material contracts as hours and costs are incurred. Revenue includes reimbursable expenses separately billed to clients. Revenue on cost-plus contracts is recognized based on costs incurred plus the fee earned. Under certain national IT services contracts we are required by our client to act as a billing agent for other service providers to such client. We recognize the net fee under these arrangements as revenue.

        For fixed-price contracts for system design, development and implementation we recognize revenue based on the estimated percentage of completion based on costs incurred relative to total estimated costs. The cumulative impact of any revisions in estimated revenue and cost is recognized in the period in which the facts that give rise to the revision become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. For other fixed-price contracts, revenue is recognized as amounts become billable in accordance with contract terms, or in the case of outsourcing type contracts with advanced or irregular payments, revenue is recognized on a straight-line basis unless evidence suggests that revenue is earned or obligations are fulfilled in a different pattern.

        For contracts for software support, revenue is recognized ratably over the term of the related agreement. When a contract or sale involves multiple elements, such elements are generally divided into separate units of accounting based on the relative vendor-specific objective evidence of fair value of each element.

        Other revenue includes resale of third-party IT hardware and software products, sales of proprietary software, as well as commissions on sales of IT products. Revenue related to the sale of IT products is generally recognized when the products are shipped or, if applicable, when delivered or installed, in accordance with the terms of the sale. Where we are the re-marketer of certain computer products, commission revenue is recognized when the products are drop-shipped from the vendor to the customer. Our commission revenue represents the sales price to the customer less the cost paid to the vendor.

        Unbilled accounts receivable represent amounts recognized as revenue based on services performed in advance of billings in accordance with contract terms. Under our typical time-and-materials billing arrangement, we bill our customers on a regularly scheduled basis, such as biweekly or monthly. At the end of each accounting period, we accrue revenue for services performed since the last billing cycle. These unbilled amounts are actually billed the following month. Costs and estimated earnings in excess of billings arise when percentage of completion accounting is used. Such amounts are billed at specific dates or at contract completion. Billings in excess of revenue recognized are recorded as deferred revenue, and are primarily comprised of deferred software support revenue.

(i) Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and to operating loss carryforwards. Deferred tax amounts are based on enacted tax rates expected to be in effect during the year in which the differences reverse. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date. Deferred tax assets and liabilities are classified as current and non-current amounts based on the financial statement classification of the related asset and liability. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

        The provision for income taxes represents the estimated amounts for federal, state, and foreign taxes. The determination of the provision for income tax expense, deferred tax assets and liabilities and related valuation allowance involves judgment. As a global company, we are required to calculate and provide for income taxes in each of the tax jurisdictions where we operate. This involves making judgments regarding the recoverability of deferred tax assets, which can affect the overall effective tax rate. In addition, changes in the geographic mix or estimated level of pre-tax income can affect the overall effective tax rate. Interim-period tax expense is recorded based upon our best estimate of the effective tax rate expected to be applicable for the full fiscal year.

(j) Stock-based Compensation

        As permitted by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), we account for stock-based employee compensation in accordance with the provisions of Accounting Principles Board ("APB") Opinion 25, and related interpretations, including FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25)." We measure stock-based compensation cost as the excess, if any, of the quoted market price of CIBER common stock at the grant date over the amount the employee must pay for the stock. We recorded compensation expense of $146, $74 and $56 in 2002, 2003 and 2004, respectively, for grants of common stock. No compensation expense has been recorded for stock options as all options had an exercise price equal to the market value of our common stock on the date of issuance. The following table illustrates the effect on net income and earnings per share had we determined compensation cost for our stock-based compensation plans based on the fair value method of SFAS 123.

		Year Ended December 31,
		2002	2003	2004
Net income as reported		$14,178	$19,984	$29,701
Stock-based compensation expense determined under the fair value based method, net of related tax effects		(6,430)	(5,061)	(7,322)

Pro forma net income		$7,748	$14,923	$22,379

Earnings per share — basic:	As reported	$0.22	$0.31	$0.49
	Pro forma	$0.12	$0.23	$0.37
Earnings per share — diluted:	As reported	$0.22	$0.31	$0.45
	Pro forma	$0.12	$0.23	$0.35

        In November 2004, we accelerated the vesting on employee stock options for approximately 962,000 common shares, the exercise price for which was greater than the market price of our stock on that day. The impact of the acceleration is reflected in the 2004 stock-based compensation expense under the fair value method presented above. Similarly, in early 2005, we accelerated the vesting on approximately 843,000 additional employee options. We accelerated the vesting on these stock options to avoid future expense related to these options when we are required to adopt FASB Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment," in the third quarter of 2005 (see Note 2 (p) below). We have taken this action because as a result of the issuance of SFAS 123R, we have changed our practices surrounding the issuance of equity-based instruments to employees. Had the provisions of SFAS 123R been in effect previously, we believe our practices surrounding employee equity instruments would have been different.

        The weighted average fair values of CIBER, Inc. options granted in 2002, 2003 and 2004 were $4.20, $3.60 and $3.94, respectively.

        The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2002	2003	2004
Expected life	5 years	5 years	5 years
Risk free interest rate	3.75%	3.00%	3.40%
Expected volatility	80%	55%	47%
Dividend yield	0%	0%	0%

(k) Foreign Exchange Instruments

        From time to time, we enter into foreign exchange forward contracts for investment purposes. These derivative financial instruments generally have maturities of less than one year and are subject to fluctuations in foreign exchange rates as credit risk. We manage credit risk through careful selection of the financial institution utilized as the counterparty. We have not entered into any material derivatives designated as hedges as defined by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Gains and losses from settlement of such contracts, as well as changes in fair value of any open contracts are included in "other income, net" in the consolidated statement of operations. A net gain of $376 was recorded in 2004. On December 30, 2004, we entered into a foreign exchange forward contract to sell 11 million Euro, which settled in January 2005 at a gain of $624.

(l) Foreign Currency Translation

        The assets and liabilities of our foreign operations are translated into U.S. dollars at current exchange rates and revenue and expense are translated at average exchange rates for the period. The resulting translation adjustments are included in "accumulated other comprehensive income" on the balance sheet. Gains and losses arising from inter-company international transactions that are of a long-term investment nature are reported in the same manner as translation adjustments.

        Foreign currency transaction gains and losses are included in the results of operations as incurred. Foreign currency gains and losses on short-term inter-company loans and advances are also included in the results of operations as incurred. We recorded net foreign currency gains of $795, $151 and $1,191 in 2002, 2003 and 2004, respectively, which are included in "other income, net" in the consolidated statement of operations.

(m) Comprehensive Income

        Comprehensive income includes changes in the balances of items that are reported directly as separate components of shareholders' equity. Comprehensive income includes net income plus changes in cumulative foreign currency translation adjustment and changes in the net unrealized gain or loss on investments, net of taxes, if any. At December 31, 2002, we owned approximately 10% of ECsoft Group plc that we had acquired in the open market that was accounted for as a marketable security at market value. In January 2003, as a result of our acquisition of all of the remaining shares of ECsoft, the total ECsoft purchase price, including the shares held at December 31, 2002, have been accounted for based on actual cost. Accordingly, the unrealized gain on ECsoft shares of $2,192 that was recorded as part of accumulated other comprehensive income at December 31, 2002, was reversed in 2003.

        At December 31, 2003 and 2004, the entire balance of "accumulated other comprehensive income" reflected on the consolidated balance sheets relate to cumulative foreign currency translation adjustment.

(n) Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term nature. Borrowings under our bank line of credit and bank term loan approximate their fair value due to the variable interest rates on these borrowings.

        We estimate the fair value of our $175 million Convertible Senior Subordinated Debentures to be approximately $180.6 million based on the trading price for our debentures on December 31, 2004.

(o) Related Party Transaction

        In 2002, we loaned $1,493 to our President pursuant to an unsecured, non-interest bearing, Revolving Promissory Note. In December 2002, this note was repaid in full with cash of $243 and 200,000 shares of CIBER common stock valued at $1,250.

(p) Recently Issued Accounting Standard

        In December 2004, the FASB issued SFAS No. 123R "Share-Based Payment," which is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation." We must adopt SFAS 123R by July 1, 2005. SFAS No. 123R also supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance and amends Statement No. 95, "Statement of Cash Flows." SFAS No. 123R requires companies to recognize expense in the income statement for the grant-date fair value of all awards of equity instruments, including stock options, to employees. Expense is to be recognized over the period during which employees are required to provide service. Under the modified prospective transition method we expect to apply, compensation cost will be recognized after the date of adoption for: 1) the portion of outstanding awards granted prior to the adoption of SFAS 123R for which service has not yet been rendered, and 2) all subsequent share-based awards. The implementation of the provisions of SFAS No. 123R will reduce our reported net income and earnings per share. We estimate that the adoption of SFAS No. 123R will reduce our 2005 net income by approximately $1.5 million to $2.5 million.

(3)   Acquisitions

        We have acquired certain businesses, as set forth below, that we have accounted for using the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition.

Acquisitions—2004

        Novasoft AG ("Novasoft")—On September 10, 2004, we acquired approximately 67 percent of the net outstanding shares of Novasoft AG, an international SAP consultancy, headquartered in Heidelberg, Germany. We acquired the Novasoft shares owned by the two founding partners of Novasoft, in a private transaction, for total consideration of $53,746, consisting of $37,735 in cash and 2,338,023 shares of CIBER common stock valued at approximately $16,011. The value of the CIBER shares issued was based on the average closing price of CIBER stock for the ten trading days ended

August 25, 2004. In October 2004, CIBER filed with BaFin, the German securities authority, a compulsory cash offer to all of Novasoft's public shareholders to acquire the remaining Novasoft shares. Through this public offer, which concluded in November 2004, as well as other open market purchases made in November and December, we acquired an additional 27 percent of Novasoft's shares at a total cost of $23,253, bringing our total ownership percentage at December 31, 2004 to approximately 94 percent. Novasoft's shares trade on the Frankfurt Stock Exchange.

        Novasoft and its subsidiaries provide implementation and other consulting services related to SAP software products. Novasoft is an SAP Alliance Partner, and implements all of SAP's ERP products including mySAP.com products and industry specific applications. At the time of the acquisition, Novasoft had approximately 425 consultants, located mainly in Germany, the United Kingdom and Spain. We acquired Novasoft to expand our international presence as well as our capacity to deliver SAP related services.

        We recorded preliminary goodwill of $49,193 related to the acquisition of Novasoft. The Novasoft goodwill has been assigned to our European Operations segment. We expect that none of this goodwill will be deductible for income tax purposes. We have assigned $5,689 to other intangible assets for the estimated fair value of customer relationships, which is being amortized on a straight-line basis over 5 years. At the date of the acquisition, Novasoft had tax loss carryforwards in certain foreign jurisdictions for which a full valuation allowance has been recorded. Any subsequent tax benefits from these loss carryforwards will be recorded as a reduction of goodwill. We are in the process of completing the review and determination of the fair values of certain assets and liabilities, and therefore our preliminary estimates are subject to adjustment. Thus, the allocation of purchase price is subject to revision.

        Ascent Technology Group Limited ("Ascent")—On May 24, 2004 we acquired Ascent Technology Group Limited and Subsidiaries. Ascent, based in Leicestershire, U.K., provides IT services to medium-size enterprises, with a particular focus on software implementation and sales, including both SAP and Sage ERP solutions. Ascent also developed and sells their own proprietary customer relationship management software. At the time of the acquisition, Ascent had approximately 130 consultants. This acquisition expands our existing U.K. presence and allows us to achieve economies of scale resulting in reduced overhead costs as a percentage of revenue. The total consideration paid by CIBER for all of Ascent's outstanding shares was approximately $21,664 consisting of $20,191 in cash, and approximately 177,000 shares of CIBER common stock valued at $1,473. The value of the CIBER shares issued was based on the average closing price of CIBER stock for the ten trading days ended May 19, 2004.

        We have recorded goodwill of $36,948 related to the acquisition of Ascent. The Ascent goodwill has been assigned to our European Operations segment. We expect that approximately $500 of this goodwill will be deductible for income tax purposes. We have assigned $7,075 to other intangible assets for the estimated fair value of customer relationships, which is being amortized on a straight-line basis over 7 years. The accrued exit costs are accounted for as additional costs of the acquisition and reflect our best estimate; actual amounts may vary. Ascent's exit costs consisted of $537 for severance of Ascent personnel.

        SCB Computer Technology, Inc. ("SCB")—On March 1, 2004 we acquired SCB Computer Technology, Inc. and Subsidiaries. SCB, based in Memphis, Tennessee, provided IT services similar to CIBER, including consulting, outsourcing and professional staffing, with a particular focus on federal and state government clients, and has been combined with our existing operations. At the date of the acquisition, SCB had approximately 1,250 consultants. This acquisition primarily expanded our Federal Government and State & Local Government practices and to a lesser extent added beneficial customer relationships to our commercial sector business. We expect that a combined CIBER and SCB will be able to compete more effectively for larger public sector contracts. The acquisition provides an opportunity to realize operational efficiencies in the form of lower combined selling, general and administrative costs, primarily by reducing SCB's corporate administrative costs. The total consideration paid by CIBER for all of SCB's outstanding shares, options and warrants was approximately $57,299 consisting of $44,324 in cash, 1,353,000 shares of CIBER common stock valued at approximately $12,704 and replacement employee stock options valued at $271. The value of the CIBER shares issued was based on the average closing price of CIBER stock for the five trading days ended three days prior to the closing date. Prior to the acquisition by CIBER, SCB common stock was publicly traded in the over-the-counter market.

        We have recorded goodwill of $63,379 related to the acquisition of SCB, which has been allocated to our Commercial, Federal Government and State & Local Government Solutions segments (see Note 8). We expect that approximately $23.3 million of the total SCB goodwill will be deductible for income tax purposes. We have assigned $12,165 to other intangible assets for the estimated fair value of customer relationships, which is being amortized, on a straight-line basis over 7 years. SCB exit costs consisted of $2,140 paid to terminate an office lease and $327 paid for severance of certain SCB personnel.

        The components of the preliminary purchase price allocation for Novasoft, Ascent and SCB are as follows:

	Novasoft	Ascent	SCB
Cash paid	$60,988	$20,191	$44,324
CIBER shares issued	16,011	1,473	12,704
CIBER options issued	—	—	271
Transaction costs	1,827	1,020	1,342
Severance costs and other exit costs	—	537	2,467

Total	$78,826	$23,221	$61,108

Allocation of purchase price:
Net asset (liability) value acquired	$29,633	$(13,727)	$(2,271)
Goodwill	49,193	36,948	63,379

Total	$78,826	$23,221	$61,108

        The following table summarizes the estimated fair values of the acquired assets and assumed liabilities of Novasoft, Ascent and SCB at the date of acquisition:

	Novasoft	Ascent	SCB
Cash and cash equivalents	$16,486	$1,452	$1,683
Accounts receivable, net	17,207	5,483	21,863
Prepaid expenses and other current assets	4,831	3,633	881
Income taxes refundable	768	64	104
Deferred income taxes	1,820	169	5,315
Property and equipment	3,872	2,581	6,093
Other assets	374	—	229
Other intangible assets	5,689	7,075	12,165

Total assets acquired	51,047	20,457	48,333

Accounts payable	(1,950)	(2,220)	(1,198)
Accrued compensation and related liabilities	(7,849)	(1,445)	(7,808)
Deferred revenue	—	(7,870)	(632)
Income taxes payable	(1,467)	—	—
Other liabilities	(4,504)	(993)	(7,872)
Long-term debt	—	(19,534)	(33,094)
Deferred income taxes	(2,400)	(2,122)	—
Minority interest	(3,244)	—	—

Total liabilities assumed	(21,414)	(34,184)	(50,604)

Net assets (liabilities)	$29,633	$(13,727)	$(2,271)

        The following pro forma information presents the combined results of operations of CIBER, SCB, Ascent and Novasoft as if the acquisitions had occurred as of the beginning of each of the periods presented, after including the impact of certain adjustments such as the elimination of SCB's expenses related to their acquisition by CIBER, the elimination of historical intangible asset amortization and the addition of amortization of intangible assets resulting from CIBER's acquisition, as well as interest expense on the cash portion of the purchase price. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had CIBER, SCB, Ascent and Novasoft constituted a single entity during such periods, nor are they necessarily indicative of future operating results.

	Unaudited Pro Forma Combined Year Ended December 31,
	2003	2004
Total revenue	$911,968	$927,406
Net income	20,576	28,300
Income per share — basic	0.31	0.45
Income per share — diluted	0.30	0.42

        Services Division of FullTilt Solutions, Inc.—On January 23, 2004, we acquired certain assets and liabilities comprising the Services Division of FullTilt Solutions, Inc. (the "Services Division") for $9,777. The Services Division had operations similar to CIBER, located in Philadelphia and Pittsburgh and has been combined with CIBER's existing Commercial Solutions operations in those areas. The addition enhanced our business model, expanded our customer base and strengthened our project delivery capability. This acquisition added approximately 80 consultants. The purchase price was allocated as follows: $1,249 to net tangible assets acquired, $1,592 to customer relationships and $6,936 to goodwill.

Acquisitions—2003

        AlphaNet Solutions, Inc. ("AlphaNet")—On June 25, 2003, we completed our acquisition of AlphaNet. Prior to the acquisition, AlphaNet's shares were publicly traded on the NASDAQ. We acquired all of the approximately 6.3 million outstanding shares of AlphaNet for cash consideration of $4.05 per share. The aggregate purchase price for all of AlphaNet's shares, including stock options, totaled approximately $28,511, excluding transaction-related costs. CIBER paid to the holders of vested AlphaNet stock options having an exercise price of less than $4.05 per share, the amount of $4.05 minus the exercise price of each vested stock option. A significant consideration in arriving at the purchase price was AlphaNet's cash balance of $19,007 at closing. AlphaNet, located in Cedar Knolls, New Jersey, provided IT consulting services similar to CIBER and had 120 consultants at the time of the acquisition. We acquired AlphaNet to increase our capabilities and service offerings and our client base in the New York/New Jersey metro area. AlphaNet has been combined with our existing Edison, New Jersey operations.

        ECsoft Group plc ("ECsoft")—Effective January 23, 2003, we completed our acquisition of ECsoft. Prior to the acquisition, ECsoft's shares were publicly traded on the London Stock Exchange. We acquired all of the approximately 10.0 million outstanding shares of ECsoft, not already owned by CIBER, for cash consideration of 305 pence (approximately $4.94) per share, or approximately $50,204 in the aggregate. In addition, we had previously acquired approximately 1.1 million ECsoft shares in the open market at a cost of approximately $3,231, bringing our total cost for all of ECsoft's shares to approximately $53,435, excluding transaction-related costs. At the time of the acquisition, ECsoft, (now named CIBER Europe Limited) which is incorporated under the laws of England and Wales had approximately 440 consultants and operations in Denmark, the Netherlands, Norway, Sweden and the United Kingdom that provided IT consulting services similar to CIBER. We acquired ECsoft to expand our European presence.

        The following table summarizes the estimated fair values of the acquired tangible assets and assumed liabilities of AlphaNet and ECsoft at the date of acquisition:

	AlphaNet	ECsoft
Cash and cash equivalents	$19,007	$45,411
Accounts receivable, net	4,442	9,851
Property and equipment	151	2,193
Prepaid expenses and other current assets	485	2,102
Deferred income taxes	3,175	—
Income taxes refundable	2,642	679
Other assets	—	329

Total assets acquired	29,902	60,565

Accounts payable	(305)	(2,023)
Accrued compensation and related liabilities	(308)	(6,208)
Accrued lease costs	—	(4,689)
Deferred income taxes	—	(1,856)
Other liabilities	(1,670)	(9,915)

Total liabilities assumed	(2,283)	(24,691)

Net tangible assets	$27,619	$35,874

        The components of the purchase price allocation for AlphaNet and ECsoft are as follows:

	AlphaNet	ECsoft
Cash paid for shares	$25,617	$53,435
Cash paid for AlphaNet stock options	2,894	—
Transaction costs	656	2,182
Severance costs	574	2,535

Total	$29,741	$58,152

Allocation of purchase price:
Net tangible asset value acquired	$27,619	$35,874
Other intangible assets	1,628	5,623
Goodwill	494	16,655

Total	$29,741	$58,152

        The AlphaNet goodwill has been assigned to our Commercial Solutions Segment and the ECsoft goodwill has been assigned to our European Operations Segment. We expect that all of the AlphaNet goodwill and $2,535 of the ECsoft goodwill will be deductible for income tax purposes. At the date of the acquisition, ECsoft had tax loss carryforwards in certain foreign jurisdictions for which a full valuation allowance has been recorded. Any subsequent tax benefits from these loss carryforwards will be recorded as a reduction of goodwill. We recorded an accrued liability of $574 and $2,535 for payments of severance for certain AlphaNet and ECsoft personnel, respectively.

Acquisition—2002

        Decision Consultants, Inc. ("DCI")—On April 30, 2002, we acquired substantially all of the assets and certain liabilities of DCI. DCI, headquartered in Southfield, Michigan, provided information technology consulting services similar to our Custom Solutions division. The majority of DCI's revenue was from clients that were already CIBER clients and most of DCI's operations were in locations already served by CIBER. As a result, the primary asset acquired was the workforce that was in place, which is accounted for as part of goodwill. Like CIBER, DCI's consultants comprised an experienced technical workforce that we believe will help maintain and obtain business at both current and new clients. DCI added depth to our executive and operations management team and allowed us to combine many of the DCI offices with existing CIBER offices to obtain economies of scale resulting in reduced overhead costs as a percentage of revenue. Also significant were the cost savings to be realized by combining redundant corporate back-office functions. DCI added significantly to CIBER's existing consultant base at IBM, Ford and Verizon, among others. In addition, the acquisition gave us opportunities within new strategic clients; however, such clients did not constitute a significant percentage of DCI's revenue.

        The purchase consideration consisted of $40.4 million in cash (including transaction costs), 1,104,973 shares of CIBER common stock valued at $8.7 million and a $1.5 million unsecured promissory note. The value of the CIBER shares issued was based on the average closing price of the CIBER stock over the two-day period before and after, April 8, 2002, the date the acquisition was announced. The $1.5 million promissory note payable to DCI was paid in full in July 2002.

        The following table summarizes the estimated fair values of the acquired assets and assumed liabilities of DCI at the date of acquisition:

Cash	$179
Accounts receivable	16,396
Prepaids and other current assets	162
Property and equipment	524
Other assets	29

Total assets acquired	17,290

Notes payable	(11,739)
Accounts payable	(2,860)
Accrued compensation	(3,786)
Other liabilities	(770)

Total liabilities assumed	(19,155)

Net liabilities	$(1,865)

        The components of the DCI purchase price allocation are as follows:

Cash consideration	$39,880
Note payable	1,500
Stock consideration	8,696
Transaction costs	472
Severance and other exit costs	6,452

Total	$57,000

Allocation of purchase price:
Net liability value acquired	$(1,865)
Other intangible assets	1,298
Goodwill	57,567

Total	$57,000

        All DCI goodwill has been assigned to our Commercial Solutions segment. Substantially all of the DCI goodwill is expected to be deductible for income tax purposes. We recorded an accrued liability of $1,771 for severance of DCI personnel, all of which was paid in 2002. We recorded an accrued lease liability for DCI office lease exit costs of $4,038 for office locations that we will not use. We also recorded $643 for other exit costs, primarily office closure costs. As part of the DCI purchase allocation, we assigned $1,298 to other intangible assets for the estimated fair value of customer relationships. Such amount was determined based on a cost-savings approach projected over estimated customer commitments at the time of the acquisition. The Financial Accounting Standards Board issued additional guidance with respect to the recognition of customer relationship intangible assets acquired in business combinations occurring after October 25, 2002. We have applied this guidance to all acquisitions after that date.

(4)   Sale of DigiTerra Broadband

        On May 31, 2003, we sold our DigiTerra Broadband subsidiary for $2,286, net of expenses, resulting in a pre-tax gain of $643, which has been included in other income for the year ended December 31, 2003. As consideration, we initially received $1,986 in net cash proceeds and the remaining $300 was received in 2004. DigiTerra Broadband was a wholly owned subsidiary of CIBER, Inc., that provided technology to automate the sale and management of broadband, wireless and digital video services. Prior to its sale, DigiTerra Broadband generated revenue of $795 and a net operating loss of $156 for the five months ended May 31, 2003.

(5)   Earnings per Share

        Pursuant to the terms of our Convertible Senior Subordinated Debentures ("Debentures"), the Debentures may be converted to shares of CIBER common stock under certain conditions. If all Debentures were converted, we would need to issue approximately 12,830,000 shares of our common stock. Prior to December 31, 2004, we did not include shares related to the Debentures in the calculation of diluted weighted average shares outstanding, as the conversion triggers were substantive and had not been met. In accordance with Emerging Issues Task Force Issue 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share" ("EITF 04-8"), which is effective for periods ending after December 15, 2004, these shares are now included in our diluted earnings per share calculation as if the Debentures had been fully converted to shares. When assuming conversion of the Debentures for purposes of calculating diluted earnings per share, we also adjust net income to exclude the net of tax cost of interest expense on the Debentures. As required by EITF 04-8, we have retroactively restated our diluted earnings per share for all periods since the Debentures were issued, including the fourth quarter of 2003, the full year of 2003 and the first three quarters of 2004. This restatement changed the 2003 diluted weighted average shares, however; the reported diluted earnings per share amounts in 2003 did not change. Diluted weighted averages shares in 2003, prior to the restatement for the debentures, were 64,382,000. The impact of this restatement on our 2004 quarterly results through September 30, 2004 is shown in Note 20.

        On January 4, 2005, we made an irrevocable election to settle not less than 30% of the principal amount of the Debentures in cash and not in shares. As a result, our calculation of diluted earning per share after that date will assume conversion of only 70% of the Debentures.

        Our computation of earnings per share—basic and diluted is as follows (shares in thousands):

	Year Ended December 31,
	2002	2003	2004
Numerator:
Basic — net income as reported	$14,178	$19,984	$29,701
Interest expense related to the debentures, net of related tax effects	—	319	3,834

Diluted — net income assuming debenture conversion	$14,178	$20,303	$33,535

Denominator:
Basic weighted average shares outstanding	63,313	63,505	60,701
Dilutive effect of debentures	—	1,069	12,830
Dilutive effect of employee stock options	614	757	1,111
Dilutive effect of put option	62	120	—

Diluted weighted average shares	63,989	65,451	74,642

Earnings per share — basic	$0.22	$0.31	$0.49
Earnings per share — diluted	$0.22	$0.31	$0.45

CIBER, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts)

        Dilutive securities are excluded from the computation in periods in which they have an antidilutive effect. The approximate average number of antidilutive stock options (options whose exercise price is greater than the average CIBER stock price during the period) omitted from the computation of weighted average shares—diluted was 3,518,000, 3,331,000 and 2,371,000 for 2002, 2003 and 2004, respectively.

(6)   Accounts Receivable

        Accounts receivable consists of the following:

	December 31,
	2003	2004
Billed accounts receivable	$102,346	$161,063
Unbilled — scheduled billings	33,960	37,647
Costs and estimated earnings in excess of billings	5,387	9,468

	141,693	208,178
Less allowance for doubtful accounts	(1,656)	(2,070)

	$140,037	$206,108

        The activity in the allowance for doubtful accounts consists of the following:

		Additions
	Balance at beginning of period	Charge to Cost and Expense	Other (1)	Deductions (Write-offs)	Balance at end of period
Year ended December 31, 2002	$4,711	3,520	—	(7,315)	$916
Year ended December 31, 2003	$916	2,025	510	(1,795)	$1,656
Year ended December 31, 2004	$1,656	1,208	832	(1,626)	$2,070

(1)
Represents additions due to acquisitions

(7)   Property and Equipment

        Property and equipment consist of the following:

	December 31,
	2003	2004
Computer equipment and software	$32,102	$41,836
Furniture and fixtures	10,004	12,329
Leasehold improvements	3,917	7,143

	46,023	61,308
Less accumulated depreciation	(30,646)	(34,563)

Property and equipment, net	$15,377	$26,745

(8)   Goodwill and Other Intangible Assets

        In 2004, we reorganized our U.S. branch office structure. As a result, we have split what previously was known as our Custom Solutions segment into three separate segments: Commercial Solutions, Federal Solutions, and State & Local Government Solutions (see Note 18). Therefore, effective December 31, 2004, we have allocated all of the goodwill related to our Custom Solutions segment to these three new segments and have restated the prior year information on a consistent basis.

        The changes in the carrying amount of goodwill are as follows:

	Commercial Solutions	Federal Solutions	State & Local Gov't. Solutions	Package Solutions	European Operations	Total
Balance at January 1, 2003	$121,349	$30,250	$27,095	$39,812	$16,167	$234,673

Acquisition of ECsoft	—	—	—	—	16,655	16,655
Acquisition of AlphaNet	494	—	—	—	—	494
Sale of DigiTerra Broadband	(1,094)	—	—	—	—	(1,094)
Other	—	—	27	—	63	90
Adjustments on prior acquisitions:
Lease cost accrual adjustment	(946)	—	—	(322)	—	(1,268)
Acquired tax benefits realized	—	—	—	(1,319)	(2,286)	(3,605)
Effect of foreign exchange rate changes	—	—	—	—	4,047	4,047

Balance at December 31, 2003	119,803	30,250	27,122	38,171	34,646	249,992

Acquisition of SCB	3,853	44,366	15,160	—	—	63,379
Acquisition of Ascent	—	—	—	—	36,948	36,948
Acquisition of Novasoft	—	—	—	—	49,193	49,193
Acquisition of FullTilt	6,936	—	—	—	—	6,936
Other	1,230	—	—	—	—	1,230
Effect of foreign exchange rate changes	—	—	—	—	9,985	9,985

Balance at December 31, 2004	$131,822	$74,616	$42,282	$38,171	$130,772	$417,663

        Amortized other intangible assets are comprised of the following:

	Cost	Accumulated Amortization	Intangible Assets, net
December 31, 2003
Noncompete agreements	$100	$(50)	$50
Customer relationships	11,467	(3,286)	8,181

	$11,567	$(3,336)	$8,231

December 31, 2004
Customer relationships	$39,624	$(7,642)	$31,982

Aggregate amortization expense
Year ended December 31, 2004		$4,214
Estimated amortization expense
Year ended December 31, 2005		$5,598
Year ended December 31, 2006		$5,497
Year ended December 31, 2007		$5,103
Year ended December 31, 2008		$5,103
Year ended December 31, 2009		$5,103

(9)   Office Leases

        We have non-cancelable operating leases for our office space. We also have certain office locations that we have subleased to other parties. Net rent expense for operating leases totaled $14,300, $13,729 and $12,065 in 2002, 2003 and 2004, respectively. Net rent expense includes accrued lease losses of $1,306 and $1,267 in 2002 and 2003, respectively.

        Future minimum lease payments and sublease receipts as of December 31, 2004 are:

	Rental Payments	Sublease Receipts
2005	$15,716	$1,684
2006	11,872	1,128
2007	8,741	482
2008	6,380	150
2009	2,870	—
Thereafter	3,009	—

	$48,588	$3,444

        We have a lease costs reserve for certain office space that is vacant or has been subleased at a loss. The activity in this reserve consists of the following:

Lease Costs Reserve
Balance at January 1, 2003	$9,575

Charge to cost and expense	1,267
Additions due to acquisition	4,689
Adjustments to goodwill	(1,075)
Cash payments	(6,333)
Foreign currency translation	434

Balance at December 31, 2003	$8,557

Additions due to acquisitions	2,769
Cash payments	(5,568)
Foreign currency translation	214

Balance at December 31, 2004	$5,972

(10) Convertible Senior Subordinated Debentures

        On December 2, 2003, in a private placement we issued $175 million of 2.875% Convertible Senior Subordinated Debentures ("Debentures") due to mature in December 2023. The Debentures are general unsecured obligations and are subordinated in right of payment to all of our indebtedness and other liabilities. The Debentures accrue interest at a rate of 2.875% per year. Interest is payable semi-annually in arrears on June 15th and December 15th of each year, beginning June 15, 2004.

        The Debentures are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 73.3138 shares per thousand dollars principal amount of Debentures, which is equivalent to an initial conversion price of approximately $13.64 per share, subject to adjustments, prior to the close of business on the final maturity date only under the following circumstances: (1) during any fiscal quarter if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter; (2) during the five business days after any ten consecutive trading day period in which the trading price per one thousand dollars principal amount of Debentures for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of one thousand dollars principal amount of the Debentures; (3) if the Debentures have been called for redemption; or (4) upon the occurrence of certain specified corporate transactions. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock. The conversion price is subject to adjustment in certain circumstances. On January 4, 2005, we made an irrevocable election to settle not less than 30% of the principal amount of the Debentures in cash and not in shares.

        From December 20, 2008, to but not including December 15, 2010, we may redeem any of the Debentures if the closing price of our common stock exceeds 130% of the conversion price for at least 20 trading days in any 30 consecutive trading day period. Beginning December 15, 2010, we may, by providing at least 30-days notice to the holders, redeem any of the Debentures at a redemption price of 100% of their principal amount, plus accrued interest. Debenture holders may require us to repurchase their Debentures on December 15, 2008, 2010, 2013 and 2018 or at any time prior to their maturity in the case of certain events, at a repurchase price of 100% of their principal amount plus accrued interest.

        Debenture issuance costs were approximately $5,778 and are being amortized over five years to interest expense. The unamortized debt issuance costs were $4,530 as of December 31, 2004. Of this amount, $1,157 is included in prepaid and other current assets and $3,373 is included in other assets in the accompanying consolidated balance sheet.

(11) Bank Line of Credit, Bank Term Loan and Financing Agreement

        Bank Line of Credit -We have a revolving line of credit with Wells Fargo Bank, N.A that expires on September 30, 2007. On October 1, 2004, we amended the line of credit to increase the maximum allowable borrowings from $50 million to $75 million. The line of credit automatically reduces to $60 million on March 31, 2005 and then again to $50 million on September 30, 2005. The line of credit is unsecured, unless borrowings exceed $40 million for two consecutive fiscal quarters, or, if certain financial covenant thresholds are exceeded, in which case, substantially all of CIBER's assets would secure the line of credit. The interest rate charged on borrowings under the agreement ranges from the prime rate of interest ("prime") less 100 basis points to prime less 30 basis points depending on CIBER's Pricing Ratio and changes, as required, on the first day of each quarter. CIBER's Pricing Ratio is defined as the ratio of CIBER's Senior Funded Indebtedness at the end of each quarter, divided by CIBER's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the prior four fiscal quarters then ended. On January 1, 2005, the bank's prime rate was 5.25% and our rate for borrowing was 4.45%. We are also required to pay a fee per annum on the unused portion of the line of credit. This fee ranges from 0.25% to 0.50% depending on CIBER's Pricing Ratio and changes, as required, on the first day of each quarter. The line of credit agreement contains certain financial covenants including: a maximum senior leverage ratio, a minimum fixed charge coverage ratio, a maximum leverage ratio and a maximum asset coverage ratio. We were in compliance with these financial covenants as of December 31, 2004. The terms of the credit agreement also contain, among other provisions, specific limitations on additional indebtedness, liens and acquisitions, purchases of treasury stock, investment activity and prohibits the payment of any dividends. The line of credit provides for the issuance of up to $10 million in letters of credit. Any outstanding letters of credit reduce the maximum available borrowings under the line of credit. At December 31, 2004, we had $7.0 million of outstanding letters of credit securing certain financial performance obligations.

        Bank Term Loan—On April 9, 2004, we entered into a term loan with Wells Fargo in the amount of $6,000 that matures on September 30, 2006. The term loan bears interest at the same rate as our line of credit. This term loan is secured by certain computer hardware. The outstanding principal balance of the term loan is due in equal monthly installments of $200. At December 31, 2004, the term loan had an outstanding principal balance of $4,200.

        Wholesale Financing Agreement—In connection with our operation as an authorized remarketer of certain computer hardware and other products, we have an Agreement for Wholesale Financing with IBM Credit LLC. Outstanding amounts under this agreement, which totaled $6,280 and $7,920 at December 31, 2003 and 2004, respectively, are included in accounts payable. Our payment of individual amounts financed is due within normal trade credit payment terms, generally 45 days, and are without interest. Outstanding amounts under the Wholesale Financing Agreement are secured by substantially all of our assets.

(12) Income Taxes

        Income tax expense consists of the following:

	Year Ended December 31,
	2002	2003	2004
Current:
Federal	$1,042	$1,793	$2,945
State and local	250	1,515	1,203
Foreign	1,306	490	3,391

	2,598	3,798	7,539

Deferred:
Federal	5,652	6,172	8,503
State and local	1,357	1,481	2,041
Foreign	—	—	(389)

	7,009	7,653	10,155

Income tax expense	$9,607	$11,451	$17,694

        U.S. and foreign income before income taxes are as follows:

	Year Ended December 31,
	2002	2003	2004
United States	$20,475	$28,256	$40,393
Foreign	3,310	3,179	7,002

	$23,785	$31,435	$47,395

        Income tax expense differs from the amounts computed by applying the statutory U.S. federal income tax rate to income before income taxes as a result of the following:

	Year Ended December 31,
	2002	2003	2004
Income tax expense at the federal statutory rate of 35%	$8,325	$11,002	$16,588
Increase (decrease) resulting from:
State income taxes, net of federal income tax benefit	1,044	1,948	2,109
Nondeductible other costs	796	707	907
Federal research credit	—	—	(2,641)
Deductions from closure of subsidiaries	—	(2,213)	—
Adjustment to prior year's estimated tax liability	(395)	—	—
Other	(163)	7	731

Income tax expense	$9,607	$11,451	$17,694

        Our policy is to establish reserves for taxes that may become payable in future years as a result of an examination by tax authorities. In accordance with SFAS No. 5 ("SFAS 5"), "Accounting for Contingencies," we establish the reserves based upon our assessment of the exposure associated with certain tax positions. The tax reserves are analyzed periodically and adjusted, as events occur to warrant adjustment to the reserves, such as when the statutory period for assessing tax on a given tax return or period expires, the reserve associated with that period is reduced. In addition, the adjustment to the reserve may reflect additional exposure based on current calculations. Similarly, if tax authorities provide administrative guidance or a decision is rendered in the courts, appropriate adjustments will be made to the tax reserve. In 2004, we established a tax reserve of $3,285 that is included in "other accrued expenses and liabilities" on the consolidated balance sheet.

        The components of the net deferred tax asset or liability are as follows:

	December 31,
	2003	2004
Deferred tax assets:
Accrued expenses	$4,745	$5,901
Accounts receivable	526	391
Federal tax credit carryforwards	—	3,504
U.S. net operating loss carryforwards	2,731	6,653
Foreign net operating loss carryforwards	2,013	12,294

Total gross deferred tax assets	10,015	28,743
Less valuation allowance for Foreign NOL's	(2,013)	(8,899)

Net deferred tax assets	8,002	19,844

Deferred tax liabilities:
Property and equipment	(970)	(744)
Intangible assets	(10,411)	(25,047)
Other	(340)	(871)

Total gross deferred tax liabilities	(11,721)	(26,662)

Net deferred tax liability	$(3,719)	$(6,818)

Balance sheet classification of deferred taxes:
Deferred tax asset — current	$4,931	$5,421
Deferred tax asset — long-term	—	879
Deferred tax liability — long-term	(8,650)	(13,118)

Net deferred tax liability	$(3,719)	$(6,818)

        Based on our evaluation of current and anticipated future taxable income, we believe sufficient taxable income will be generated to realize the net deferred tax assets. In 2003, we recognized $3,605 of tax benefit from the closure of a subsidiary that was recorded as a reduction to goodwill.

        At December 31, 2004, we have approximately $18.5 million of net operating loss ("NOL") carryforwards for U.S. Federal tax purposes resulting from acquisitions. Annual usage of these U.S. NOL's are limited under U.S. tax rules, however they do not begin to expire until 2020. There is no valuation allowance for U.S. NOL's as we expect to fully utilize them. At December 31, 2004, we also have approximately $39.3 million of foreign NOL's of which approximately $31.6 million were pre-acquisition NOL's. We have recorded a valuation allowance for most of the foreign NOL's due to the uncertainty over our ability to utilize them. Most of the foreign NOL's do not expire. Any additional realized benefit from any pre-acquisition NOL's will be recorded as a reduction of goodwill.

        We do not provide for U.S. income taxes on the undistributed earnings of our foreign subsidiaries, as we consider these to be permanently reinvested in the operations of such subsidiaries. At December 31, 2004, these undistributed earnings totaled approximately $57 million. If some of these earnings were distributed, some countries may impose withholding taxes; in addition, as foreign taxes have previously been paid on these earnings, we would expect to be entitled to a U.S. foreign tax credit that would reduce the U.S. taxes owed on such distribution. As such, it is not practicable to determine the net amount of the related unrecognized U. S. deferred tax liability.

(13) Stock-Based Plans

        Our stock-based compensation plans are described below.

        CIBER, Inc. 2004 Incentive Plan (the "2004 Plan")—On April 27, 2004, our shareholders approved the adoption of the CIBER, Inc. 2004 Incentive Plan to replace the 1994 Employees' Stock Option Plan and the Directors' Stock Option Plan, both of which expired on January 31, 2004, and the Directors' Stock Compensation Plan, which had no expiration date. As part of this adoption, 5,000,000 shares of CIBER, Inc. common stock were authorized for issuance under the 2004 Plan. The plan administrators may grant restricted stock, stock options, performance bonuses or any combination thereof, to officers, employees and consultants. The Compensation Committee of the Board of Directors determines the number and nature of such awards. The 2004 Plan also implements a formula stock plan for non-employee directors. Under the formula plan, each non-employee director will receive a non-statutory option to purchase 20,000 shares of common stock upon election to the Board of Directors, and an option to purchase 5,000 shares of common stock on each anniversary of election to the Board of Directors. Anniversary options will be exercisable one year from grant, and initial option grants will vest in equal annual increments over a two-year period. All other options granted under the 2004 Plan become exercisable as determined at the date of grant by the Board of Directors and all 2004 Plan options expire within 10 years from the date of grant. The 2004 Plan further provides for a grant of shares to each non-employee director having a fair market value of approximately two thousand, five hundred dollars for attendance at each meeting of our Board of Directors. As of December 31, 2004, there are approximately 3,767,000 shares available for future grants under the 2004 Plan.

        SCB Employee Inducement Award Plan—Effective March 1, 2004, we established the SCB Employee Inducement Award Plan. This plan was established to provide new CIBER employees who joined the Company, as a result of the SCB acquisition, with CIBER stock options. This is a single-purpose plan approved by CIBER's Board of Directors under which options for approximately 275,000 shares were issued. No further options may be granted under this plan.

        1994 Employees' Stock Option Plan—Prior to this plan's expiration on January 31, 2004, the plan administrators could grant to officers, employees and consultants, restricted stock, stock options, performance bonuses or any combination thereof. The Compensation Committee of the Board of Directors determined the number and nature of such awards. Options issued under this plan are set to become exercisable as determined at the various dates of grant by the Board of Directors and will expire through 2014.

        1989 Stock Option Plan—We established a stock option plan in 1989 that was discontinued during 1994. The options expire twenty years after the date of grant through 2013. At December 31, 2004, options for 96,000 shares were outstanding and vested under this plan with an average exercise price of $0.42.

        Directors' Stock Option Plan—Prior to its expiration on January 31, 2004, this plan provided for the issuance of stock options to non-employee, non-affiliate directors. Such stock options were non-discretionary and granted annually at the fair market value of our common stock on the date of grant. The number of options granted annually was fixed by the plan. Options outstanding under this plan expire through 2014.

        At December 31, 2004, there were approximately 11,961,000 shares of CIBER common stock reserved for outstanding and available future grants under our stock option plans.

        A summary of the status of the CIBER, Inc. stock option plans as of December 31, 2002, 2003 and 2004, and changes during the periods ending on those dates is presented below (options in thousands):

	Year Ended December 31,
	2002		2003		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year	6,700	$9.74	7,295	$8.47	7,579	$8.08
Granted	2,218	6.63	1,641	6.19	1,865	8.75
Exercised	(289)	5.31	(669)	5.23	(626)	5.73
Canceled	(1,334)	12.55	(688)	10.63	(623)	10.36

Outstanding, end of year	7,295	8.47	7,579	8.08	8,195	8.25

Options exercisable at year end	3,921		4,276		5,975

        Summary information about CIBER, Inc. stock options outstanding and exercisable at December 31, 2004 is as follows (options in thousands):

			Options Outstanding
						Options Exercisable
					Weighted Average Remaining Life (Years)
Range of Exercise Prices			Number Outstanding	Weighted Average Exercise Price		Number Exercisable	Weighted Average Exercise Price
$0.38	—	$5.00	1,819	$4.49	6.7	1,423	$4.40
5.02	—	6.51	2,175	5.89	7.6	1,274	5.80
6.54	—	8.44	1,182	7.83	9.0	318	7.85
8.47	—	11.00	1,880	9.34	7.9	1,822	9.33
11.06	—	39.68	1,139	17.40	4.3	1,138	17.40

$0.38	—	$39.68	8,195	8.25	7.2	5,975	8.91

        Directors' Stock Compensation Plan—On April 27, 2004, this plan was replaced by the 2004 Plan. In 2002, 2003 and 2004, we issued 7,406, 8,220 and 1,542 shares, respectively, of common stock under this plan.

        Employee Stock Purchase Plan ("ESPP")—Under our ESPP, eligible employees are allowed to purchase shares of our common stock at a price equal to 85% of the lower of its fair market value on the first day or the last day of the quarter. A total of 8,750,000 shares of common stock have been reserved for under the ESPP, of which, approximately 2,448,000 shares are available at December 31,

2004 for future issuances. Employees purchased 719,039, 899,403 and 778,732 shares under the ESPP in 2002, 2003 and 2004, respectively.

(14) 401(k) Savings Plan

        Almost all of our U.S. employees are eligible to participate in our 401(k) savings plan. The Company matches a portion of the employee contribution. Vesting in the Company matching contribution occurs over six years. Forfeitures reduce the Company matching contributions. We record forfeitures when a participant's employment ends. We recorded expense of $4,527, $3,916 and $3,560 in 2002, 2003 and 2004, respectively, related to this plan.

(15) Shareholders' Equity

        Sale of Stock to Investors -On April 29, 2002, we sold 2,459,016 shares of our common stock to investors at $6.10 per share, in a private placement. Total proceeds, net of expenses were $14,095.

        Stock Repurchase ("Put") Option—In connection with our acquisition of DCI on April 30, 2002, DCI's majority shareholder ("the Shareholder") entered into an agreement to not sell a significant portion of the CIBER common stock received in the transaction for a period of up to 90 days (the "Lockup Agreement.")

        As an inducement for the Shareholder to enter into the Lockup Agreement, CIBER granted the Shareholder an option that under certain circumstances, the Shareholder could require CIBER to repurchase up to 805,000 shares of CIBER common stock at $7.25 per share. In May 2003, the Shareholder exercised this option. CIBER paid approximately $5,832 for the acquisition of these shares, which were accounted for as treasury stock.

        Share Repurchase Program—In 1999, we began a share repurchase program. The program has been amended from time to time by our Board of Directors to increase the authorized shares available for repurchase. In 2004, the Board of Directors increased the authorized shares by 2,500,000. In 2004, we repurchased 1,294,500 shares under this program at a cost of $11,183. At December 31, 2004, there were approximately 1,379,000 authorized shares remaining available for repurchase. In total, approximately 11.4 million shares have been authorized under this program since its inception.

        Shelf Registration Statement on Form S-4—At December 31, 2004, we have an effective registration statement on Form S-4, under which 4,393,769 shares of our common stock remain available and which may be used from time to time in connection with future business combinations.

        Shelf Registration Statement on Form S-3—At December 31, 2004, we have an effective registration statement on Form S-3, under which up to 10,000,000 shares of our common stock may be sold in the future. This registration statement enables us to raise funds from the offering of common stock from time to time, subject to market condition and our capital needs.

        Stock Purchase Rights—On September 21, 1998, CIBER, Inc. paid a dividend of one preferred stock purchase right (a "Right") for each outstanding share of CIBER, Inc. common stock ("Common Stock"). A Right is also attached to all shares of Common Stock issued after the dividend date. Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Preferred Stock, par value $0.01, at a purchase price of two hundred fifty dollars, subject to adjustment. The Rights become exercisable ten business days following a public announcement that a person or group has acquired, or has commenced or intends to commence a tender offer for 15% or more of our outstanding Common Stock. In the event the Rights become exercisable, each Right will entitle its holder, other than the Acquiring Person (as defined in the Rights Agreement), to that number of shares of our Common Stock having a market value of two times the exercise price of the Right. In the event the Rights become exercisable because of a merger or certain other business combination, each Right will entitle its holder to purchase common stock of the acquiring company having a market value of two times the exercise price of the Right. If the Rights were fully exercised, the shares issued would cause substantial dilution to the Acquiring Person or the Shareholders of the acquiring company. We can redeem the Rights in their entirety, prior to their becoming exercisable, at $0.001 per Right. The Rights expire on August 28, 2008, unless extended or earlier redeemed.

(16) Contingencies

        We are routinely involved in legal proceedings, audits, claims and litigation arising in the ordinary course of business. Although, the outcome of such matters is not predictable with assurance, we do not expect that the ultimate outcome of any of these matters, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows. However, depending on the amount and timing, an unfavorable outcome of any such matters could possibly materially affect our future results of operations or cash flow in any particular period.

(17) Business and Credit Concentrations

        Financial instruments that are potentially subject to concentrations of credit risk are cash and cash equivalents and accounts receivable. Our cash and cash equivalents are in high-credit quality short-term investments and held by high-credit qualified financial institutions. Accounts receivable are reviewed on a periodic basis and an allowance for bad debts is recorded where such amounts are determined to be uncollectible. Our revenue and accounts receivable are principally concentrated with large companies across several industries and governmental entities located throughout the United States and Europe. Our largest client is the various agencies of the U.S. federal government, which accounted for approximately 12%, 10% and 16% of our total revenue in 2002, 2003 and 2004, respectively.

(18) Segment Information

        Our operating segments are organized internally primarily by the nature of their services, client base and geography. Effective December 31, 2004, we have reorganized our domestic custom solution operations and have expanded our reportable segments to five: Commercial Solutions, Federal Government Solutions, State & Local Government Solutions, Package Solutions and European Operations. The Commercial Solutions, Federal Government Solutions, and State & Local Government Solutions, collectively, were formerly known as our Custom Solutions segment. These groups comprise our U.S. based CIBER branch offices that provide IT services and products in custom-developed software environments. These offices report to a segment based on their primary client focus category (Commercial, Federal or State & Local), however they also may have clients that fall into another category. For example, a Commercial office may also provide services to a government client. Our India operations are considered part of our Commercial Solutions segment. Our Package Solutions segment is comprised of our CIBER Enterprise Solutions division that primarily provides enterprise software implementation services, including ERP and supply chain management software from software vendors such as Oracle/PeopleSoft, Lawson and SAP. Our European Operations segment represents our offices in Europe and Eastern Asia that provide a broad range of IT consulting services that include package software implementation, application development, systems integration and support services.

        We evaluate our segments' results of operations based on operating income before amortization of intangible assets. We do not account for or report to our chief executive officer any information on assets or capital expenditures by segment as such information is only prepared on a consolidated basis. The accounting policies of our reportable segments are the same as those disclosed in the Summary of Significant Accounting Policies in Note 2.

        The following presents financial information about our reporting segments:

	Year Ended December 31,
	2002	2003	2004
Total revenue:
Commercial Solutions	$350,718	$363,508	$353,501
Federal Government Solutions	62,078	73,769	147,685
State & Local Government Solutions	87,545	86,694	115,493
Package Solutions	90,388	93,801	88,002
European Operations	20,916	76,509	140,790
Inter-segment	(3,327)	(2,294)	(2,450)

Total revenue	$608,318	$691,987	$843,021

Income from operations:
Commercial Solutions	$29,458	$29,520	$29,281
Federal Government Solutions	7,306	10,975	19,633
State & Local Government Solutions	6,600	5,915	8,788
Package Solutions	4,648	8,797	7,974
European Operations	2,644	2,373	9,067
Corporate expenses	(25,224)	(22,453)	(19,261)

Total	25,432	35,127	55,482
Amortization of intangibles	(910)	(2,664)	(4,214)

Operating income	$24,522	$32,463	$51,268

Other information:
Total foreign revenue	$22,071	$78,587	$144,783
Total foreign long-lived assets (1)	$17,827	$42,596	$158,462

(1)
This balance includes $13,838, $40,023 and $148,564 of goodwill and other intangible assets as of December 31, 2002, 2003 and 2004, respectively.

(19) Supplemental Statement of Cash Flow Information

        Supplemental statement of cash flow information is as follows:

	Year Ended December 31,
	2002	2003	2004
Acquisitions:
Fair value of assets recorded, excluding cash	$83,306	$50,611	$256,125
Liabilities recorded	(34,058)	(32,963)	(105,339)
Common stock and options issued	(8,696)	—	(30,458)
Payment of accrued acquisition liabilities	1,000	—	—

Cash paid for acquisitions, net of cash acquired	$41,552	$17,648	$120,328

Noncash investing and financing activities:
CIBER stock received as payment of officer loan	$1,250	$—	$—
Note forgiveness as acquisition consideration	—	—	1,174
Cash paid for interest	1,511	1,673	6,845
Cash paid (refunded) for income taxes, net	(1,985)	2,410	533

(20) Selected Quarterly Financial Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(In thousands, except per share amounts)
Year ended December 31, 2003
Revenue	$169,555	$177,143	$177,891	$167,398	$691,987
Operating income	7,839	11,391	7,545	5,688	32,463
Net income	4,568	6,846	4,392	4,178	19,984
Earnings per share — basic and diluted	$0.07	$0.11	$0.07	$0.07	$0.31
Year ended December 31, 2004
Revenue	$180,055	$208,278	$219,451	$235,237	$843,021
Operating income	9,715	13,931	14,318	13,304	51,268
Net income	5,965	7,930	8,355	7,451	29,701
Earnings per share — basic	$0.10	$0.13	$0.14	$0.12	$0.49
Earnings per share — diluted, as originally reported (1)	$0.10	$0.13	$0.14	$0.11	$0.45
Earnings per share — diluted, as restated (1)	$0.09	$0.12	$0.13
Weighted average shares — diluted, as originally reported (1)	60,621	61,467	61,415
Weighted average shares — diluted, as restated (1)	73,451	74,297	74,245

(1)
As discussed in Note 5, effective December 31, 2004, we were required to retroactively adopt EITF 04-8. That adoption changed our calculation of diluted earnings per share and resulted in a change in our previously reported diluted earnings per share for the first three quarters of 2004.

Item 9A. Controls and Procedures

        Evaluation of Disclosure Controls and Procedures—We have established disclosure controls and procedures to ensure that material information related to the Company, including its consolidated subsidiaries, is made known to the officers who certify the Company's financial reports and to other members of senior management and the Board of Directors. Based on their evaluation as of December 31, 2004, the principal executive officer and principal financial officer of the Company have concluded that the Company's disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934) are effective to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, summarized and reported within the time periods specified in SEC rules and forms.

        Management's Report on Internal Control Over Financial Reporting—Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f). CIBER's internal control systems were designed to provide reasonable assurance to the Company's management and board of directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

        Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2004 based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. We have excluded from the scope of our evaluation the operations of Novasoft AG and its subsidiaries ("Novasoft") since it was acquired in September 2004. Novasoft accounted for 3.3% and 4.9% of our 2004 total revenue and net income, respectively, and 15.4% of our total assets at December 31, 2004. Based on our evaluation under the framework in Internal Control—Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2004. Our management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is included elsewhere herein.

        Changes in Internal Controls—There were no changes in our internal control over financial reporting that occurred during our most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

[CIBER LOGO]

CIBER, INC.
5251 DTC PARKWAY
SUITE 1400
GREENWOOD VILLAGE, CO 80111

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        Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Mountain Daylight Time on May 2, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

        Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to CIBER, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

        Please note that all votes cast by Internet or telephone must be submitted prior to 11:59 P.M. Mountain Daylight Time on May 2, 2005. Your Internet or telephone vote authorizes the named proxies to vote the shares to the same extent as if you marked, signed, dated and returned the proxy card. If you vote by Internet or telephone, please do not return your proxy by mail.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CIBER1	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIBER, INC.

1.	The Board of Directors recommends a vote	For	Withhold	For All	To withhold authority to vote for an individual
	"FOR ALL" of the incumbent Directors listed	All	All	Except	nominee, mark FOR ALL EXCEPT and write the
	below:				nominee's number on the line below.
		☐	☐	☐
The election of the following nominees for Class II Directors:
01- Mac J. Slingerlend 02- James C. Wetherbe
		For	Against	Abstain
2.	The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young	☐	☐	☐
LLP as the Company's independent auditor for the fiscal year ending December 31, 2005.

This Proxy will be voted as directed, but if no instructions are specified and authority to vote for a director nominee is not marked WITHHOLD ALL or FOR ALL EXCEPT, or AGAINST approval or ABSTAIN with respect to the ratification of Ernst & Young LLP as the Company's independent auditor, then you are deemed to grant authority to vote for the election of such nominee(s) and for ratification of Ernst & Young LLP. If any other business is presented at such meeting, this Proxy will be voted by the Proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

        Please sign exactly as your name appears on the stock account. When signing as attorney, executor, administrator, agent, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If signing on behalf of a corporation, the corporate name should be indicated and a corporate officer should sign.

        ELECTRONIC ACCESS—Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.    Yes ☐    No ☐

        HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household.    Yes ☐    No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Thank you for your vote.

[CIBER LOGO]

CIBER, Inc.
5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111

        The undersigned hereby appoints Bobby G. Stevenson and Mac J. Slingerlend, or either of them, with full power of substitution, as attorneys in fact, agents and Proxies (the "Proxies") to vote on behalf of the undersigned all shares of common stock, $.01 par value, of CIBER, Inc. (the "Company"), that the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders (the "Meeting"), to be held on the Internet at www.ciber.com/cbr/annualmeeting, on Tuesday, May 3, 2005 at 9:30 a.m. Mountain Daylight Time, and at any and all adjournments or postponements thereof, as stated on the reverse side of this card.

        Should you have an account in the CIBER 401(k) Savings Plan, this proxy represents the number of CIBER shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plan for CIBER shares allocable to that plan account and shares for which no voting instructions are received, this proxy will serve as voting instructions for Principle Trust Company, trustee for the CIBER 401(k) Plan, or its designee. The plan provides that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for CIBER shares allocable to the plan account by Monday, April 25, 2005, those shares, and any other CIBER shares under those plans for which no voting instructions are received, will be voted, in accordance with the terms of the plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the trustee is authorized to vote upon such other matters as may properly come before the meeting.

        PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT RETURN YOUR PROXY BY MAIL.

QuickLinks

NOTICE OF THE 2005 ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING INFORMATION
AGENDA
VOTING RIGHTS AND SOLICITATION OF PROXIES
DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
PROPOSAL No. 1—ELECTION OF DIRECTORS
TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORPORATE GOVERNANCE PRACTICES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG CIBER, INC., THE S & P 500 INDEX, AN OLD PEER GROUP AND A NEW PEER GROUP
PROPOSAL No. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR
INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT TO STOCKHOLDERS, MANAGEMENT'S DISCUSSION AND ANALYSIS AND AUDITED FINANCIAL STATEMENTS
ELECTRONIC ACCESS TO SEC REPORTS ON THE COMPANY WEBSITE And ELECTRONIC DELIVERY OF 2006 PROXY STATEMENT
Selected Financial Data
  Item 6. Selected Financial Data
  Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
  Business and Industry Overview
  Business Combinations
  FACTORS THAT MAY AFFECT FUTURE RESULTS OR THE MARKET PRICE OF OUR STOCK
  Item 7A. Quantitative and Qualitative Disclosures about Market Risk
  Item 8. Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
CIBER, Inc. and Subsidiaries Consolidated Statements of Operations (In thousands, except per share data)
CIBER, Inc. and Subsidiaries Consolidated Balance Sheets (In thousands, except per share data)
CIBER, Inc. and Subsidiaries Consolidated Statements of Shareholders' Equity (In thousands)
CIBER, Inc. and Subsidiaries Consolidated Statements of Cash Flows (In thousands)
CIBER, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Dollar amounts in thousands, except per share amounts)
CIBER, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Dollar amounts in thousands, except per share amounts)